UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Quest Diagnostics Incorporated

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Quest Diagnostics™

Action from Insight

Notice of 2022 Annual Meeting of Stockholders

and

Proxy Statement

April [·], 2022

Action from Insight

1 VISION	Empowering better health with diagnostic insights
2 2-POINT STRATEGY

Accelerate growth

•     Delivering annual revenue growth of more than 2% through accretive, strategic acquisitions

•     Capitalizing on increased health plan access

•     Increasing share with health systems

•     Growing Advanced Diagnostics

•    Building consumer-initiated testing

Drive operational excellence • Enhance the Quest customer experience • Deliver Invigorate operational efficiencies
3 GOALS	Promote a healthier world Build value Create an inspiring workplace

HOW WE OPERATE

Our principles • Strengthen organizational capabilities • Remain focused on diagnostic information services • Deliver disciplined capital deployment	Our behaviors • Agile • Customer Focused • Transparent • United as One Team • Performance Oriented	Our values • Quality • Integrity • Innovation • Accountability • Collaboration • Leadership

Notice of 2022 Annual Meeting of Stockholders Live Webcast: www.cesonlineservices.com/dgx22_vm May 18, 2022, 10:30 a.m. Eastern Time

April [•], 2022

Dear Fellow Stockholder:

It is my pleasure to invite you to attend Quest Diagnostics’ 2022 Annual Meeting of Stockholders (the “Annual Meeting”). At the Annual Meeting, stockholders will vote on the following, in addition to any other business as may properly come before the Annual Meeting or any adjournment or postponement thereof:

•   to elect nine directors;

•    to approve, on an advisory basis, the executive compensation disclosed in the accompanying proxy statement;

•   to ratify the appointment of our independent registered public accounting firm for 2022;

•     to adopt amendments to our Restated Certificate of Incorporation to allow stockholders to act by non-unanimous written consent and to permit stockholders holding 15% or more of our outstanding common stock to request that the company call a special meeting of stockholders; and

•    a stockholder proposal, as described in the accompanying proxy statement, if properly presented.

Due to uncertainty regarding the COVID-19 pandemic, and to support the health and well-being of our employees and stockholders, the Annual Meeting will be virtual and will be held entirely online via live webcast at www.cesonlineservices.com/dgx22_vm. If you wish to attend the Annual Meeting, you must register to attend; please see the “Frequently Asked Questions” section of the proxy statement, beginning at page 64, for more information. We have designed the virtual Annual Meeting to provide our stockholders the opportunity to actively participate.

Attendance at the Annual Meeting is limited to stockholders at the close of business on March 21, 2022, or their duly appointed proxy holder.

We enclose our proxy statement, our Annual Report and a proxy card; distribution of these materials is scheduled to begin on April [•], 2022. Your vote is very important. We urge you to submit your proxy even if you plan to attend the Annual Meeting. Most stockholders may submit a proxy via mail, telephone or the Internet. Instructions on how to submit your proxy are included with your proxy card and these proxy materials. Please submit your proxy promptly.

Thank you for your continued support of Quest Diagnostics.

Sincerely,

Stephen H. Rusckowski Chairman of the Board, Chief Executive Officer and President

Proxy Summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

2022 Annual Meeting of Stockholders

Time and Date:	10:30 a.m. Eastern Time, May 18, 2022
Place:	Online via webcast at www.cesonlineservices.com/dgx22_vm
Record date:	March 21, 2022
Voting:	Record date stockholders only: One vote per share

Meeting Agenda	Board Recommendation
1. Elect nine directors	FOR EACH NOMINEE
2. To approve, on an advisory basis, the compensation of our named executive officers disclosed in our Proxy Statement.	FOR
3. To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2022.	FOR
4. To adopt an amendment to our Restated Certificate of Incorporation to allow stockholders to act by non-unanimous written consent.	FOR
5. To adopt an amendment to our Restated Certificate of Incorporation to permit stockholders holding 15% or more of our outstanding common stock to request that the Company call a special meeting of stockholders.	FOR
6. To consider a stockholder proposal, if properly presented at the Annual Meeting	AGAINST

2023 Annual Meeting of Stockholders

•	Stockholder proposals submitted pursuant to SEC Rule 14a-8 must be received by Quest Diagnostics Incorporated (“Quest Diagnostics,” the “Company,” “we” or “our”) by December 16, 2022.
•	Notice of stockholder proposals outside of SEC Rule 14a-8, including nominations (other than proxy access nominations) for the Board of Directors (the “Board”), must be received by the Company no earlier than January 18, 2023 and no later than February 17, 2023.
•	Notice of proxy access director nominations must be received by the Company no earlier than November 16, 2022 and no later than December 16, 2022.

i	2022 Proxy Statement

Board Nominees

The following table provides summary information about our director nominees.*

Name	Age	Director Since	Occupation	Current Committee Memberships	Other Public Company Boards

Tracey C. Doi	61	2021	Chief Financial Officer and Group Vice President of Toyota Motor North America, Inc.	AFC/FE CS	• N/A
Vicky B. Gregg	67	2014	Cofounder/Partner, Guidon Partners LLC and Retired CEO, Blue Cross and Blue Shield of Tennessee	CC (Chair) GC QC	• Acadia Healthcare Company
Wright L. Lassiter III	58	2020	President and CEO, Henry Ford Health System	AFC QC	• DT Midstream, Inc. • Fortive Corporation
Timothy L. Main	64	2014	Non-Executive Chairman of WNS (Holdings) Limited	AFC GC CS (Chair)	• SCP & Co Healthcare Acquisition Company • WNS (Holdings) Limited.
Denise M. Morrison	68	2019	Founder, Denise Morrison & Associates and Retired President and CEO, Campbell Soup Company	CC CS	• MetLife, Inc. • Visa, Inc.
Gary M. Pfeiffer	72	2004	Retired Senior Vice President and Chief Financial Officer, E.I. du Pont de Nemours and Company	AFC/FE (Chair) GC EX CS	• N/A
Timothy M. Ring	64	2011	Retired Chairman and CEO, C. R. Bard, Inc.	CC GC (Chair) EX (Chair)	• Becton, Dickinson and Company
Stephen H. Rusckowski	64	2012	Chairman, CEO and President, Quest Diagnostics Incorporated	EX	• N/A
Gail R. Wilensky, Ph.D.	78	1997	Senior Fellow, Project Hope	AFC GC QC (Chair)	• UnitedHealth Group • ViewRay, Inc.

* Dr. Helen I. Torley, one of our directors, decided to not stand for re-election.
AFC	Audit & Finance Committee	FE	Financial Expert
CC	Compensation Committee	GC	Governance Committee
EX	Executive Committee	QC	Quality and Compliance Committee
CS	Cybersecurity Committee

2022 Proxy Statement	ii

2021 Executive Compensation Highlights

Type	Form	Percentage of Equity Award For Named Executive Officers (%)	Terms
Equity	• Performance Shares	CEO/Others 50/40

• Performance metrics for 2021-2023 performance cycle: base business revenue growth, 35%; average return on invested capital, 30%; relative total stockholder return (relative to S&P 500 Healthcare Index companies), 20%; COVID-19 revenue, 15%

• Vest after 3-year performance period

	• Stock Options	CEO/Others 25/30	• 3-year ratable vesting
	• Restricted Share Units	CEO/Others 25/30	• 3-year ratable vesting
Cash	• Salary • Annual Incentive Compensation		• Reviewed and approved annually • Based on financial and non-financial goals
Retirement	• 401(k) Plan • Supplemental Deferred Compensation Plan		• Company matching contributions • Company matching contributions

Our Board is firmly committed to pay for performance. The table above outlines the main components of our compensation program for executive officers in 2021.The objectives of our program are to attract and retain talented executives who have the skills and experience required to help us achieve our strategic objectives, and to align the interests of our executives to those of our stockholders, in each case to advance the long-term interests of our stockholders. The compensation opportunity for our named executive officers is directly tied to corporate performance, including both financial and non-financial results, and individual performance. Due to anticipated volatility in the Company’s COVID-19 testing revenues in 2021, the Committee determined to measure base business revenues and COVID-19 testing revenues separately for purposes of annual incentive awards and designed the performance share awards granted in 2021 to include a performance measure focused on COVID-19 revenue. Due to the uncertain impact of the COVID-19 pandemic on the operating environment, including the Company’s base business, the Committee also split financial-based annual incentive targets into two half-years; performance goals for first half of 2021 were set in February 2021 and performance goals for the second half of 2021 were set in mid-2021. In addition, the Committee established target ranges for both financial goals for the first half of 2021 and a target range for the base business revenue goal for the second half of 2021. We are making changes in the program, highlighted in the Compensation Discussion and Analysis, for 2022.

The average 2021 annual incentive payout for our named executive officers on our annual cash incentives under the Senior Management Incentive Plan (“SMIP”) was 145% of target. Payout on performance share awards for the 3-year performance period ended December 31, 2021 was 200% of target. The following table summarizes annual incentive plan and performance share payouts for the two most recent performance periods for our named executive officers.

	Annual Incentive Payout (% of target)	Performance Share Payout for 3-year performance period (% of target)
Performance period ended December 31, 2021	145	200
Performance period ended December 31, 2020	171 (average)	195

iii	2022 Proxy Statement

Our Compensation Discussion and Analysis, which includes a discussion of our program’s “Best Practices,” begins on page 28. The 2021 compensation of our named executive officers is set forth in tables beginning at page 42.

2021 Business Performance Highlights

In a second consecutive year dominated by the COVID-19 pandemic, we continued to bring critical COVID-19 testing to our country and delivered record revenues, earnings and cash from operations. The Company’s business excluding its COVID-19 testing business (the “base business”) recovered throughout 2021 and by year-end returned to pre-pandemic levels. The recovery of our base business, combined with continued high demand for COVID-19 testing, drove our financial performance during 2021. Our approach to fighting the pandemic is rooted in our vision of empowering better health through diagnostic insights. We believe that the challenges we are facing from the COVID-19 pandemic have brought us together, made us a stronger Company and will help us capture the substantial opportunities in front of us. Our Compensation Discussion and Analysis, beginning on page 23, discusses our 2021 business performance. The following highlights additional 2021 progress on our two-point strategy.

Accelerate Growth

•	We increased revenues by 14% to $10.8 billion.
•	We increased adjusted diluted EPS by 27% to a record $14.24. (Adjusted EPS is a non-GAAP financial measure. See Annex A for a reconciliation to a financial measure reported under U.S. GAAP.)
•	We took advantage of our strong health plan access. We made progress with value-based programs with UnitedHealthcare and broadened redirection and network leakage efforts with Anthem. We also renewed our longstanding relationships with Aetna (remaining a preferred laboratory provider and partner in Aetna’s network) and EmblemHealth (one of the nation’s largest non-profit health insurers). In addition, we expanded access, including with Highmark Delaware and other plans.
•	We grew hospital health system revenues, excluding COVID-19 testing, by more than 20% compared to 2019 levels, driven largely by the strength of new Professional Laboratory Services (“PLS”) contracts. Our performance in 2021 benefitted from our PLS contracts with Hackensack Meridian Health and Memorial Hermann.
•	In Advanced Diagnostics, key growth drivers including consumer and hereditary genetics, oncology and pharma services grew more than 25% compared to 2020. We also continued to invest in areas with potential to further differentiate and grow our advanced diagnostics value proposition, including automated next gen sequencing, bioinformatics, the sales force and customer service.
•	Revenues for our QuestDirect® consumer-initiated testing offering nearly doubled to more than $70 million in 2021, driven by base business and COVID-19 testing; we ramped up investments in the business. We increased to more than 21.5 million registered users in our MyQuest® health portal.
•	We consummated important acquisitions during 2021, including the acquisition of the outreach testing business of Mercy Health.

Drive Operational Excellence

•	We completed the consolidation and integration of Northeast U.S. regional operations into our new 250,000 square foot, highly automated, flagship laboratory in Clifton, New Jersey.
•	We commenced consolidation of our urinalysis testing onto a new highly automated platform that we expect will generate substantial savings once implemented.
•	We are taking advantage of robotic process automation technologies, and are seeing increased patient and physician acceptance of the digitization of our service offerings, with more self-service options and a greater percentage of our volume moving to digital, paperless transactions.
•	In 2021, we achieved our Invigorate cost excellence program goal of annual savings and productivity improvements of 3% of our costs.

We also continued to deliver disciplined capital deployment:

•	In February 2022, we announced the eleventh increase in our quarterly common stock cash dividend since 2011, increasing the dividend by approximately 6.5%, from $0.62 per common share to $0.66 per common share.
•	We repurchased $2.2 billion of our common stock in 2021.
•	Through the end of 2021, since the beginning of 2013 we have returned approximately $7.9 billion to stockholders: $5.7 billion through common stock repurchases (including $1.8 billion associated with pre-tax proceeds from divestitures), and $2.2 billion through common stock dividends.

2022 Proxy Statement	iv

Management Transition

On February 3, 2022, we announced that the Board, as part of its ongoing leadership succession planning, has appointed James E. Davis, currently Executive Vice President, General Diagnostics, to be the next Chief Executive Officer and President of the Company, effective November 1, 2022. On November 1, 2022, Mr. Davis will succeed Stephen H. Rusckowski, who will have served as our Chief Executive Officer and President for more than a decade and also serves as the Chairman of our Board. Mr. Rusckowski will continue to serve as Executive Chairman through March 2023. In addition, Mr. Davis was appointed Chief Executive Officer - Elect, effective February 3, 2022.

On February 3, 2022, we also announced that Mark J. Guinan, our Executive Vice President and Chief Financial Officer, plans to retire in 2022. We have begun a search to identify Mr. Guinan’s successor. Mr. Guinan will participate in the selection process and is expected to remain in his role through the transition.

v	2022 Proxy Statement

PROXY STATEMENT        QUEST DIAGNOSTICS INCORPORATED

Contents

Proxy Summary	i
Information About Our Corporate Governance	1
Proposal No. 1—Election of Directors	1
Governance Practices	6
Corporate Responsibility	7
Director Independence	8
Stockholder Access and Outreach	9
Board Nomination Process	9
Board Committees	12
Board Leadership Structure	16
Board Oversight of Company Culture and Human Capital	17
Board, Committee and CEO Evaluation Process	17
Board Role in Risk Oversight	18
Related Person Transactions	19
Policies Regarding Hedging and Pledging our Common Stock; Window Periods	19
2021 Director Compensation Table	19
Stock Ownership Information	21
Information Regarding Executive Compensation	23
Proposal No. 2—Advisory Resolution to Approve Executive Officer Compensation	23
Compensation Discussion and Analysis	23
Executive Summary	23
Executive Compensation Philosophy	26
Independent Compensation Consultant	29
Say on Pay, Stockholder Outreach, and Feedback	29
Setting Executive Compensation	29
Pay Components	31
Annual Cash Incentive Compensation	31
Long-Term Incentive Awards	35
Other	40
Risk Assessment	41
Executive Share Ownership and Retention Guidelines	41
Policies Regarding Hedging or Pledging our Common Stock	41
Compensation Committee Report	41
2021 Summary Compensation Table	42
2021 Grants of Plan-Based Awards Table	44
Additional Information Regarding 2021 Summary Compensation and Grants of Plan-Based Awards Tables	44
Outstanding Equity Awards at 2021 Fiscal Year-End	46
2021 Option Exercises and Stock Vested Table	47
2021 Nonqualified Deferred Compensation Table	48
2021 Potential Payments Upon Termination or Change in Control	49
Pay Ratio	52
Equity Compensation Plan Information	52
Audit	54
Proposal No. 3—Ratification of Appointment of Independent Registered Public Accounting Firm	54
Pre-Approval of Audit and Permissible Non-Audit Services	55
Fees and Services of PwC	55
Audit and Finance Committee Report	57
Additional Action Items	58
Proposal No. 4—Amendment to our Restated Certificate of Incorporation to Allow Stockholders to Act by Non-Unanimous Consent	58
Proposal No. 5—Amending our Restated Certificate of Incorporation to Permit Stockholders Holding 15% or More of our Common Stock to Cause the Company to Call Special Meetings of Stockholders	60
Proposal No. 6—Stockholder Proposal Regarding the Right to Call Special Meetings of Stockholders	61
Frequently Asked Questions	64
Annex A Reconciliation of Non-GAAP and GAAP Information	A-1
Annex B Proposed Amendments to Paragraph 8 of Restated Certificate of Incorporation	B-1

2022 Proxy Statement

Annex C Proposed Amendments to Paragraph 7 of Restated Certificate of Incorporation	C-1
Annex D Performance Share Units and Annual Incentive Compensation Plan (SMIP) Payouts	D-1

2022 Proxy Statement

Information About Our Corporate Governance

Proposal No. 1—Election of Directors

The Board of Directors recommends that you vote FOR each of the nominees described below

Our Board currently has ten directors. Directors are elected annually for a one-year term concluding on the date of the next subsequent annual meeting of stockholders. Each director holds office until his or her successor has been elected and qualified or the director’s earlier resignation, death or removal. Dr. Helen I. Torley, one of our directors, decided to not stand for re-election at the Annual Meeting. Upon the conclusion of her term, the size of the Board will be reduced to nine directors. The Board is grateful to Dr. Torley for her contributions to Quest Diagnostics during her service on the Board.

Our Company has announced a management transition. On February 3, 2022, we announced that the Board, as part of its ongoing leadership succession planning, has appointed James E. Davis, currently Executive Vice President, General Diagnostics, to be the next Chief Executive Officer and President of the Company, effective November 1, 2022. On November 1, 2022, Mr. Davis will succeed Stephen H. Rusckowski, who will have served as our Chief Executive Officer and President for more than a decade and also serves as the Chairman of our Board. Mr. Rusckowski will continue to serve as Executive Chairman through March 2023. In addition, Mr. Davis was appointed Chief Executive Officer - Elect, effective February 3, 2022.

On February 3, 2022, we also announced that Mark J. Guinan, our Executive Vice President and Chief Financial Officer, plans to retire in 2022. We have begun a search to identify Mr. Guinan’s successor. Mr. Guinan will participate in the selection process and is expected to remain in his role through the transition.

After considering the recommendation of the Governance Committee, the Board nominated the nominees below to serve as directors of Quest Diagnostics. Each nominee currently is a director of the Company whose term expires at the Annual Meeting. The biography of each nominee contains information regarding the person’s service as a director of the Company, business experience, other public company director positions and the experience, qualifications, attributes and skills that led the Board to conclude that the person should serve as a director of the Company. The Board believes that each nominee possesses the qualities and experience that nominees should possess in accordance with the Company’s Corporate Governance Guidelines, which set forth the Company’s philosophy regarding Board composition and identify key qualifications and other considerations for the nomination of directors (the relevant portion of the Company’s Corporate Governance Guidelines is set forth below under the heading “Board Nomination Process” beginning on page 9). Each nominee has consented to serve if elected.

1	2022 Proxy Statement

Tracey C. Doi
CFO and Group Vice President Toyota Motor North America, Inc. Age: 61 Director since: 2021

Ms. Doi is Chief Financial Officer and Group Vice President of Toyota Motor North America, Inc. She has responsibility for accounting, finance, tax and enterprise strategy, and is a member of the North America Management Committee, which sets strategy and mid- and long-term business plans, and drives initiatives to increase competitiveness in manufacturing, sales, marketing, digital technology and supply chain. Prior to her current role, Ms. Doi held positions of increasing responsibility since joining Toyota in 2000 as Vice President, Corporate Controller. She serves as an independent trustee of SunAmerica Series Trust and Season Series Trust, and on the board of City National Bank, a Royal Bank of Canada Company. Ms. Doi served on the Federal Reserve Bank of San Francisco Economic Advisory Council from 2009 to 2016. She is an active board member of the National Asian American Pacific Islander Chamber of Commerce, 50/50 Women on Boards, and the Japanese American National Museum.

Qualifications, Skills and Expertise

Ms. Doi has extensive executive experience, including in corporate finance, general management, strategic planning, operations, risk, enterprise systems, consumer focus, business analytics and transformation, with a multinational corporation operating in a complex industry.

Vicky B. Gregg
Cofounder/Partner Guidon Partners LLC Retired CEO Blue Cross and Blue Shield of Tennessee Age: 67 Director since: 2014

Ms. Gregg is a cofounder/partner of Guidon Partners LLC. She retired as Chief Executive Officer of Blue Cross Blue Shield of Tennessee in 2012. Prior to becoming CEO in 2003, Ms. Gregg served in a number of other leadership roles, including President and Chief Operating Officer. Before that, she held a series of senior roles at Humana Health Plans. Ms. Gregg served as a member of the U.S. National Institutes of Health Commission on Systemic Interoperability. She currently serves on the boards of Acadia Healthcare Company, Inc., Erlanger Health System and the Electric Power Board of Chattanooga, as well as the boards of several private companies, including Elara Caring and MyEyeDr. Previously, Ms. Gregg served on several national boards, including TeamHealth Holdings, Inc. from 2013 to 2017 and First Horizon National Corporation from 2011 to 2015. She has also served as Chair of America’s Health Insurance Plans, as a member of the BlueCross BlueShield Association, as Chair of the Board of the National Institute for Healthcare Management, and as a member of the Healthcare Leadership Council.

Qualifications, Skills and Expertise

Ms. Gregg has extensive executive and advisory experience, including in general management and strategic planning, with a range of health care organizations, and extensive experience with healthcare issues and the operation of the U.S. healthcare system, including as a practicing nurse.

2022 Proxy Statement	2

Wright L. Lassiter III

President and CEO Henry Ford Health System Age: 58 Director since: 2020

Mr. Lassiter is President and CEO of Henry Ford Health System, a Michigan based health system comprised of six hospitals, a health plan and a wide range of ambulatory and retail and related health services. Mr. Lassiter joined Henry Ford Health System in December 2014 as President and assumed the additional role of CEO in 2016. Prior to joining Henry Ford Health System, he was CEO of Alameda Health System in Oakland, California from 2005 to 2014. Mr. Lassiter currently serves on the Boards of DT Midstream, Inc. and Fortive Corporation, and is the Chair of the American Hospital Association; previously he served as Vice Chair for the Federal Reserve Bank of Chicago. He also serves on the board of the Henry Ford Health System and several non-profit organizations, including Invest Detroit, Detroit Regional Partnership and Detroit Regional Chamber.

Qualifications, Skills and Expertise

Mr. Lassiter has extensive executive experience in the U.S. healthcare system, including in governance, strategic planning, market expansion, mergers and acquisitions, performance improvement and corporate turnaround.

Timothy L. Main

Non-Executive Chairman WNS (Holdings) Limited Age: 64 Director since: 2014

Mr. Main has been the Non-Executive Chairman of WNS (Holdings) Limited since September 2021. From 2000 until 2013 he was the Chief Executive Officer, and from 2013 until 2021 the non-executive Chairman of the Board of Directors, of Jabil, Inc., an electronic product solutions company providing comprehensive electronics design, manufacturing and management services to global electronics and technology companies. As CEO, Mr. Main led Jabil’s growth strategy, increasing annual revenues nearly five-fold to reach $17 billion in 2012, and expanding in Asia and other emerging markets. He also serves on the board of SCP & Co Healthcare Acquisition Company.

Qualifications, Skills and Expertise

Mr. Main has extensive executive experience, including in international, capital markets, technology, operations, corporate governance, strategic planning and general management in a complex industry.

3	2022 Proxy Statement

Denise M. Morrison

Founder, Denise Morrison & Associates, LLC Retired President and CEO Campbell Soup Company Age: 68 Director since: 2019

Ms. Morrison is the founder of Denise Morrison & Associates, LLC, a consulting firm. She retired in 2018 as the President and Chief Executive Officer of Campbell Soup Company. Ms. Morrison joined Campbell in 2003, where she held positions of increasing responsibility. Prior to joining Campbell, she held executive management positions at Kraft Foods, Inc. from 2001 to 2003. Ms. Morrison is a director of MetLife, Inc. and Visa, Inc. and served as a director of Campbell Soup Company from 2010 to 2018 and a director of The Goodyear Tire & Rubber Company from 2005 to 2010. She is a member of the Board of Trustees for Boston College, the Business Council and the Advisory Council for Just Capital. Ms. Morrison previously served on the Advisory Board for Tufts Friedman School of Nutrition Science and Policy; the New Jersey Restart and Recovery Commission; President Trump’s Manufacturing Jobs Initiative; and President Obama’s Export Council.

Qualifications, Skills and Expertise

Ms. Morrison has extensive executive experience, including in consumer focus, corporate governance, general management and strategic planning, operations and marketing, with multinational corporations operating in consumer-focused, regulated industries.

Gary M. Pfeiffer

Retired Senior Vice President and CFO E.I. du Pont de Nemours and Company Age: 72 Director since: 2004

Mr. Pfeiffer retired in 2006 as the Senior Vice President and Chief Financial Officer of E.I. du Pont de Nemours and Company. He joined DuPont in 1974, where he held positions of increasing responsibility in finance and international operations, as well as in various DuPont divisions. Mr. Pfeiffer served as Secretary of Finance for the state of Delaware from January through June 2009. Mr. Pfeiffer served as a director of Internap Corporation from 2007 to 2020, TerraVia Holdings, Inc. from 2014 to 2017 and Talbots, Inc. from 2005 to 2012. He served as the non-executive Chair of the Board of Directors of Christiana Care Health System, a regional hospital system located in Delaware, from 2012 to 2016.

Qualifications, Skills and Expertise

Mr. Pfeiffer has extensive executive experience, including in capital markets, corporate finance, accounting, international operations, general management, and strategic planning, with a multinational corporation operating in complex industries.

2022 Proxy Statement	4

Timothy M. Ring

Retired Chairman and CEO C. R. Bard, Inc. Age: 64 Director since: 2011

Mr. Ring retired in 2017 as Chairman and Chief Executive Officer of C. R. Bard, Inc., positions in which he had served since 2003. He is a director of Becton, Dickinson and Company, and was director of C. R. Bard, Inc. from 2003 to 2017 and of CIT Group Inc. from 2005 to 2009. Mr. Ring is a co-founder of TeamFund, Inc., an impact fund and non-profit focused on delivering medical technology to Sub-Saharan Africa and India. He is a Trustee of the New Jersey Health Foundation.

Qualifications, Skills and Expertise

Mr. Ring has extensive executive experience, including in corporate governance, strategic planning and international operations, with a multinational corporation operating in the healthcare industry.

Stephen H. Rusckowski

Chairman, CEO and President Quest Diagnostics Incorporated Age: 64 Director since: 2012

Mr. Rusckowski has been Chief Executive Officer and President of Quest Diagnostics since May 2012 and Chairman of the Board since January 2017. From November 2006 to May 2012, Mr. Rusckowski was the Chief Executive Officer of Philips Healthcare, the largest unit of Royal Philips Electronics, and a member of the Board of Management of Royal Philips Electronics and its Executive Committee. He joined Philips when it acquired Agilent’s Healthcare Solutions Group in 2001, and was the CEO of Philips Imaging Systems business group before assuming his role as CEO of Philips Healthcare. Mr. Rusckowski served as the Chairman of the American Clinical Laboratory Association from 2014 to 2017. He was a director of Xerox Corporation from 2015 to 2018 and was a director of Covidien plc from 2013 to 2015. Mr. Rusckowski is also an Emeritus Director of Project HOPE, a global health education and humanitarian assistance organization.

Qualifications, Skills and Expertise

Mr. Rusckowski has extensive executive experience, including in strategic planning and international operations, with multinational corporations operating in the healthcare industry.

5	2022 Proxy Statement

Gail R. Wilensky, Ph.D.

Senior Fellow Project HOPE Age: 78 Director since: 1997

Dr. Wilensky is a Senior Fellow at Project HOPE, an international non-profit health foundation, which she joined in 1993. From 2008 through 2009, Dr. Wilensky served as President of the Defense Health Board, an advisory board in the Department of Defense. From 1997 to 2001, she was the chair of the Medicare Payment Advisory Commission. From 1995 to 1997, she chaired the Physician Payment Review Commission. In 1992 and 1993, Dr. Wilensky served as a deputy assistant to the President of the United States for policy development relating to health and welfare issues. From 1990 to 1992, she was the administrator of the Health Care Financing Administration where she directed the Medicare and Medicaid programs. Dr. Wilensky is a director of UnitedHealth Group and ViewRay, Inc. She served as a director of Manor Care Inc. from 1998 until 2009, Gentiva Health Services, Inc. from 2000 until 2009, Cephalon Inc. from 2002 to 2011 and SRA International, Inc. from 2005 to 2011. Dr. Wilensky also served as a Commissioner of the World Health Organization’s Commission on the Social Determinants of Health and as the Non-Department Co-Chair of the Defense Department’s Task Force on the Future of Military Health Care.

Qualifications, Skills and Expertise

Dr. Wilensky has extensive experience, including in strategic planning, as a senior advisor to the U.S. government and private enterprises regarding healthcare issues and the operation of the U.S. healthcare system.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EACH NOMINEE. PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR EACH NOMINEE UNLESS OTHERWISE INSTRUCTED.

Governance Practices

The Board believes that good corporate governance, designed to protect and enhance stockholder value, is important. The Company has strong corporate governance structures, processes, policies and practices. We engage with our stockholders and listen to their concerns. Our Board benefits from knowledgeable independent directors.

The Board has adopted Corporate Governance Guidelines to enhance its own effectiveness and to demonstrate its commitment to strong corporate governance for the Company. The Board reviews these Guidelines no less frequently than annually, including in response to changing regulatory requirements, evolving practices and the concerns of our stockholders. The Company also has adopted a Code of Ethics applicable to all directors, officers and employees. The Corporate Governance Guidelines and Code of Ethics are published on our website at www.QuestDiagnostics.com. The information on or accessible through our website is not incorporated by reference in this Proxy Statement.

Corporate Governance Highlights
Board Practice

✔	Commitment to board refreshment – seven new directors since 2014, including with significant CEO experience
✔	Nine of ten directors are independent
✔	Six of ten directors are women or ethnically diverse
✔	Cybersecurity Committee of the Board since 2019
✔	Annual election of entire board
✔	Majority voting standard for director elections
✔	Annual assessment of Board and Committee structure and performance
✔	Lead Independent Director with clearly defined role and robust responsibilities
✔	Regular executive sessions for independent directors only, presided over by Lead Independent Director

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✔	Independent directors receive a majority of their annual compensation in equity to further align their interests with our stockholders’ interests
✔	Committee assignments are regularly reviewed and selected with a view to continuity and diversity
✔	Annual reviews of succession planning and development of management personnel
Stockholder Matters

✔	Proxy access right for stockholders
✔	Stockholder right to request that the Company call a special meeting of stockholders, with a proposal before stockholders to reduce the threshold required to exercise this right
✔	Proposal before stockholders to allow stockholders to act by non-unanimous written consent in certain circumstances
✔	No “poison pill” stockholders’ rights plan
✔	No supermajority voting requirements
✔	Annual say-on-pay vote
✔	Active stockholder engagement
Procedural Best Practices

✔	Committees report on their activities to the Board at each Board meeting
✔	Director education programs conducted by third parties provided for our directors
✔	Public disclosure of corporate political contributions policy and information regarding corporate political expenditures
✔	Board materials provided to directors in advance of meetings to allow preparation for discussion of items
✔	Board portal enhances the Board’s efficiency, access to information, security and communication
✔	Independent directors have unlimited access to officers and employees of the Company
✔	Board and committees have access to and the authority to retain independent legal, financial or other advisors

Corporate Responsibility

The Company and the Board take seriously the responsibility of corporate stewardship, which includes promoting a healthier world, building value for all stakeholders, and creating an inspiring and inclusive workplace. The Company has a deep commitment to its patients, employees, communities and the environment. The Company aims to do business in an environmentally sustainable, socially responsible manner and make a difference in the communities in which it operates. We maintain a Corporate Responsibility webpage, www.QuestDiagnostics.com/our-company/corporate-responsibility, that provides information about our corporate responsibility program, including our focus on environmental, social and governance (“ESG”) issues. The information on or accessible through our website is not incorporated by reference in this Proxy Statement.

Corporate Responsibility Highlights
Information Available on Our Corporate Responsibility Webpage www.QuestDiagnostics.com/our-company/corporate-responsibility
✔ Corporate Responsibility Reports ✔ Information about our corporate political contributions ✔ ESG resources ✔ Governance, ethics, and values	✔ Quest for Health Equity ✔ Quest Diagnostics Foundation ✔ Sustainability ✔ Community giving
Awards and Recognition

✔	Named as one of Fortune’s World’s Most Admired Companies in 2022 for the eighth consecutive year

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✔	Named a Best Place to Work for LGBTQ Equality, based on the Human Rights Campaign Foundation Corporate Equality Index 2022
✔	Ranked as one of Forbes World’s Best Employers
✔	Achieved Gold status in American Heart Association’s Workplace Health Achievement Index in 2022 for the fourth consecutive year
✔	Included in the 2021 Best Places to Work for Disability Inclusion
✔	Achieved Cancer Gold Standard accreditation from the CEO Roundtable on Cancer
✔	Sole 2020 winner of the prestigious C. Everett Koop National Health Award, which is given to health programs that deliver significant health improvements and business results
Promoting a Healthier World, Building Value, and Creating an Inspiring Workplace

✔	Approximately 71% of employees identify as women and approximately 51% of U.S. employees identify as people of color

✔ Ten Employee Business Networks (including African-American Business Leaders, DiverseAbilities, Hispanic/Latino, Pan Asian Leaders and Women in Leadership) that work closely with our talent acquisition team to bring in diverse talent and support them through targeted mentoring and training programs

✔	GreenQuest Sustainability Policy works to conserve resources and minimize the negative impact of our operations and facilities on the environment through pollution prevention, energy efficiency, fleet conservation, and strategic sourcing
✔	Environment, Health and Safety program reduces risk of employee injury
✔	Patient Assistance Program tailors solutions for uninsured or underinsured patients based on individual circumstances
✔	“Action with Integrity” Code of Ethics reflects the Company’s commitment to operate as a trustworthy, transparent and ethical organization
✔	Collaborations with nonprofit organizations improve access to care through donated services, charitable giving, and thought leadership
✔	Quest for Health Equity, a $100 million-plus initiative to help reduce health disparities in underserved American communities
✔	Employee volunteer program Quest Community Action Network, with chapters across the country, has raised millions of dollars for worthwhile causes
✔	Further support employee service with the Company’s “Dollars for Doers” and Matching Gifts program, which provide funds to hundreds of nonprofit organizations that share the Company’s commitment to empowering better health and fostering inclusion

Director Independence

The Board assesses the independence of each director annually, and of each director nominee, in accordance with the Company’s Corporate Governance Guidelines and New York Stock Exchange (“NYSE”) listing standards. The independence guidelines in the Corporate Governance Guidelines are consistent with the independence requirements in the NYSE listing standards and include guidelines as to categories of relationships that are considered not material for purposes of director independence.

All members of the Audit and Finance Committee, the Governance Committee, and the Compensation Committee must be independent under NYSE listing standards and the Company’s Corporate Governance Guidelines. Pursuant to the charters of the Audit and Finance Committee and the Compensation Committee, respectively, members of these committees also must satisfy separate independence standards based on requirements of the Securities and Exchange Commission (“SEC”) and NYSE, respectively.

The Board has determined that a substantial majority (nine of ten) of our directors are independent. Each member, including the chair, of each of the Audit and Finance Committee, the Compensation Committee, the Governance Committee, the Cybersecurity Committee and the Quality and Compliance Committee qualifies as independent, including under the committee-specific independence requirements discussed above. In making its determinations as to the independence of the directors, the Board reviewed relationships between the Company and each of them, including ordinary course commercial relationships in the last three years between the Company and the entities of which each of Mr. Lassiter and Dr. Torley is an executive officer; these relationships did not exceed a certain amount of that entity’s gross revenues in any year.

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The Board has determined the following directors to be independent:

✔ Tracey C. Doi	✔ Gary M. Pfeiffer
✔ Vicky B. Gregg	✔ Timothy M. Ring
✔ Wright L. Lassiter III	✔ Helen I. Torley, M.B. Ch.B, M.R.C.P.
✔ Timothy L. Main	✔ Gail R. Wilensky, Ph.D.
✔ Denise M. Morrison

Mr. Rusckowski, who is the Company’s Chief Executive Officer and President, is not independent. Dr. Torley is not standing for reelection at the Annual Meeting.

Stockholder Access and Outreach

Stockholders and any other person may communicate with the Board by sending comments to our Lead Independent Director through the web form available at www.questdiagnostics.com/home/contact/Lead-Independent-Director, or by writing to the full Board or any individual director or any group or committee of directors, c/o Corporate Secretary, 500 Plaza Drive, Secaucus, New Jersey 07094. Communications received are automatically routed to our Lead Independent Director with a copy to our General Counsel and Corporate Secretary. The Lead Independent Director determines whether any such communication should be distributed to other members of the Board. Communications received by the Corporate Secretary addressed as set forth above, other than communications unrelated to the duties and responsibilities of the Board, are forwarded to the intended directors.

We have a program of ongoing dialogue with our investors and regularly reach out to large stockholders to listen to their concerns and to inform them about the Company. Our Board receives reports regarding these discussions. During the past year, we reached out to stockholders holding nearly 78% of the Company’s outstanding common stock, and held discussions with those that accepted our invitation and others that reached out to us. These discussions addressed topics such as corporate governance, executive pay, company strategy and the Company’s approach to other ESG issues. During these discussions during the past year, investors generally shared positive feedback regarding the Company’s structuring of and overall approach to corporate governance and executive pay, as well as the other topics discussed. Further, our Corporate Governance Guidelines publicly affirm the Board’s long-standing approach of being available for discussions with stockholders in appropriate circumstances.

The Audit and Finance Committee maintains a procedure whereby complaints and concerns with respect to accounting, internal controls and audit matters may be submitted to the Audit and Finance Committee. All communications received by a director relating to the Company’s accounting, internal controls or audit matters are immediately forwarded to the Chair of the Audit and Finance Committee and are investigated and responded to in accordance with the procedures established by the Audit and Finance Committee. In addition, the Company has established a hotline (known as CHEQline) pursuant to which employees can anonymously report accounting, internal controls, and financial irregularities (as well as compliance concerns on other laws).

Our Corporate Governance Guidelines provide that directors are encouraged and expected to attend the Annual Meeting. All our directors then in office attended the 2021 annual stockholders meeting.

Board Nomination Process

The Governance Committee is responsible for reviewing with the Board, on an annual basis, the composition of the Board as a whole and whether the Company is being well served by the directors, taking into account each director’s independence, skills, experience, tenure, availability for service to the Company and other factors the Governance Committee deems appropriate. The Governance Committee is responsible for recommending director nominees to the Board, including re-nomination of persons who are already directors. The Governance Committee does not set specific, minimum qualifications that nominees must meet in order for the Governance Committee to recommend them to the Board, but rather believes that each nominee should be evaluated based on his or her own merits, taking into account the Company’s needs, Board succession planning considerations, and the overall composition of the Board, which includes an analysis of current directors’ skills and experience.

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Recommendations are made by the Governance Committee in accordance with the Company’s Corporate Governance Guidelines, which set forth the Company’s philosophy regarding Board composition and identify key qualifications and other considerations. The Governance Committee believes that the Board should be comprised of individuals whose backgrounds and experience complement those of other Board members, and considers whether a prospective nominee promotes a diversity of talent, skill, tenure, expertise, background, perspective and experience, as well as diversity with respect to age, gender identity, race, ethnicity, place of residence, sexual orientation and specialized experience. The Governance Committee does not assign specific weights to particular criteria and nominees are not required to possess any particular attribute.

The key qualifications and other considerations set forth in the Company’s Corporate Governance Guidelines are set forth below.

Key Qualifications and Other Considerations for Directors

•   Reputation for highest ethical standards and integrity consistent with Quest Diagnostics’ values of Quality, Integrity, Innovation, Accountability, Collaboration and Leadership

•   Independence

•   Prior experience as a director or executive officer of a public company

•   Number of current board positions and other time commitments

•   Overall range of skills, experience and seniority represented by the Board as a whole

• Relevant experience such as:

○  Chief Executive Officer or Chief Operating Officer (or similar responsibilities), current or past

○  Demonstrated expertise in business function(s) such as sales, operations, finance, strategy, legal or human resources

○  Medical practitioner and/or science and health thought leader

In recruiting and selecting a Board candidate, as a supplement to the key qualifications and other considerations for director candidates outlined in the Corporate Governance Guidelines, the Governance Committee considers other important skills and professional experiences to determine whether a candidate has skills and experience well-suited for the expected needs of the Board, including whether the skills and experience complement those of the other Board members or nominees. The table below includes, for each director nominee, an illustrative, non-exhaustive listing of supplemental skills and experiences that the Board considered most relevant when nominating that nominee. Although a check mark indicates that the Board relied upon the specific skill or experience in making its decision, the absence of a check mark does not mean the nominee does not possess the specific skill or experience. The biographies beginning on page 1 provide more information on each nominee’s skills and experience. The table also provides self-identified demographic and tenure information regarding each nominee.

	Doi	Gregg	Lassiter	Main	Morrison	Pfeiffer	Ring	Rusckowski	Wilensky
Skills and Experience
Accounting	✓					✓
Advisory		✓
Capital Markets				✓		✓
Consumer Focus	✓				✓
Corporate Governance			✓	✓	✓		✓
Executive	✓	✓	✓	✓	✓	✓	✓	✓
Finance	✓					✓
General Management	✓	✓	✓	✓	✓	✓	✓	✓
Government									✓
Healthcare		✓	✓				✓	✓	✓
International	✓			✓	✓	✓	✓	✓
Operations	✓		✓	✓	✓		✓	✓
Strategic Planning	✓	✓	✓	✓	✓	✓	✓	✓	✓
Demographics

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Race/Ethnicity
African American			✓
Asian/Pacific Islander	✓
White/Caucasian		✓		✓	✓	✓	✓	✓	✓
Gender
Male			✓	✓		✓	✓	✓
Female	✓	✓			✓				✓
Board Tenure
Years	<1	8	2	8	3	18	11	10	25

The Governance Committee regularly reviews the Board’s composition to ensure that we continue to have the right mix of skills, diversity, background and tenure reflected on the Board. Our Board’s membership represents a balanced approach to director tenure, allowing the Board to benefit from the experience of longer-serving directors as well as the fresh perspectives of newer directors. The composition of the director nominee group with respect to tenure and ethnic and gender diversity are shown below:

The Board is committed to fostering diversity of the Board. In addition to valuing diversity of talent, skill, tenure, expertise and experience, the Board seeks to include directors with diverse backgrounds, including with respect to race, ethnicity, age, gender identity and sexual orientation, in order to ensure that diverse perspectives are included on the Board. When conducting searches for new directors, it is the Board’s policy to actively and routinely seek a diverse candidate pool, including women and ethnically diverse candidates. The Board assesses the effectiveness of this process each time a new director is nominated to join the Board.

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Process for Nominating New Candidates for Director
Board identifies the need to add a new Board member

Governance Committee identifies, assesses, and ranks candidates

• Seeks input from Board members

• Considers recommendations submitted by other sources, including stockholders

• Considers retaining third-party search firms to assist in identifying and evaluating candidates for nomination

Interview of candidates by
• Chief Executive Officer and Chairman • Lead Independent Director	• Other Board members • Members of senior management may also interview candidates

Governance Committee reassesses the candidates and makes recommendation to the Board

Board determines whether candidate is elected to the Board or is nominated for election by stockholders

The Governance Committee considers suggestions from many sources, including stockholders, regarding possible candidates for director. Stockholders may recommend candidates for consideration as director by sending comments to our Lead Independent Director through the web form available at www.questdiagnostics.com/home/contact/Lead-Independent-Director or writing to the full Board or any independent Board member, c/o Corporate Secretary, 500 Plaza Drive, Secaucus, New Jersey 07094. The recommendation should contain the proposed nominee’s name, biographical information and relationship to the stockholder. The Governance Committee evaluates stockholder recommendations for director candidates in the same manner as other director candidate recommendations. Stockholders may also nominate director candidates. See “Frequently Asked Questions” beginning on page 64 for information regarding the process and deadline for stockholders to submit director nominations for the 2022 annual meeting of stockholders.

Board Committees

During 2021, the Board held 11 meetings. In order to fulfil its responsibilities, the Board has delegated certain authority and responsibilities to its standing committees. There are six standing committees. As discussed under the heading “Board, CEO and Committee Evaluation Process” beginning on page 17, each committee reviews its own performance.

During 2021, the Board undertook a review of its structure and operations to ensure that it has appropriate focus on ESG issues. As a result of the review, the Board re-aligned responsibilities of the Board and several of its committees, amending the Corporate Governance Guidelines and relevant committee charters to reflect the re-alignment. In addition, annual activity calendars for the Board and its committees were revised for 2022 to reflect the revisions. As a result of the review, the Board retained primary responsibility for oversight of human capital management issues, as reflected in the Corporate Governance Guidelines.

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The re-aligned responsibilities of the committees are reflected in the committee descriptions below. The Board expects to continue to monitor developments related to ESG issues and whether its allocation of responsibilities remains appropriate.

In 2021, each nominee attended at least 75% of the meetings of the Board and the Board committees on which he or she served held during the period such director was in office. Any director may attend meetings of any committee of which the director is not a member.

For each year, a schedule of Board meetings is established before the year begins. Committee meetings are generally scheduled for the day before, or the day of, meetings of the full Board, except that meetings of the Executive Committee are scheduled only when needed. The Board and each committee also hold such additional meetings as the Board or committee, respectively, determines necessary or appropriate. Set forth below is a brief description of each standing committee and its function, its membership and the number of meetings it held during 2021. Additional information about the committees can be found in their charters, which are available on our website at www.QuestDiagnostics.com.

Audit and Finance Committee
Number of 2021 Meetings: 11 Gary M. Pfeiffer (Chair) Tracey C. Doi Wright L. Lassiter, III Timothy L. Main Gail R. Wilensky

This committee:

•  Monitors the quality and integrity of the financial statements and financial reporting procedures of the Company.

•  Oversees management’s accounting for the Company’s financial results and reviews the timeliness and adequacy of the reporting of those results and related judgments.

•  Oversees the internal audit function and makes inquiry into the audits of the Company’s books performed internally and by the outside independent registered public accounting firm.

•  Has primary oversight responsibility for the Company’s enterprise risk management program.

•  Appoints the independent registered public accounting firm, monitors its qualifications, independence and performance, approves its compensation and pre-approves the services it performs.

•  Reviews with the Company’s independent registered public accounting firm, and informs the Board of, any significant accounting and audit matters, including critical accounting policies and judgments.

•  Advises and makes recommendations with regard to certain financing transactions and other significant financial policies and actions.

•  Reviews the Company’s insurance programs, including regarding cybersecurity.

•  Establishes procedures for the receipt, retention and treatment of complaints relating to accounting and internal accounting controls, and for the confidential, anonymous submission by employees of concerns regarding accounting or audit matters.

•  Reviews and reports to the Board on the Company’s management of its financial resources.

The Board has determined that each of Ms. Doi and Mr. Pfeiffer qualifies as an “audit committee financial expert” as defined by the SEC. For a description of the experience of Ms. Doi and Mr. Pfeiffer, see “Proposal No. 1—Election of Directors” beginning on page 1.

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Compensation Committee
Number of 2021 Meetings: 4 Vicky B. Gregg (Chair) Denise M. Morrison Timothy M. Ring Helen I. Torley* *Dr. Torley is not standing for re-election.

This committee:

•  In consultation with senior management of the Company, establishes the Company’s executive compensation philosophy.

•  Reports to the Board with respect to the performance of the Chief Executive Officer and reviews and approves the compensation of the Chief Executive Officer based on the directors’ evaluation of the Chief Executive Officer and the Company’s financial performance, competitive compensation data and other factors.

•  Oversees the performance of the Company’s other senior management team members and annually reviews and approves their annual base salary, annual incentive compensation and long-term incentive compensation.

•  Annually reviews the compensation arrangements for the Company’s senior management team members to assess whether they encourage risk taking that is reasonably likely to have a material adverse effect on the Company.

•  Annually reviews and, if appropriate, approves or recommends to the Board that it approve compensation related proposals to be voted upon by stockholders, and considers the results of stockholder advisory votes on executive compensation matters.

•  Annually reviews and recommends to the Board the compensation of the Company’s non-employee directors.

•  Administers, or makes recommendations to the Board regarding, the equity-based and incentive compensation plans, policies and programs of the Company. The committee may delegate the administration of plans, policies and programs as appropriate, including to executive officers of the Company and to the Company’s Human Resources department.

•  Supports the Board in the senior management succession planning process.

•  Reviews and approves, for senior management team members, employment agreements, severance benefits and other special benefits.

•  Provides oversight and exercises the responsibility it has under the Company’s incentive compensation recoupment policy.

For more information regarding the Company’s processes and procedures for executive compensation, including regarding the role of executive officers and compensation consultants in connection with determining or recommending executive and director compensation, see “Compensation Discussion and Analysis” beginning on page 23.

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Cybersecurity Committee
Number of 2021 Meetings: 6 Timothy L. Main (Chair) Tracey C. Doi Denise M. Morrison Gary M. Pfeiffer

This committee:

•  Oversees the Company’s cybersecurity policies, plans and programs.

•  Reviews the Company’s management of risks and compliance with legal and regulatory requirements and industry standards related to its information technology security systems and processes.

Executive Committee
Number of 2021 Meetings: 2 Timothy M. Ring (Chair) Gary M. Pfeiffer Stephen H. Rusckowski

This committee:

•  May act for the Board, except with respect to certain major corporate matters such as mergers, the appointment of directors to fill vacancies, removal of the Chief Executive Officer, amendment of the Company’s certificate of incorporation or by-laws, declaration of dividends and matters delegated to other Board committees

Governance Committee
Number of 2021 Meetings: 4 Timothy M. Ring (Chair) Vicky B. Gregg Timothy L. Main Gary M. Pfeiffer Gail R. Wilensky

This committee:

•  Identifies individuals qualified to become Board members, and reviews and recommends possible candidates for Board membership, taking into account such criteria as independence, diversity, age, skills, occupation and experience in the context of the needs of the Board.

•  Reviews the structure of the Board, its committee structure and overall size.

•  Monitors developments in corporate governance.

•  Assists the Board in the oversight of ESG matters, including reviewing the Company’s overall ESG priorities, goals and strategies.

•  Reviews policies, programs and reports pertaining to environmental sustainability matters.

•  Reviews the Company’s Corporate Governance Guidelines and recommends to the Board such changes to the Guidelines, if any, as the committee may determine.

•  Recommends to the Board assignments of directors to Board committees.

•  Reviews relationships and transactions of directors, executive officers and senior financial officers for possible conflicts of interest.

•  Reviews and approves transactions or proposed transactions in which a related person is likely to have a direct or indirect material interest pursuant to the Company’s Statement of Policy and Procedures for the Review and Approval of Related Person Transactions.

•  Oversees the Board and each Board committee in their annual self-evaluation.

•  Oversees the Company’s engagement efforts with stockholders and other key stakeholders.

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Quality and Compliance Committee
Number of 2021 Meetings: 4 Gail R. Wilensky (Chair) Vicky B. Gregg Wright L. Lassiter Helen I. Torley* *Dr. Torley is not standing for re-election.

This committee:

•  Reviews the adequacy of and implementation status of the Corporation’s Compliance program, including regarding billing compliance, fraud and abuse and privacy.

•  Reviews the Company’s policies, programs and performance relating to medical quality assurance.

•  Reviews the responsibilities, plans, results, budget, staffing and performance of the Company’s Compliance Department, including its independence, authority and reporting obligations, the proposed audit plans and the summary of findings from compliance audits.

•  Reviews the Company’s policies, programs and performance relating to government affairs and corporate political contributions.

•  Reviews and concurs in the appointment, replacement, reassignment or dismissal of the Vice President, Compliance and reviews any reports from the Vice President, Compliance.

•  Reviews the significant reports to management or summaries thereof regarding the Corporation’s compliance policies, practices, procedures and programs and management’s responses thereto.

•  Monitors significant external and internal investigations of the Company’s business as they relate to possible violations of law by the Company or its directors, officers, employees or agents and concerns and complaints regarding medical quality.

•  Monitors material legal matters and compliance with legal and regulatory requirements, and coordinates with the Audit and Finance Committee regarding the same.

Board Leadership Structure

At Quest Diagnostics, we recognize the importance of good corporate governance and value the leadership and input of the independent members of our Board. Stephen H. Rusckowski, our Chief Executive Officer and President, serves as Chairman of the Board of Directors, and Timothy M. Ring serves as Lead Independent Director. The Board currently believes that having our CEO and President serve as Chairman as well as having a Lead Independent Director helps the administration and organization of the Board and facilitates the effective performance of its duties, including the activities of the independent directors. The Board has revised its leadership structure from time to time and retains the flexibility to revise its leadership structure if, in the exercise of its fiduciary duties, the Board believes that such revision is appropriate. Our Lead Independent Director has a robust set of responsibilities, set forth in our Corporate Governance Guidelines.

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Principal Responsibilities of the Lead Independent Director

• Participates with the Chairman of the Board and CEO in the preparation of the agendas for Board meetings, and has the authority to call meetings of the independent directors

• Serves as a member of the Board’s Executive Committee

• Coordinates providing timely feedback from the directors to the Chairman of the Board

• Presides over all executive sessions of the independent directors and all Board meetings in the absence of the Chairman of the Board

• Takes a leading role in the process of evaluating the Board, and leads the independent directors in the annual evaluation of the performance of the CEO and President

• Interviews candidates for the Board

• Serves as the principal contact for stockholder communications with the independent directors

• Monitors, and if appropriate discusses with the other independent directors, communications received from stockholders and others

We also have other mechanisms in place to promote the appropriate level of independence and oversight in Board decisions. See “Corporate Governance Highlights” on page 6.

Board Oversight of Company Culture and Human Capital

The Board is committed to fostering a strong culture of compliance and ethical conduct and has structured its committees and their activities to support its commitment. The Board supports management’s promotion of a corporate culture of integrity, ethical behavior and compliance with laws and regulations and efforts to ensure that the Company’s culture and its strategy are aligned. The Board expects all directors, as well as officers and employees, to conduct themselves in a manner consistent with our Code of Ethics and our values. The Board believes that a strong culture of integrity, ethics and compliance is fundamental to the conduct of the Company’s business, and is necessary for effective risk management, maintaining investor trust, and successful corporate governance.

Creating an inspiring workplace is one of our three corporate goals, and this goal drives our approach to human capital management. Effectively managing our human capital resources is a priority with key components that include culture, safety and well-being programs, employee engagement, and development and succession planning. Our Board actively engages in oversight of our human capital management, including by receiving management reports on key areas, strategies and initiatives. Additional information about our human capital management strategies and initiatives is available in our 2021 Annual Report on Form 10-K and our 2020 Corporate Responsibility Report, each of which is available on our website at www.QuestDiagnostics.com.

Board, Committee and CEO Evaluation Process

The Board conducts an annual self-evaluation of its performance and effectiveness. Each of the six standing committees of the Board, discussed under the heading “Board Committees” on beginning on page 12, pursuant to its charter, also conducts an annual self-evaluation of its performance and effectiveness, and reports to the Board the results of the self-evaluation. The Governance Committee is tasked with establishing criteria and processes for and overseeing the annual self-evaluation of the Board and the committees. Each year, the Governance Committee discusses the appropriate approach for that year’s Board and committee evaluations.

Prior to the meeting at which each annual self-evaluation occurs, each member of the Board and the committees receives a discussion outline, which encourages the directors to consider the Board’s or committee’s structure, processes, overall effectiveness, and improvement since the previous year’s assessment. In addition, our General Counsel discusses individually with each director, and with members of our senior management, the self-evaluation items and compiles feedback received for discussion with the Lead Independent Director. At the meeting, the Lead Independent Director or the committee chair, as applicable, leads a discussion guided by the outline provided, and the Board or committee, as applicable, identifies action items as well as items for further review.

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Periodically, the Board engages an independent consultant to assist with the evaluation, including evaluating individual director performance. When the Board evaluates individual director performance, input from other directors and senior management is considered, in a process that protects anonymity to ensure honest feedback. In these situations, the independent consultant and the Lead Independent Director together review the results of the individual director evaluations with the individual directors. The Lead Independent Director reviews the remaining items with the Board and assists the Board in identifying action items as well as items for further review.

In addition, the Compensation Committee, pursuant to its charter, conducts an annual review of the Chief Executive Officer’s performance, receives input on the review from the Board, and reports the results of its review to the Board. Pursuant to our Corporate Governance Guidelines, the Board, led by the Lead Independent Director, reviews the Compensation Committee’s report in order to ensure that the Chief Executive Officer is providing the necessary leadership for the Company in light of the Company’s current and longer term goals. The Board then provides feedback to the Chief Executive Officer regarding his performance.

Board Role in Risk Oversight

The Board and its committees play an active role in overseeing the Company’s key risks, as discussed in the table below. The Board has considered its role in risk oversight in determining the current Board leadership structure. The Company’s management is responsible for risk management, which it does through a committee of senior managers that leads the Company’s enterprise risk management program; the program is discussed in the Company’s Annual Report on Form 10-K. The program is designed to identify and address the Company’s key risks from time to time; key risks currently include without limitation: medical quality, cybersecurity and business continuity.

Roles of the Board and its Committees in Risk Oversight
Board of Directors

•	Annually reviews our enterprise risk management program.
•	Receives regular updates from management and the committees below regarding their activities with respect to the program.
Audit and Finance Committee	Quality and Compliance Committee

•    Has been delegated primary responsibility for overseeing our enterprise risk management program by the Board.

•    Receives regular updates from management regarding our enterprise risk management program, including with respect to business continuity.

•    Regularly oversees compliance with securities and accounting rules and regulations.

•    Reviews the adequacy and effectiveness of policies and programs to ensure compliance with laws and regulations applicable to our business (other than with respect to securities and accounting).

•    Oversees the Company’s data privacy program.

•    Reviews the adequacy and effectiveness of our medical quality program.

•    Receives regular reports from management regarding these topics.

Compensation Committee	Cybersecurity Committee

•    Annually reviews compensation arrangements for members of our senior management team.

•     Assesses whether such compensation arrangements encourage risk taking that is reasonably likely to have a material adverse effect on the Company.

•    Oversees risk management and compliance with respect to information security systems and processes.

•    Reviews adequacy and effectiveness of our cybersecurity program and regularly receives reports from management on cybersecurity matters.

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Related Person Transactions

The Company has a written policy pursuant to which it evaluates proposed transactions involving a related person and the Company in which the amount involved exceeds $120,000. A related person is any director or executive officer of the Company, any immediate family member of a director or executive officer, or any person who owns 5% or more of the Company’s outstanding common stock. The office of the General Counsel is primarily responsible for the administration of the policy and for determining, based on the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. Certain transactions are defined not to be related person transactions under the policy.

The Governance Committee reviews any proposed transaction in which a related person has a direct or indirect material interest, except for any compensation arrangements involving an immediate family member of a director or an executive officer. In the event that the General Counsel becomes aware of a related person transaction not approved in advance, the General Counsel will arrange for the related person transaction to be reviewed at the next regularly scheduled meeting of the Governance Committee. Any member of the Governance Committee who is a related person with respect to a transaction under review may not participate in any review, consideration or approval of the transaction.

In considering any related person transaction, the Governance Committee determines whether the transaction is fair to the Company. In considering a proposed transaction involving a director or the immediate family member of a director, the Governance Committee also assesses whether the proposed transaction could reasonably be expected to impact the independence of the director under the Company’s Corporate Governance Guidelines, the NYSE listing standards or other applicable rules.

Compensation arrangements involving an immediate family member of an executive officer are reviewed and approved by the Chief Executive Officer and the Senior Vice President, Chief Human Resources Officer, unless such person is an immediate family member of the Chief Executive Officer, in which case the compensation arrangement is approved by the Compensation Committee. Compensation arrangements involving an immediate family member of a director are reviewed and approved by the Compensation Committee.

During 2021, there were no related person transactions meeting the requirements for disclosure in this proxy statement.

Policies Regarding Hedging and Pledging our Common Stock; Window Periods

Our directors and executive officers are prohibited from pledging the Company’s common stock to secure a loan and from holding such stock in a margin account. Our directors and employees, including executive officers, are prohibited from entering into transactions or purchasing financial instruments that are expected to hedge or offset, or designed to hedge or offset, a decline in our common stock price, including, but not limited to, the use of financial derivatives (including, for example, prepaid forward contracts, equity swaps, collars, puts and calls or exchange funds). Our directors and employees, including executive officers, also are prohibited from entering into transactions (including, for example, short sales) that establish downside price protection for our common stock. In addition, our directors and executive officers, as well as certain other employees, generally may purchase or sell Company securities only during permitted window periods (generally beginning on the business day following the issuance of our quarterly earnings releases and continuing until the end of the second month of the fiscal quarter).

2021 Director Compensation Table

Director Compensation Program for 2021. After considering the recommendation of the Compensation Committee, which received input from its independent consultant, the Board determined to (i) increase the annual cash retainer fee paid to our non-employee directors to $100,000 (from $96,500), (ii) increase the value of the annual equity award to non-employee directors to $180,000 (from $168,000) and (iii) increase the annual retainer fee paid to members of the Quality and Compliance Committee to $7,500 (from $7,000).

The following table sets forth the 2021 compensation of our non-employee directors then in office. Mr. Rusckowski, our only employee director during 2021, received no additional compensation for serving as director. None of our non-employee directors receives any consulting or other non-director fees from the Company.

19	2022 Proxy Statement

Director	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)
Tracey C. Doi	44,860	135,614	180, 474
Vicky B. Gregg	127,721	179,916	307,637
Wright L. Lassiter III	120,500	179,916	300,416
Timothy L. Main	135,500	179,916	315,416
Denise M. Morrison	117,000	179,916	296,916
Gary M. Pfeiffer	159,500	179,916	339,416
Timothy M. Ring	150,893	179,916	330,809
Daniel C. Stanzione	68,563	-	68,563
Helen I. Torley	117,000	179,916	296,916
Gail R. Wilensky	138,000	179,916	317,916

(1)	Represents the aggregate grant date fair values of the awards. Each of our non-employee directors then in office received a single award of 1,363 restricted share units (“RSUs”), except for Ms. Doi, who received a pro-rated award of 905 RSUs for the period beginning on the date that she joined the Board. RSUs reported in this column were valued based on the average of the high and low prices of our common stock on the grant date. As of December 31, 2021, each non-employee director in office during 2021 held the number of RSUs set forth beside his or her name below.
Ms. Doi	909	Mr. Pfeiffer	23,471
Ms. Gregg	2,958	Mr. Ring	22,435
Mr. Lassiter	3,310	Dr. Stanzione	1,595
Mr. Main	2,958	Dr. Torley	2,958
Ms. Morrison	4,701	Dr. Wilensky	2,958

(2)	No stock options were awarded to our non-employee directors during 2021. As of December 31, 2021, each non-employee director in office during 2021 held options to purchase the number of shares of the Company’s common stock set forth beside his or her name below.
Ms. Doi	-	Mr. Pfeiffer	-
Ms. Gregg	-	Mr. Ring	12,025
Mr. Lassiter	-	Dr. Stanzione	-
Mr. Main	2,037	Dr. Torley	3,260
Ms. Morrison	-	Dr. Wilensky	-

Annual Cash Retainer Fees. During 2021, our non-employee directors received an annual cash retainer fee. Directors serving on Board committees also received additional retainers for such service, and directors who served as Lead Independent Directors and committee chairs each received an additional fee for such service. All such cash retainer fees were paid at annual rates as set forth in the table below.

	Members	Chair
Board of Directors	• $100,000, payable in quarterly installments of $25,000	• $40,000 (Lead Independent Director)
Audit and Finance Committee	• $13,000	• $30,000
Compensation Committee	• $9,500	• $10,000
Governance Committee	• $7,500	• $7,500
Quality and Compliance Committee	• $7,500	• $10,000
Executive Committee	• $1,500	• N/A
Cybersecurity Committee	• $7,500	• $7,500

Equity Awards. Each non-employee director participates in the Company’s Long-Term Incentive Plan for Non-Employee Directors (the “Director Plan”). The Director Plan currently authorizes the grant to each non-employee director, on the date of the annual stockholders meeting, of stock options and stock awards covering shares of common stock having an aggregate value on the date of grant not exceeding $500,000. If a person is appointed or elected as a director other than on the date of the annual stockholders meeting, the Board may grant to such director a prorated equity award, in such proportions as the Board may determine.

2022 Proxy Statement	20

Annual option grants become exercisable, and annual RSUs generally vest and convert to shares of our common stock, in three equal annual installments, beginning on the first anniversary of the grant date, regardless of whether the non-employee director remains a director. The Director Plan also permits the Board to grant to any non-employee director an equity award for any special service as a director (e.g., service on a special purpose committee). Special service awards shall not exceed the grant date value of the annual equity award granted to each non-employee director at the most recent annual meeting of stockholders. The exercise price of all stock options issued under the Director Plan is the fair market value of our common stock on the grant date. Options, once vested, will be exercisable through the tenth anniversary of the date of grant even if the director’s service on the Board terminates.

For 2021, the Board fixed the value of the annual equity award to non-employee directors at $180,000 and determined that the award would be delivered entirely in the form of RSUs. The 2021 award was granted effective May 21, 2021, with each non-employee director then in service receiving an award of 1,363 RSUs.

A non-employee director may elect to receive annual retainer fees in stock awards in lieu of cash. The number of shares issued in lieu of cash for the retainer fees is based on the fair market value of the stock on the date that the cash payment would otherwise be made.

Opportunity to Defer Compensation. Under the Company’s Deferred Compensation Plan for Non-Employee Directors, each non-employee director may elect to defer, until a date specified by the director or until the director’s termination of service as a director, the director’s cash compensation or any stock grants awarded pursuant to the Director Plan. If a director specifies a deferral date that is prior to the director’s termination of service, the payout will occur or commence, as applicable, upon termination of service as a director. Cash amounts deferred may be indexed to (i) a cash account under which amounts deferred earn interest, compounded quarterly, at a rate in effect on the first date of each calendar quarter or (ii) the Company’s common stock.

Changes in Director Compensation Program for 2022. No changes were made in the compensation program for directors for 2022.

Stock Ownership Information

We encourage our directors, officers, and employees to own our common stock, which aligns their interests with the interests of our stockholders. The Company maintains stock ownership and retention guidelines for its directors and executive officers. The guidelines call for our directors to beneficially own not less than 6,000 shares of our common stock. Until a director satisfies the minimum shareholding requirement, directors are required to maintain 75% of net shares received from vesting of RSUs and from the exercise of options. For purposes of determining whether a director has met the minimum shareholding requirements, we count shares subject to unvested RSUs, but not shares subject to stock options. The guidelines for our executive officers are discussed in “Compensation Discussion and Analysis” beginning on page 23.

The following tables show the number of shares of the Company’s common stock beneficially owned by (1) each person who is known to the Company to own beneficially more than 5% of the Company’s common stock, (2) each director of the Company and each nominee, (3) each named executive officer and (4) all directors, nominees and executive officers as a group. Information in the table regarding the Company’s directors, nominees and executive officers is provided as of March 8, 2022.

Name	Number of Shares Beneficially Owned	Percentage of Class
The Vanguard Group (1)	13,377,729	10.91
BlackRock, Inc. (2)	11,636,382	9.50
State Street Corporation (3)	6,268,789	5.11

(1)	The business address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355. The ownership information is based on the information contained in the Schedule 13G/A filed by The Vanguard Group with the SEC on February 10, 2022.

21	2022 Proxy Statement

(2)	The business address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055. The ownership information is based on the information contained on a Schedule 13G/A filed by BlackRock with the SEC on February 7, 2022.
(3)	The business address of State Street Corporation is 1 Lincoln Street, Boston, Massachusetts 02111. The ownership information is based on the information contained on a Schedule 13G filed by State Street with the SEC on February 10, 2022.
Name	Shares (1)	Shares Subject to Stock Options Exercisable within 60 days (2)	Total (3)	Shares Underlying RSUs (4)
Named Executive Officers
Stephen H. Rusckowski	290,525	521,972	812,497	44,308
Mark J. Guinan	90,904	208,966	299,870	8,079
James E. Davis	51,193	201,435	252,628	15,615
Carrie Eglinton Manner	31,578	157,857	189,435	16,813
Catherine T. Doherty	64,602	98,679	163,281	7,294
Directors and Nominees
Tracey C. Doi	-	-	-	913
Vicky B. Gregg	12,611	-	12,611	2,958
Wright L. Lassiter III	-	-	-	3,325
Timothy L. Main	17,993	2,037	20,030	2,958
Denise M. Morrison	510	-	510	5,780
Gary M. Pfeiffer	-	-	-	27,674
Timothy M. Ring	-	12,025	12,025	34,228
Helen I. Torley	3,302	3,260	6,562	2,958
Gail R. Wilensky	28,262	-	28,262	2,958
All directors, nominees and executive officers as a group (15 persons)	629,976	1,374,326	2,004,302	181,896

(1)	Each person has sole voting power and sole dispositive power.
(2)	Includes shares of common stock which are subject to options issued under the Amended and Restated Employee Long-Term Incentive Plan (the “Employee Plan”) or the Director Plan, as applicable, that were exercisable as of, or would become exercisable within 60 days of, March 8, 2022.
(3)	Each executive officer, director and nominee beneficially owned less than 1% of the shares of common stock outstanding. All directors, nominees and executive officers as a group beneficially owned less than 2% of the shares of common stock outstanding.
(4)	Shares of common stock corresponding to RSUs reported in this column are not considered beneficially owned under SEC rules and are not included in the total column in this table. This column also includes phantom stock units held by directors under the Deferred Compensation Plan for Non-Employee Directors.

2022 Proxy Statement	22

Information Regarding Executive Compensation

Proposal No. 2—Advisory Resolution to Approve Executive Officer Compensation

✔	The Board of Directors recommends that you vote FOR approval of our 2021 executive compensation.

Section 14A of the Securities Exchange Act entitles stockholders to vote to approve or not approve, on an advisory (non-binding) basis, our executive officer compensation as disclosed in the Compensation Discussion and Analysis and accompanying compensation tables and narrative. We are asking stockholders to approve the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and related narrative disclosure, is hereby APPROVED.

Pay for Performance. As discussed in “Compensation Discussion and Analysis” below, our executive compensation program is designed to pay for performance, to align the interests of our executive officers with the interests of our stockholders and to support the Company’s long- and short-term business goals. Our program reflects many “best practices,” and our executive compensation structure and levels in 2021 clearly demonstrate our commitment to aligning pay and performance.

Advisory Vote. This vote is advisory. We conduct an advisory vote to approve executive officer compensation annually; the next stockholder advisory vote to approve executive compensation will take place at the Company’s 2023 annual meeting of stockholders. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the executive compensation policies and practices described in this proxy statement. The Board and the Compensation Committee value the opinions of the Company’s stockholders and will take into account the outcome of the vote, in conjunction with such other factors as the Board and the Compensation Committee consider appropriate, in connection with the Company’s executive compensation program.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL. PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR THIS PROPOSAL UNLESS OTHERWISE INSTRUCTED.

Compensation Discussion and Analysis

Executive Summary

Introduction

The Compensation Committee (the “Committee”) determined 2021 compensation for the Company’s named executive officers after considering, among other things, the Company’s performance (including our response to the COVID-19 pandemic), the competitive market for executive talent, and the current environment in the healthcare industry, including in diagnostic information services. We believe that our executive compensation structure, compensation opportunity levels, and pay outcomes in 2021 reflect our firm commitment to focus management’s attention on implementing our business strategy and align pay with performance, the Company’s financial results and the interests of stakeholders. Our named executive officers are listed below.

Officer	Title
Stephen H. Rusckowski	Chairman, Chief Executive Officer and President
Mark J. Guinan	Executive Vice President and Chief Financial Officer
James E. Davis	Executive Vice President, General Diagnostics and CEO - Elect
Carrie Eglinton Manner	Senior Vice President, Advanced and General Diagnostics and Clinical Solutions
Catherine T. Doherty	Senior Vice President, Regional Businesses

23	2022 Proxy Statement

2021 Company Performance

In a second consecutive year dominated by the COVID-19 pandemic, we continued to bring critical COVID-19 testing to our country and delivered record revenues, earnings and cash from operations. The Company’s business excluding its COVID-19 testing business (the “base business”) recovered throughout 2021 and by year-end returned to pre-pandemic levels. The recovery of our base business, combined with continued high demand for COVID-19 testing, drove our financial performance during 2021.

2021 Financial Highlights

	Results	Change
Reported:
Net revenues	$10.8BB	14.3%
Operating income as a percentage of net revenues	22.1%	120 bps
Diluted earnings per share (“EPS”)	$15.55	48.5%
Cash provided by operations	$2.2BB	11.4%
Adjusted:
Operating income as a percentage of net revenues	23.8%	40 bps
Diluted EPS	$14.24	27.4%

Adjusted diluted EPS is a non-GAAP financial measure. See Annex A for a reconciliation to a financial measure reported under U.S. GAAP.

COVID-19 Pandemic

In 2021, we were once again at the forefront of the response to the COVID-19 pandemic, playing a pivotal role to broaden access to laboratory insights to help people lead healthier and safer lives. We provide both molecular diagnostic and antibody serology tests to aid in the diagnosis of COVID-19 and the detection of immune response to the virus, and have performed approximately 62 million of these tests as of December 31, 2021. We develop COVID-19 testing and implement innovative new testing models. We built up and maintain the testing capacity to handle surges in COVID-19 testing demands, including using our national courier, air fleet and logistics network to balance volume across approximately two dozen COVID-19 testing laboratories, and also through our laboratory referral partner program. We work closely with federal, state and local governments, healthcare organizations, payers, suppliers, retailers, trade associations and other laboratories in the effort to bring as much COVID-19 testing as possible to the American people. We also provide data on COVID-19 testing that we conduct to federal, state and local public health authorities, including the federal Centers for Disease Control and Prevention, and participate in studies with government and private institutions, aiding COVID-19 public health response and research. All of our employees, including our dedicated laboratory professionals, phlebotomists, air fleet team, and couriers take tremendous pride in the role we play and work tirelessly to help patients and communities access quality COVID-19 testing.

During 2020 and 2021, we also saw how underserved communities were disproportionately impacted by COVID-19 with tragic consequences. With the Quest Diagnostics Foundation, we launched Quest for Health Equity, an initiative to reduce health disparities in underserved communities. This initiative is providing a combination of testing services, education programs, alliances and financial support to efforts to address health disparities. Since its inception, we have launched over 25 programs across the U.S. and Puerto Rico, including supporting COVID-19 testing and vaccination events, educating young students on healthy nutrition choices and expanding research and mentorship opportunities for Black and Hispanic scholars.

Our approach to fighting the pandemic is rooted in our vision of empowering better health through diagnostic insights. We believe that the challenges we are facing from the COVID-19 pandemic have brought us together, made us a stronger Company and will help us capture the substantial opportunities in front of us. The following table highlights additional 2021 progress on our two-point strategy.

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2-Point Strategy	Summary Highlights of 2021 Progress
Accelerate Growth

• We increased revenues by 14% to $10.8 billion.

• We increased adjusted diluted EPS by 27% to a record $14.24.

• We took advantage of our strong health plan access. We made progress with value-based programs with UnitedHealthcare and broadened redirection and network leakage efforts with Anthem. We also renewed our longstanding relationships with Aetna (remaining a preferred laboratory provider and partner in Aetna’s network) and EmblemHealth (one of the nation’s largest non-profit health insurers). In addition, we expanded access, including with Highmark Delaware and other plans.

• We grew hospital health system revenues, excluding COVID-19 testing, by more than 20% compared to 2019 (pre-pandemic) levels, driven largely by the strength of new Professional Laboratory Services (“PLS”) contracts. Our performance in 2021 benefitted from our PLS contracts with Hackensack Meridian Health and Memorial Hermann.

• In Advanced Diagnostics, key growth drivers including consumer and hereditary genetics, oncology and pharma services, grew more than 25% compared to 2020. We also continued to invest in areas with potential to further differentiate and grow our advanced diagnostics value proposition, including automated next gen sequencing, bioinformatics, the sales force and customer service.

• Revenues for our QuestDirect® consumer-initiated testing offering nearly doubled to more than $70 million in 2021, driven by base business and COVID-19 testing; we ramped up investments in the business. We increased to more than 21.5 million registered users in our MyQuest® health portal.

• We consummated important acquisitions during 2021, including the acquisition of the outreach testing business of Mercy Health.

Drive Operational Excellence

• We completed the consolidation and integration of Northeast U.S. regional operations into our new 250,000 square foot, highly automated, flagship laboratory in Clifton, New Jersey.

• We commenced consolidation of our urinalysis testing onto a new highly automated platform that we expect will generate substantial savings once implemented.

• We are taking advantage of robotic process automation technologies and are seeing increased patient and physician acceptance of the digitization of our service offerings, with more self-service options and a greater percentage of our volume moving to digital, paperless transactions.

• In 2021, we achieved our Invigorate cost excellence program goal of annual savings and productivity improvements of 3% of our costs.

We also continued to deliver disciplined capital deployment:

•	In February 2022, we announced the eleventh increase in our quarterly common stock cash dividend since 2011, increasing the dividend by approximately 6.5%, from $0.62 per common share to $0.66 per common share.

•	We repurchased $2.2 billion of our common stock in 2021.

•	Through the end of 2021, since the beginning of 2013 we have returned approximately $7.9 billion to stockholders: $5.7 billion through common stock repurchases (including $1.8 billion associated with pre-tax proceeds from divestitures), and $2.2 billion through common stock dividends.

Incentive Compensation Outcomes and Alignment with Performance

The Committee’s approach to annual incentive compensation generally has been to tie annual incentive compensation to key operating goals and to establish targets that are challenging, yet attainable. The 2021 annual incentive payout for our named executive officers on our annual cash incentives under the Senior Management Incentive Plan (“SMIP”) was 145% of target.

25	2022 Proxy Statement

Payout on performance share awards for the three-year performance period ended December 31, 2021 was 200% of target. The following table summarizes annual incentive and performance share payouts for the two most recent performance periods for our named executive officers.

	Annual Incentive Payout (% of target)	Performance Share Payout for 3-year performance period (% of target)
Performance period ended December 31, 2021	145	200
Performance period ended December 31, 2020	171 (average*)	195

*Excludes the annual incentive payment to a former executive officer who forfeited his 2020 annual incentive compensation upon his resignation.

Our total stockholder return (“TSR”) for recent periods, relative to relevant publicly traded comparator groups, is set forth below.

	1-year TSR (%) (2021)	3-year TSR (%) (2019-21)	5-year TSR (%) (2017-21)
Quest Diagnostics Incorporated	47.9%	121.1%	108.0%
Compensation Peer Group Median	16.0%	86.3%	96.4%
S&P 500 Index	28.7%	100.4%	133.4%
S&P 500 Health Care Industry Index	26.1%	72.9%	124.7%

The TSR shown combines stock price appreciation and reinvestment of dividends paid during the relevant performance period, thereby taking into consideration the effect of divergent dividend policies.

Taken in the aggregate, the results of our annual and long-term incentive programs demonstrate that the Committee sets challenging performance goals and that our named executive officers receive compensation based on the achievement of those goals. Annex D sets forth historical payouts for our annual incentive compensation and performance share awards for each year since 2005.

2021 Compensation Changes

In furtherance of our executive compensation philosophy, in February 2021 the Committee considered the unusual challenges in setting financial goals for 2021 annual incentive compensation and 2021 performance share awards. Due to anticipated volatility in the Company’s COVID-19 testing revenues, the Company determined to measure base business revenues and COVID-19 testing revenues separately for purposes of annual incentive compensation and the performance share awards. The Committee approved 2021 performance share awards that include a performance measure focused on our cumulative COVID-19 testing revenue. Further, due to the uncertain impact of the COVID-19 pandemic on the operating environment, including on the Company’s base business, the Committee determined to split 2021 financial-based annual incentive targets into two half-years; performance goals for the first half of 2021 were set in February 2021 and performance goals for the second half of 2021 were set in mid-2021.

Executive Compensation Philosophy

Core Principles of Our Executive Compensation Philosophy

•	Effectively align executive interests with the interests of stakeholders with performance measured against TSR and key financial metrics;
•	Utilize performance-based metrics, with the majority of compensation at risk;
•	Motivate executives to achieve results that appropriately balance short-term operating goals and long-term stockholder value creation;
•	Support our long-term business strategy and financial objectives;
•	Set performance targets that are challenging, yet achievable in the context of both our strategic plan and market and healthcare industry conditions;

2022 Proxy Statement	26

•	Attract, motivate, reward and retain talented executives; and
•	Target total compensation levels in the context of peer group and market data, as well as consideration of individual executives’ performance, tenure, breadth of responsibilities and succession planning.

The principal components of compensation for our named executive officers are discussed in the following table.

Component	Form	Purpose
Base Salary	Cash (Fixed)	Provides a competitive level of pay that reflects the executive’s experience, role and responsibilities
Annual Cash Incentive (SMIP)	Cash (Variable)	Rewards achievement of overall corporate financial and, to a lesser extent, non-financial results for the most recently completed fiscal year; may also reward achievement of individual results
Long-Term Incentives	Equity Awards (Variable)	Provide meaningful alignment with long-term financial and strategic growth goals that drive stockholder value creation and support the Company’s retention strategy

Our program is designed to align executive compensation with the Company’s performance. The Committee has built a strong foundation for our executive compensation program and has taken numerous steps over time to structure the program to align pay with performance. Our long-term awards provide a strong link with stockholder interests and help attract and retain critical employee talent. We also focus on aligning the annual results of our executive compensation program with the compensation of our other employees eligible for annual incentive compensation. We believe that a balanced compensation program that encourages a long-term focus supports sustained long-term corporate performance.

As shown in the chart below, the bulk of our senior executives’ compensation is performance based and variable in nature (91% for our CEO and 81% for our other named executive officers in 2021). The chart reflects 2021 target direct compensation and excludes the value of other benefits and perquisites.

The chart below shows the mix of our 2021 long-term incentive equity awards for executive officers, consisting of performance shares, stock options, and restricted share units (“RSUs”).

27	2022 Proxy Statement

CEO	Other Executive Officers

The Committee annually awards equity awards to a significant number of eligible employees under the Employee Plan. These equity awards are designed to foster an alignment of stockholder interests with a broader group of employees, to incentivize these employees to continue to perform at a high level and to promote a culture of employee ownership. Components of these awards may include performance shares, stock options and RSUs. Additionally, a significant number of employees at all levels of the Company own our common stock through our Employee Stock Purchase Plan, under which employees may purchase our common stock at a discount, and our Quest Diagnostics Profit Sharing Plan (the “401(k) Plan”).

We make very limited use of employment agreements with executive officers. Of our named executive officers, only Mr. Rusckowski, our Chairman, Chief Executive Officer and President, has an employment agreement (the employment agreement is discussed under the heading “Employment Agreement” on page 45). Our other named executive officers are “at will” employees.

Best Practices

Our program reflects many best practices.

What We Do	What We Don’t Do

✔ Link executive pay with performance

✔ Maintain a clawback policy that covers both equity and cash incentive awards to current and former executive officers and key employees

✔ Maintain share ownership and retention guidelines for executives and members of senior management

✔ Use three-year vesting for equity awards

✔ Measure performance for performance share awards over a single three-year performance period

✔ Provide for “double trigger” change-in-control vesting in equity awards: awards vest following a change in control only if the employee experiences a qualifying termination of employment

✔ Require a minimum vesting period of at least one year following grant (except for up to 5% of awards)

x    No excise tax gross-ups upon a change in control

x    No supplemental pension benefits for executives

x    No single-trigger vesting in connection with a change in control for equity awards

x    No hedging or pledging or speculative transactions in our securities by directors and executive officers

x    No repricing or buyouts of equity awards without stockholder approval

x    No excessive perquisites

x    No payment of dividends or dividend equivalents on performance shares

x    No encouraging imprudent risk taking

x    No employment agreements for executive officers except our CEO

2022 Proxy Statement	28

✔ Utilize an independent compensation consultant

✔ Maintain an investor outreach program to incorporate feedback in our program

✔ Provide stockholders an annual “say on pay” vote

✔ Evaluate management succession and leadership development efforts on an ongoing basis

Independent Compensation Consultant

The Committee has retained Pearl Meyer & Partners, LLC (“Pearl Meyer”) as its independent compensation consultant to assist it in carrying out its responsibilities. The following table provides information regarding the Committee’s independent compensation consultant.

Independent Compensation Consultant

•	Reports directly to, and is directly accountable to, the Committee, which has sole authority to retain and terminate it, at Company expense
•	February 2022: the Committee assessed Pearl Meyer in accordance with SEC and NYSE rules and determined that it is independent and there are no conflicts of interest.

What They Do

✔Provide analyses and information regarding the three-year realizable pay of the Company’s executive officers and the three-year stockholder returns of the peer group

✔Advise on the design of our executive compensation programs to ensure the linkage between pay and performance

✔Provide related executive compensation advice and services to the Committee (e.g., advice regarding compensation peer group)

✔Provide analyses and information regarding market practices and trends in executive and non-employee director compensation for companies in our peer group and more broadly

✔Periodically participate in private sessions of the Committee (without Company employees present)

✔Periodically meet with the Committee’s Chair to discuss compensation matters

✔Avoid ties to management that could jeopardize their fully independent status

Say on Pay, Stockholder Outreach, and Feedback

At the Company’s 2021 annual meeting of stockholders, approximately 90% of votes cast on the say-on-pay proposal voted in favor of the compensation of our named executive officers. We continued to monitor market practices and trends and to engage with our investors. As part of our program of ongoing dialogue with our investors (see “Stockholder Access and Outreach” beginning on page 9), during the past year we held discussions regarding our executive compensation program and investors generally shared positive feedback regarding the Company’s structuring of, and overall approach to, executive pay. The Committee also received advice from its independent compensation consultant and considered management recommendations based on the Company’s strategic direction. Insights gained from these efforts, including the investor feedback, were taken into account by the Committee in taking action regarding the Company’s compensation programs.

Setting Executive Compensation

The Committee establishes the Company’s executive compensation philosophy, oversees our executive compensation program and regularly monitors our executive compensation to ensure adherence to our philosophy. The Committee is supported in its work by our Senior Vice President, Chief Human Resources Officer and her staff and the Committee’s independent compensation consultant.

29	2022 Proxy Statement

Within the framework of the executive compensation programs approved by the Committee, the Chief Executive Officer recommends to the Committee individual compensation for the executive officers, other than himself. These recommendations are based on market data and Company and individual performance. The Chief Executive Officer also recommends incentive compensation performance measures to align compensation with our corporate objectives. At the Committee’s request, he is present during the portions of Committee meetings in which compensation decisions regarding the named executive officers other than the Chief Executive Officer are reviewed and decided, but the Committee retains the final authority for all such decisions. The Chief Executive Officer does not make any recommendations to the Committee regarding his own compensation and does not participate in portions of Committee meetings when his compensation is reviewed and decided.

For each named executive officer, the Committee annually reviews performance and approves all elements of compensation, including base salary, annual incentive awards and long-term incentive awards, except for our broad-based employee benefit programs. After the Committee approves the compensation of our named executive officers, the Committee reports its compensation determinations to the full Board.

To assist the Committee with its review, our Human Resources department, in consultation with the Committee’s independent compensation consultant, annually prepares analyses of each named executive officer’s compensation, including tally sheets. The review includes current and prior year compensation information regarding base salary, target and paid annual incentive compensation, deferred compensation activity and balances, aggregate equity grant values, perquisites, and any other compensation, as well as estimates of the amounts payable to each named executive officer upon termination of employment under various circumstances, including in connection with a change in control.

Peer Group

The compensation targets for, and compensation earned by, each named executive officer are analyzed relative to market data for comparable positions in a peer group. In 2021, the Committee reviewed the Company’s peer group. The Committee removed Varian Medical Systems, Inc., which was acquired in 2021 by Siemens Healthineers, from the peer group, and after considering input from the Committee’s independent compensation consultant, determined to make no other changes to the peer group during 2021. The peer group currently consists of the following 13 companies, which generally are in the healthcare services, equipment and distribution industries.

• Agilent Technologies, Inc.	• Laboratory Corporation of America Holdings
• Baxter International Inc.	• Owens & Minor, Inc.
• Becton, Dickinson and Company	• PerkinElmer, Inc.
• Boston Scientific Corporation	• Stryker Corporation
• DaVita Inc.	• Tenet Healthcare Corporation
• Henry Schein, Inc.	• Zimmer Biomet Holdings, Inc.
• Hologic, Inc.

For the named executive officers, the Committee establishes target compensation consistent, to the extent possible, with comparable positions in the peer group. Our practice is to target total direct compensation (including base salary, annual cash incentive targets and long-term incentive awards) at market competitive levels, depending upon the named executive officer’s responsibilities, expertise and experience, along with individual and Company performance.

Specific consideration is given to the weighting of fixed and at-risk components of pay relative to the peer group. No single element of compensation is set without considering the total direct compensation of the named executive officers relative to the marketplace, as well as the impact of any change on the other components of our pay model. When setting each participant’s annual compensation package, the grant date values of prior equity awards are considered, but realized or unrealized gains from prior equity awards are not taken into account.

For 2021, the target total direct compensation for Mr. Rusckowski, the Chief Executive Officer, and for the other named executive officers, was within the competitive range of the peer group median.

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Pay Components

Say on Pay, Stockholder Outreach, and Feedback

We pay base salary to our executives to provide them a steady source of income for their services to the Company. The Committee annually reviews and approves base salaries for the named executive officers. Consistent with our executive compensation philosophy, base salaries are set at levels competitive with the peer group. Based on an assessment of each named executive officer’s position, performance, scope of responsibility, current salary level, and market comparables, the Committee did not increase the 2021 base salary rate for Ms. Doherty and Ms. Eglinton Manner from the 2020 level, and increased the 2021 base salary rate for Mr. Davis, Mr. Guinan and Mr. Rusckowski to the rates set forth in the following table. 2021 adjustments and base salary rates for each named executive officer are set forth in the following table.

	Increase in Base Salary Rate (%)	2021 Base Salary Rate ($)
Stephen H. Rusckowski	4.2	1,250,000
Mark J. Guinan	4.8	650,000
James E. Davis	3.3	630,000
Carrie Eglinton Manner	-	600,000
Catherine T. Doherty	-	575,000

Annual Cash Incentive Compensation

Introduction

Our annual cash incentives reward the achievement of annual performance, including operating and strategic goals (both financial and non-financial). We generally pay annual incentives to our executive officers in accordance with the SMIP. Annual cash incentive payments to our named executive officers generally are subject to the achievement of specific performance goals and, if achieved, are scheduled to be paid on or before March 15th of the year following the completion of the performance year. The Committee generally has set performance goals with targets based on the Company’s operating plan and aligned with our two-point business strategy; non-financial goals may be objective or subjective in nature.

The Committee’s approach to annual incentive compensation generally has been to:

•	Tie annual incentive compensation to key operating goals;
•	Establish targets that are challenging, yet attainable; and
•	Provide for a maximum payout of 200% of target upon achievement of extraordinary performance.

In recent years, the primary focus of the annual incentive plan has been on revenue and profitability. Because the Committee believes that non-financial business objectives also are important, it also has incorporated non-financial metrics in the annual plan.

The following table sets forth, for each of the past five years, the aggregate annual cash incentive payments as compared to target for the named executive officers for that year. The Committee believes that these results demonstrate the rigor of the targets adopted, that targets have been set at reasonable levels and that annual incentive compensation has been sensitive to Company performance. For additional information, Annex D sets forth the annual cash incentive payments as compared to target for each year since 2005.

Year	Incentive Payment as Compared to Target (%)
2017	97
2018	48
2019 (average) *	83
2020 (average) **	171
2021	145

31	2022 Proxy Statement

*Excludes the annual incentive payment to one former named executive officer because it was paid at a guaranteed level in connection with his joining the Company.

**Excludes one former named executive officer, who forfeited his annual incentive payment upon resignation.

Annual Incentive Compensation Goals for 2021

For 2021, we paid annual incentive compensation under the SMIP to all the named executive officers. Early in 2021, the Committee determined the incentive target for annual incentive compensation for each named executive officer, after considering the factors discussed above.

For each named executive officer, the threshold, target and maximum performance criteria were established with payout opportunities set at one-quarter (25%), one-time (100%), and two-times (200%) the target incentive, respectively. For non-discretionary goals, rewards for performance levels between these levels were interpolated.

The Committee may adjust performance measures based on objective criteria to focus on the operating performance of the Company, to avoid unintended compensation results and to ensure that participants are not inadvertently given incentives to avoid taking actions that are in the long-term interest of the Company and its stockholders.

For 2021, annual cash incentive payouts for the named executive officers were based on performance measured against both financial and non-financial goals; the Committee set the weights for each goal based on its relative importance for each executive officer. Each of the named executive officers had the same goals. The principal financial goals related to achieving budget targets, including adjusted diluted EPS and base business revenues. The financial goals were weighted heavily, as compared to non-financial goals, in order to provide a meaningful incentive for management to generate profitable growth. Due to anticipated volatility in the Company’s COVID-19 testing revenues, the Company determined to measure base business revenues and COVID-19 testing revenues separately for purposes of annual incentive compensation. Due to the uncertain impact of the COVID-19 pandemic on the operating environment, including on the Company’s base business, the Committee also determined to split 2021 annual financial incentive targets into two half-years; financial performance goals for the first half of 2021 were set in February 2021 and financial performance goals for the second half of 2021 were set in mid-2021. In addition, the Committee established target ranges for both financial goals for the first half of 2021 and a target range for the base business revenue goal for the second half of 2021. The Committee did not change its process of setting target annual award levels and paying earned awards on an annual basis.

Non-financial goals were set in February 2021 in conjunction with the setting of the first half financial goals and were assigned a 10% weighting. The non-financial goals related to key elements of the Company’s ESG strategy and included medical quality and customer experience goals and an employee engagement goal; these were full year goals. The medical quality and customer experience goals were included to drive operational excellence, to improve the customer experience and to position the Company for the future. The medical quality goals included measures such as missed specimen pickups, electronic ordering, and revised reports; the customer experience goals included service quality measures such as patient re-collections, first call resolution and turn-around times. Employee engagement levels are linked to our strategy to accelerate growth and drive operational excellence, and to our effort to deliver a superior customer experience. Employee engagement was assessed primarily based on information derived from employee survey questionnaires.

The Committee also considered the impact of the COVID-19 pandemic on the Company’s operations and the important role the Company has played in responding to the COVID-19 pandemic. The Committee concluded that responding to the COVID-19 pandemic was an integral part of the Company’s business plan and strategy for 2021. Consistent with the Committee’s historic approach of basing annual incentive compensation on key operating goals and in furtherance of our executive compensation philosophy, the Committee determined it was in the best interests of the Company and stockholders to include a COVID-19 response goal in the annual incentive plan for 2021, and assigned it a 20% weighting. Due to anticipated volatility in the Company’s COVID-19 testing revenues, for 2021 the Committee determined that the COVID-19 response goal would, consistent with the Committee’s historical approach, be based on both financial and non-financial performance indicators for the full year, be aligned with the Company’s COVID-19 operating plan and the Company’s business strategy, and that performance would be determined following the performance period based on the Committee’s assessment. The COVID-19 response goal included an assessment of multiple factors related to the Company’s response to the COVID-19 pandemic in 2021, including: COVID-19 revenues; COVID-19 testing capacity, volumes, and turn-around time; COVID-19 testing innovation; leadership (including partnership with federal, state and local interests; workforce management effectiveness; and visibility in media); and “return to life” testing and vaccines.

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The Committee also determined that each of Mr. Davis, Ms. Doherty and Ms. Eglinton Manner would have, in addition to the financial and non-financial business objectives discussed above, a potential modification of up to 20% (positive or negative) of her or his annual incentive payout based on her or his individual performance (including the performance of the portions of the business for which the person had responsibility). The Committee determined that after the end of 2021, it would determine for each of Mr. Davis, Ms. Doherty and Ms. Eglinton Manner, whether the person’s individual performance should result in the modification of her or his annual incentive payout, based on an individualized assessment of the person’s 2021 performance, considering factors determined appropriate by the Committee.

Annual Incentive Compensation Determinations for 2021

After the conclusion of 2021, and following deliberation on each of the items below, the Committee determined annual incentive compensation for 2021.

The following chart shows the financial goals, the relative weight allocated to each, results and resulting payout factors for the first half of 2021.

Weight (%)	Measure/Objective	Threshold ($)	Target Range ($)	Max ($)	Results ($)	Weighted Payout Factor %
20	Adjusted diluted EPS	6.53	7.00 – 7.20	7.81	6.96	19
15	Base business revenue attainment	3,319 MM	3,460MM-3,512MM	3,694MM	3,931MM	30

The following chart shows the financial goals, the relative weight allocated to each, results and resulting payout factors for the second half of 2021.

Weight (%)	Measure/Objective	Threshold ($)	Target Range ($)	Max ($)	Results ($)	Weighted Payout Factor %
20	Adjusted diluted EPS	3.80	4.13*	5.87	7.29	40
15	Base business revenue attainment	3,899 MM	4,063MM–4,135MM	4,299MM	4,087 MM	15

*Target for this metric was not set as a range for the second half of 2021.

The Committee made the following determinations regarding non-financial goals.

•	After assessing performance in respect of the COVID-19 response goal, the Committee determined that performance was 150% of target, driven by: strong COVID-19 revenue; and strong COVID-19 operational performance, innovation and leadership. The weighted payout factor for this goal was 30.
•	Performance in respect of the numerous medical quality and customer service goals was 113% of target. For 2021, the Committee determined performance on the employee engagement component primarily based on the Committee’s assessment of scores on employee engagement surveys compared to benchmark data, as well as levels of employee participation and management responsiveness. The Committee determined that performance in respect of the employee engagement component was above target, based on employee engagement survey scores slightly outperforming the applicable benchmark, high levels of employee participation and increasing management responsiveness. The weighted payout factor on the goal for medical quality/customer experience/employee engagement was 11.
•	After assessing the performance of the named executive officers, no modification of an annual incentive payout for 2021 based on individual performance was appropriate for any named executive officer.

The following table shows in one location the aggregated weighted payout factors for the financial goals for 2021, the resulting weighted payout factors for the non-financial goals and the total resulting payout factor for 2021.

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Weight (%)	Measure/Objective	Weighted Payout Factor %
40	Adjusted diluted EPS	59
30	Base Revenue attainment	45
20	COVID-19 performance	30
10	Medical quality/customer experience/employee engagement	11
	Total	145

From time to time, the Committee makes adjustments to the Company’s financial results based on objective criteria for purposes of calculating performance under the SMIP. Set forth in the following table are items, identified by the Committee, for which it may make adjustments. As a matter of policy, the Committee seeks to apply these principles consistently from year to year.

Quest Diagnostics Policy: Items for Which the Committee May Make Adjustments

•    Gains and losses from the sale of a business

•    Charges related to the impairment of goodwill or intangible assets

•    Charges related to reorganization and restructuring programs

•    Charges related to the acquisition or integration of a company or business

•    Material legal settlements

•    Cumulative or one-time effect from accounting changes

•    Effects of changes in tax laws or the rate on deferred tax assets and liabilities

•    Items included in or excluded from ordinary income (including significant unusual or infrequently occurring items) or described in Management’s Discussion and Analysis of Financial Performance included in the Company’s Annual Report on Form 10-K

The Committee may make adjustments based on these items because:

•	These items may be outside the control of participants and could create “windfall” benefits or undue penalties (for example, changes in tax laws or accounting standards); and

•	Impact from these items could distract management from focusing on operating performance by penalizing participants for taking actions in the long-term interest of the Company and its stockholders (for example, a restructuring of operations) that might in the short term negatively impact a performance measure.

In accordance with this policy, the Committee made the adjustments set forth in the table below to the Company’s diluted EPS for fiscal year 2021 for purposes of calculating performance under the SMIP.

Items Adjusted for in 2021 Annual Incentive Calculations

	First Half Diluted EPS ($)	Second Half Diluted EPS ($)
Diluted EPS, as reported	$8.38	$7.14
Amortization expense	0.31	0.31
Charges related to reorganization and restructuring programs	0.22	0.14
Gains/losses on sale of strategic investments (including impairment charges)	0.04	(0.29)
Gain on sale of 40% ownership interest in Q Squared Solutions	(1.98)	-
Costs associated with Quest For Health Equity	0.03	0.06
Excess tax benefit related to stock-based compensation	(0.07)	(0.07)
Other	0.03	-
Total adjustments	(1.42)	0.15
Adjusted diluted EPS for incentive purposes	$6.96	$7.29

The adjustments made by the Committee are the same as those disclosed when reporting our 2021 financial performance.

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For 2021, the target incentives and payouts for the named executive officers are summarized in the following table.

	2021 Target Incentive as a % of Salary	2021 Actual Payment as a % of Target	2021 Actual Payment as a % of Salary	2021 Actual Payment ($)
Mr. Rusckowski	150	145	217.6	2,695,511
Mr. Guinan	90	145	130.6	839,794
Mr. Davis	90	145	130.6	816,690
Ms. Eglinton Manner	80	145	116.1	696,480
Ms. Doherty	75	145	108.8	625,744

Had the Committee not made the adjustments to the Company’s financial results discussed above, the payouts set forth in the preceding table would have been higher (the weighted payout factor for first half adjusted diluted EPS would have been 40% rather than 19%, and the cumulative weighted payout factor for adjusted diluted EPS would have been 80% rather than 59%).

2021 Conclusion

Overall, the Committee believes that the annual incentive payments made to our named executive officers for 2021 were consistent with the objectives of our executive compensation program.

Long-Term Incentive Awards

Introduction

We design our long-term incentive awards to:

•	Align management’s compensation opportunities with the interests of our stockholders;
•	Provide long-term compensation opportunities consistent with market practice; and
•	Incent and reward long-term value creation.

To achieve these objectives, we award long-term incentives to our named executive officers annually in the form of equity awards. The following table shows the awards that we issued in 2021; in prior years, characteristics of the award (e.g., relative component mix, vesting) may have been different:

Component	CEO Weight (% of Award Value)	All Other Executive Officers Weight (% of Award Value)	Time Horizon for Value Creation	Vesting	Purpose
Performance Shares	50	40	3 years	Performance-based 3-year cliff vesting	• Align executives with stockholders • Provide strong links with strategy and operating metrics • Performance-based vesting
RSUs	25	30	3 years	In 1/3rd increments annually over 3 years	• Align executives with stockholders • Provide retention incentives • Provide incentives to preserve stock value • Balance long-term incentive package
Stock Options	25	30	10 years	In 1/3rd increments annually over 3 years	• Align executives with stockholders • Highlight stock price appreciation as a key indicator of success

The time horizons shown operate in conjunction with, and in addition to, our stock ownership and retention requirements.

35	2022 Proxy Statement

In determining the value of the long-term incentive component of each named executive officer’s compensation, the Committee considers, among other factors:

•	The value of similar incentive awards to executive officers in the peer group;
•	The executive’s scope of responsibility and experience, as well as market opportunities that may be available to the executive; and
•	The performance of the Company and the executive, and the executive’s contribution to meeting the Company’s objectives.

The Committee is responsible in its use of equity as long-term incentive compensation and regularly monitors the use of equity compensation for executives and the Company as a whole from a competitive standpoint. The Committee believes that our equity awards, which in 2021 emphasized performance shares for our most senior employees, including all our executive officers, reflect a focus on pay for performance and competitive considerations in support of our business strategy. The program also fosters the ownership culture that the Committee seeks to encourage among our employees, including our senior management.

Timing of Equity Awards; Awards Committee

It has been the Committee’s practice to make annual equity grants at a meeting held shortly after we announce our prior year’s earnings. It also has been the Committee’s practice to make equity grants to new hires and promoted employees, and other grants in special cases, from time to time as appropriate.

The Awards Committee, created by the Board, consists of one director and has authority to grant certain equity awards under the Employee Plan and to make corrections to awards approved by the Compensation Committee, to the extent the Awards Committee determines that corrections are necessary or appropriate to carry out the Compensation Committee’s intentions. At this time, the Awards Committee consists of Mr. Rusckowski.

The Awards Committee is authorized to grant the full range of awards that can be issued under the Employee Plan. There are, however, significant limits on awards that the Awards Committee may grant. These include: (i) a prohibition on awards to executive officers; (ii) a prohibition on awards to any individual whose base salary exceeds a threshold amount; (iii) an annual limit on awards granted to any individual; and (iv) an annual limit on aggregate awards granted. It is expected that the Awards Committee will approve awards from time to time as it determines appropriate, and that the awards will be issued for, among other purposes, new hires, promoted employees, employee retention and special recognition awards, including for high-performing employees who generally are not eligible for annual equity awards. The Awards Committee regularly reports to the Compensation Committee awards granted by, and corrections made by, the Awards Committee. In 2021, 17,577 stock options, 1,352 performance shares, and 13,550 RSUs were granted by the Awards Committee.

Approach to Performance Share Awards

For each year since 2005, the Committee has included an annual grant of performance shares in the long-term incentive awards to certain of our employees, including our executive officers. Performance shares encourage a long-term view and reinforce the link between financial results and rewards. Our performance shares have been generally based on a single three-year performance period and reward financial and operational performance during that period. The value that they provide depends on the level of achievement of predefined performance goals over the multi-year performance period. If minimum performance levels are not achieved, the performance shares are forfeited and provide no value. New performance share awards are made each year, and accordingly, participating named executive officers will participate in up to three overlapping performance periods during each year.

For each performance share award, the Committee establishes base year performance levels, target performance levels and the measurement period. When the Committee is determining the payout under the performance measure, it may adjust items in the Company’s operating results and base year performance levels using objective criteria (generally under the same categories identified above in the discussion of annual incentive compensation, and for the same reasons). No performance shares will be earned if a specified minimum performance level is not achieved. For performance above the threshold level, payment will vary with actual performance achieved, up to a maximum payment of 2 times the target level. Determination of the shares payable pursuant to each award is made after the end of the performance period.

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The Committee’s approach to performance share awards has been to establish targets that are challenging, yet attainable, and to provide that a maximum payout of 200% of target requires extraordinary performance. The following table sets forth the aggregate performance share award payouts over the past five years, as compared to target, for the named executive officers then in office. For additional information, Annex D sets forth the payments as compared to target for performance share awards for each year since 2005.

Performance Period	Year Paid	Performance Share Payout as Compared to Target (%)

2015 – 17	2018	111
2016 – 18	2019	85
2017 – 19	2020	80
2018 – 20	2021	195
2019 – 21	2022	200

The Committee believes that these results demonstrate the rigor of the targets adopted, that targets have been set at reasonable levels and that performance share award payouts have been sensitive to Company performance.

Determination of February 2018 Performance Share Awards

In February 2021, the Committee determined payment for performance share awards made in February 2018. At the time of grant, the Committee established base year performance levels, performance measures, target performance levels and the measurement period. The performance measures were the Company’s revenue compound annual growth rate (“CAGR”) (50% weight) and the Company’s average return on invested capital (“ROIC”) (50% weight) during the performance period (calculated in accordance with the plan, subject to adjustment as discussed above). The measurement period was January 1, 2018 to December 31, 2020.

The following table shows the targeted performance levels (awards for performance between these percentiles are interpolated on a straight-line basis).

Performance Shares Earned (as multiple of target number of shares)	Revenue CAGR (%)	Average Adjusted ROIC (%)
0.25	1.8	N/A
0.5	N/A	10.6
0.75	2.3	N/A
1.00	3.6	11.3
2.00	5.0	12.0

The following table shows the actual performance levels for each of the performance measures during the measurement period, as determined by the Committee. As a result of these performance levels, the number of performance shares earned during the performance period was 195% of target.

	Results (%)	Weighted Payout Factor (%)
Revenue CAGR	8.43	100
Average Adjusted ROIC	11.93	95

The following table shows the 2018 performance shares actually earned by each of the named executive officers.

2018 Performance Shares Earned
Mr. Rusckowski	58,368
Mr. Guinan	17,322
Mr. Davis	16,570
Ms. Eglinton Manner	13,181
Ms. Doherty	11,299

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ROIC is defined for purposes of performance share awards as (i) net operating profit after tax (“NOPAT”) divided by (ii) the sum of average total debt and stockholders’ equity (Invested Capital). The table below shows the Company’s adjusted ROIC results for each of the three years during the performance period.

	2018	2019	2020	3 Year Average
ROIC %	10.33	10.12	15.34	11.93

In accordance with the Company’s policy, in determining the Company’s ROIC for purposes of performance share awards, NOPAT (i.e., net income attributable to the Company excluding interest expense) for each year in the performance period was adjusted to reflect the same adjustments used to calculate diluted EPS for purposes of the annual incentive plan for the relevant year. Additionally, adjustments were made to remove the effects of significant transactions not contemplated or completed at the time performance measures were set, as follows: Invested Capital was adjusted to eliminate the impact of the 2019 refinancing of the Company’s Senior Notes due January 2020 and Senior Notes due March 2020. The Committee made these adjustments based on the same pre-determined objective criteria, and for the same reasons, as described above in connection with the SMIP.

The adjustments made by the Committee had the effect of increasing ROIC for the performance period. The following table shows the performance levels for each of the performance measures during the period had the adjustments described above not been made.

	Results (%)	Weighted Payout Factor (%)
Revenue CAGR	8.43	100
Average Adjusted ROIC (%)	11.44	60

As a result of these performance levels, the number of performance shares earned during the performance period would have been 160% of target, and the shares earned by each executive officer would have been as set forth in the following table.

2018 Performance Shares Earned Based on Unadjusted Results
Mr. Rusckowski	47,892
Mr. Guinan	14,213
Mr. Davis	13,596
Ms. Eglinton Manner	10,815
Ms. Doherty	9,271

2021 Equity Awards

In February 2021, the Committee awarded long-term compensation for 2021 to the named executive officers, resulting in the equity awards shown for them in the “2021 Summary Compensation Table” and the “2021 Grants of Plan-Based Awards Table” beginning on pages 42 and 44, respectively. The Committee increased Mr. Rusckowski’s long-term incentive by 5% and Ms. Doherty’s long-term incentive by approximately 7%; our other named executive officers received awards having the same target value as the preceding year. In considering the size of the award for each of these named executive officers, the Committee considered the factors described above.

For 2021, the Committee granted the awards shown in the table on page 44 to our CEO and other named executive officers. The Committee also approved awards: (i) to our other more senior equity award recipients, consisting of the same mix of awards as those received by our named executive officers other than our CEO; and (ii) to less senior participants in the program, consisting solely of stock options and RSUs.

We continued to use stock options as a component of our equity awards because they align incentives with stockholder interests by rewarding appreciation in stock price. We believe that stock options are an appropriate incentive to motivate our employees. We also continued to use RSUs as a component of our equity awards because they provide retention incentives under diverse scenarios. RSUs also foster an ownership culture, help motivate employees to perform across business cycles and are aligned with stockholder value creation.

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In February 2021, the Committee designed the 2021 performance share awards to include a performance measure focused on COVID-19 revenue. The performance measures for the 2021 performance share awards, and the relative weighting of the metrics, are: the CAGR of the Company’s base business revenue (35% weight), average ROIC (30% weight), relative TSR (measured relative to the companies included in the S&P 500 Healthcare Index) (20% weight), and cumulative COVID-19 revenue (15% weight). These metrics support key tenets of our 2-point strategy. The target performance shares subject to the 2021 performance share awards will be earned over a single three-year period ending December 31, 2023, and will be paid out in shares of the Company’s common stock after the end of the performance period to the extent that the performance level is achieved. Determination of the shares payable pursuant to the 2021 performance share award will be made after the end of the performance period.

ROIC

The Committee adopted the use of ROIC, along with revenue CAGR, as performance share metrics in 2012 and has continued to use these metrics, with relative TSR added as a metric in 2020. The key building blocks of our ROIC metric are:

(1) adjusted NOPAT, and

(2) adjusted Invested Capital, defined as average total debt and stockholders’ equity.

ROIC is calculated as NOPAT/Invested Capital. In addition to being well supported by our stockholders, the use of ROIC holds management accountable for efficient use of capital and further links executive compensation to value creation.

Since 2012, when we began issuing performance share awards with performance metrics based on average ROIC and on revenue CAGR over the performance period, it has been the Company’s practice to disclose the performance targets for these measures at the conclusion of the performance period, but not at the inception of the performance period. We believe that disclosure of average ROIC and revenue CAGR performance targets at the inception of a single three-year performance cycle could work to our competitive disadvantage. Our targets are linked to our budget and to forecasts and projections that we, like other companies with which we compete, do not routinely disclose publicly or disclose only in general terms. If we were to disclose these targets, our competitors would gain an informational advantage that could enable competitors to anticipate our strategies and take steps to counter them. In this regard, we note that these performance metrics — average ROIC and revenue CAGR — are absolute, not relative to performance of other companies, and different from other measures that may not be as competitively sensitive. Thus, the Company currently believes that it is in the best interest of its stockholders to continue its practice of disclosing the performance targets relating to average ROIC and revenue CAGR at the conclusion of the performance period, but not at the inception of the performance period. The Company believes that its performance metric based on cumulative COVID-19 revenues has characteristics similar to the performance metrics based on average ROIC and revenue CAGR and thus, it will disclose the performance target for this metric only at the conclusion of the performance period.

We believe that these concerns do not apply at this time to our relative TSR performance metric. Accordingly, we are disclosing here, before the conclusion of the three-year performance cycle, the relative TSR performance metric for our 2021 performance share awards.

Relative TSR*
Greater Than or Equal to 75th Percentile	2 x 20% x Target Performance Shares
Equal to 50th Percentile	1 x 20% x Target Performance Shares
Equal to 25th Percentile	0.5 x 20% x Target Performance Shares
Less Than 25th Percentile	0 x 20% x Target Performance Shares

*The Earnings Multiple for Relative TSR between the percentiles designated in the above table will be interpolated.

2022 Actions

39	2022 Proxy Statement

February 2019 Performance Share Payment Determination. In February 2022, the Committee determined payment for performance share awards made in February 2019. The performance period for those awards ended on December 31, 2021. The performance measures were the Company’s revenue CAGR (50% weight) and the Company’s average ROIC (50% weight) (in each case the results associated with each metric were calculated in accordance with the plan, subject to adjustment based on objective criteria as discussed above). The Committee determined that the earnings multiple applicable to these awards during the performance period was 200% of target. Determination of these awards will be discussed in the Compensation Discussion and Analysis included in our 2023 proxy statement.

Changes to Compensation in 2022. In February 2022, due to the uncertain impact of the COVID-19 pandemic on the operating environment, including on the Company’s base business and the Company’s COVID-19 testing revenues, the Company decided to continue to measure base business revenues and COVID-19 testing revenues separately for purposes of annual incentive compensation and performance share awards. In addition, the Committee revised the mix of equity awards for our executive officers other than our CEO, to emphasize further awards subject to performance conditions. The Committee determined that the awards to our other executive officers, and to the remainder of our most senior employees, would consist of 50% performance shares, 25% options and 25% RSUs, mirroring the mix of awards to our CEO. In addition, to increase the reach of the Company’s equity award program and its benefits, including aligning the interest of employees with the interest of stockholders, and to enhance the competitiveness of the Company’s compensation program, the Committee expanded the pool of employees eligible to receive equity awards to include director level employees.

Other

Benefits

All eligible employees, including the named executive officers, are entitled to participate in the tax-qualified 401(k) Plan. All employees whose base salary exceeds a required threshold level, including the named executive officers, are entitled to participate in the non-qualified Supplemental Deferred Compensation Plan (“SDCP”). In the 401(k) Plan, participants may defer a portion of their eligible cash compensation up to limits established by law. The purposes of the 401(k) Plan and the SDCP are to provide eligible employees an opportunity to save for their retirement and, through Company matching contributions and credits, to provide supplemental retirement income to help us compete in the market for talented employees. For additional information regarding the SDCP, see “2021 Nonqualified Deferred Compensation Table” on page 48.

As part of his or her total compensation package, each named executive officer is eligible to participate in our broad-based employee benefit plans, such as medical, dental, group life insurance and disability plans and the Employee Stock Purchase Plan. Each of these benefits is provided on the same basis as available to other exempt employees. Our benefits are designed to attract and retain talented employees and to provide them with competitive benefits.

Perquisites

Perquisites represent a minor component of executive compensation. We provide perquisites that we believe are reasonable and competitive. The Company has a security plan approved by the Committee for Mr. Rusckowski. Mr. Rusckowski and his family use Company aircraft for personal travel. Pursuant to an Aircraft Timesharing Agreement approved by the Committee, Mr. Rusckowski must reimburse the Company for its aggregate incremental cost arising out of Mr. Rusckowski’s personal use of Company aircraft after the aggregate incremental cost to the Company of Mr. Rusckowski’s personal use exceeds $100,000 in a year. Pursuant to his employment agreement, the Company reimbursed Mr. Rusckowski for driver and vehicle costs. Named executive officers also are eligible for executive health physical exams. Perquisites provided are disclosed in the “2021 Summary Compensation Table” beginning on page 42.

Severance

The Company’s Executive Officer Severance Plan (“Severance Plan”) covers the named executive officers. No named executive officer will receive any severance benefits solely as a result of a change in control. For additional information, see “2021 Potential Payments upon Termination or Change in Control” beginning on page 49. We believe that the severance benefits provided to our named executive officers are consistent with market practice and are appropriate recruiting and retention tools. The named executive officers have agreed to non-competition and non-solicitation covenants for a period following termination of employment.

2022 Proxy Statement	40

Risk Assessment

In November 2021, the Committee reviewed the compensation arrangements for the Company’s employees, including the Company’s executive officers, to assess whether the arrangements, individually or in combination, encourage risk taking that is reasonably likely to have a material adverse effect on the Company. In assessing the risk, the Committee considered plan designs, plan operation, plan controls, oversight and review, and competitive norms. In assessing the risk of plans that apply to our executive officers, the Committee also considered the risk guidelines suggested by the Center on Executive Compensation. The Committee concluded that the compensation arrangements for the Company’s employees, including the arrangements for the Company’s executive officers, do not encourage risk taking that is reasonably likely to have a material adverse effect on the Company. Factors supporting this conclusion include the following: (i) by utilizing a variety of performance metrics in our incentive programs, we discourage excessive risk taking by removing the incentive to focus on a single performance goal to the detriment of the Company’s overall performance; (ii) under both the SMIP and our performance shares, payouts are capped at a maximum level, thereby reducing the risk that executives might be motivated to attain excessively high performance in order to maximize payouts; (iii) we maintain a balance between short-term and long-term incentives; (iv) we maintain stock ownership and retention guidelines that are designed to incentivize our management team to focus on the Company’s long-term sustainable growth; and (v) we maintain a clawback policy, discussed in “Clawback Policy” on page 45, designed to prevent misconduct relative to financial reporting.

Executive Share Ownership and Retention Guidelines

Since 2005 we have maintained senior management common stock retention and ownership guidelines. Our current guidelines are set forth in the following table.

Employee	Minimum Shareholding Requirement (X times base salary)
CEO	6X
Other Executive Officers	4X
Other Senior Management	3X or 1X, depending upon position

We determine the number of shares corresponding to these thresholds on April 1 of each year using the average annual price of our common stock during the preceding calendar year and the employee’s base salary as of the first business day in April. For purposes of determining whether an employee has met the minimum shareholding requirements, we count shares subject to unvested RSUs, but not shares subject to stock options or unvested performance share awards.

Under the guidelines, an employee’s ability to sell shares associated with equity awards is limited until the officer satisfies a minimum ownership position. Our executive officers are required to retain 75% of net shares received from vesting of RSUs and performance shares and from the exercise of stock options, until they achieve their minimum shareholding requirement. As of April 1, 2022, each of our named executive officers holds stock in excess of his or her minimum ownership requirement.

The Committee periodically reviews these guidelines and may adjust them. Under our policy, if a named executive officer satisfies the minimum share ownership requirements in our guidelines, the Committee monitors future equity awards to that person to assure that the interests of the named executive officer and stockholders continue to be significantly aligned and, if warranted, adjusts the minimum share ownership requirements or adds retention requirements.

Policies Regarding Hedging or Pledging our Common Stock

Our directors and executive officers are prohibited from hedging the economic risk of owning our Common Stock. For information regarding our policies relating to directors, executive officers and other employees hedging or pledging the Company’s common stock, see “Policies Regarding Hedging and Pledging our Common Stock; Window Periods” on page 19.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based on its review and discussions with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for 2021.

41	2022 Proxy Statement

Compensation Committee

Vicky B. Gregg, Chair

Denise M. Morrison
Timothy M. Ring

Helen I. Torley

2021 Summary Compensation Table

This table summarizes the compensation for 2021 for each of our named executive officers.

Name and Principal Position	Year	Salary ($)(1, 2)	Bonus ($)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(2, 5)	All Other Compensation ($)(6)	Total ($)
Stephen H. Rusckowski	2021	1,238,462	-	7,631,057	2,624,978	2,695,511	367,810	14,557,818
Chairman, President and	2020	1,107,692		7,279,883	2,500,020	3,000,000	194,013	14,081,608
Chief Executive Officer	2019	1,100,000		4,348,074	3,039,982	1,373,790	256,693	10,118,539
Mark J. Guinan	2021	643,077	-	1,567,373	689,871	839,794	77,448	3,817,563
Executive Vice President and	2020	591,385		1,569,547	690,012	905,883	46,597	3,803,424
Chief Financial Officer	2019	620,000		1,287,373	899,872	464,563	44,187	3,315,995
James E. Davis	2021	625,385	-	1,567,373	689,871	816,690	72,022	3,771,341
Executive Vice President,	2020	577,231		1,569,547	690,012	815,050	42,866	3,694,706
General Diagnostics and CEO-Elect	2019	590,000		1,230,129	859,913	402,097	40,781	3,122,920
Carrie Eglinton Manner	2021	600,000	-	1,362,859	599,962	696,480	65,375	3,324,676
Senior Vice President,	2020	566,538		1,364,907	600,011	707,493	40,032	3,278,981
Advanced and General Diagnostics and Clinical Solutions	2019	575,000		1,001,320	699,880	354,099	47,258	2,677,557
Catherine T. Doherty Senior Vice President, Regional Businesses	2021	575,000	-	1,090,337	479,939	625,744	40,563	2,811,583

(1)	Includes amounts deferred by named executive officers into the 401(k) Plan and the SDCP (see “2021 Nonqualified Deferred Compensation Table” on page 48).

(2) Salary and non-equity incentive plan compensation paid for 2020 reflect the program of shared sacrifice in effect in 2020, pursuant to which our CEO and our other named executive officers had reduced salaries for a 12-week period. 2020 annual incentive compensation for our CEO and our other named executive officers was determined and paid on the basis of their compensation as reduced by the temporary salary reductions.

(3)	Represents the aggregate grant date fair value, based on the valuation methodology (including assumptions) set forth in footnote 17 to the Consolidated Financial Statements of Quest Diagnostics Incorporated and its Subsidiaries, as filed with the SEC in the Company’s Annual Report on Form 10-K for 2021, of the performance share awards and RSUs granted. Performance share awards are valued at target. If the performance share awards were valued at maximum, the amounts shown in the column would be:

2022 Proxy Statement	42

	2019 ($)	2020 ($)	2021 ($)
Rusckowski	7,176,138	12,059,720	12,637,093
Guinan	2,124,703	2,449,023	2,444,721
Davis	2,030,226	2,449,023	2,444,721
Eglinton Manner	1,652,568	2,129,703	2,125,707
Doherty	-	-	1,700,639

(4)	Represents the aggregate grant date fair values of the awards, based on the valuation methodology (including assumptions) set forth in footnote 17 to the Consolidated Financial Statements of Quest Diagnostics Incorporated and its Subsidiaries, as filed with the SEC in the Company’s Annual Report on Form 10-K for 2021.

(5)	Represents payments of non-equity incentive plan compensation under the SMIP in respect of the year earned and includes amounts deferred under the SDCP. See the discussion regarding annual incentive compensation in “Compensation Discussion and Analysis” beginning on page 23 for further information regarding the performance measures.
(6)	All other compensation for 2021 consists of the following:
	Rusckowski ($)	Guinan ($)	Davis ($)	Eglinton Manner ($)	Doherty ($)
Matching contributions under the 401(k) Plan	14,500	14,500	14,500	14,500	12,436
Matching credits under SDCP	197,423	62,948	57,522	50,875	23,221
Personal ground transportation	55,887(a)	-	-	-	-
Use of company aircraft	100,000(b)	-	-	-	-
Executive physical	-	-	-	-	4,906
Totals	367,810	77,448	72,022	65,375	40,563

(a)	Includes the following expenses (determined as a percentage of the total use of the vehicle) attributable to Mr. Rusckowski’s personal use of a company-provided vehicle: (i) the vehicle lease cost; (ii) the invoiced expenses of the vehicle’s driver, including tolls; (iii) invoiced vehicle fuel, insurance, repair and maintenance costs; and (iv) rental car costs.
(b)	The Company has a security plan approved by the Compensation Committee for our Chief Executive Officer; Mr. Rusckowski and his family use Company-provided aircraft for personal travel. The Compensation Committee has adopted a policy regarding such personal use of the corporate aircraft by our Chief Executive Officer. In connection with the policy, Mr. Rusckowski entered into a time sharing agreement with the Company under which he reimburses the Company for its aggregate incremental costs related to his personal use of Company aircraft above $100,000. The amount shown in the chart is the incremental cost to the Company of personal use of the corporate aircraft. Incremental costs are based on the variable costs that the Company incurred: operating cost per flight hour, including fuel, lubricants and maintenance; landing and parking fees; crew expenses; and small supplies and catering. This excludes non-variable costs that would have been incurred regardless of whether there was any personal use of the aircraft. Personal use of our aircraft by other employees requires approval by the Chief Executive Officer.

43	2022 Proxy Statement

2021 Grants of Plan-Based Awards Table

This table provides information about plan-based awards granted in 2021.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)(5)	Closing Market Price on Grant Date ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(6)
		Threshold	Target	Maximum	Threshold	Target	Maximum
		($)(1)	($)(1)	($)(1)	(#)(2)	(#)(2)	(#)(2)
Rusckowski	2/17/2021	464,423	1,857,691	3,715,382	1,544	41,185	82,370					5,006,037
	2/17/2021								120,901	121.81	121.85	2,624,978
	2/17/2021							21,551				2,625,020
Guinan	2/17/2021	144,693	578,769	1,157,539	271	7,218	14,436					877,348
	2/17/2021								31,774	121.81	121.85	689,871
	2/17/2021							5,665				690,025
Davis	2/17/2021 2/17/2021 2/17/2021	140,712	562,846	1,125,692	271	7,218	14,436					877,348
									31,774	121.81	121.85	689,871
								5,665				690,025
Eglinton	2/17/2021	120,000	480,000	960,000	235	6,276	12,552					762,848
Manner	2/17/2021								27,633	121.81	121.85	599,962
	2/17/2021							4,926				600,011
Doherty	2/17/2021	107,813	431,250	862,500	188	5.021	10,042	3,941	22,105	121.81	121.85	610,303 479,939 480,034
	2/17/2021
	2/17/2021

(1)	Represents the threshold, target, and maximum awards set for the 2021 SMIP. The actual amount of the non-equity plan award paid is included in the “2021 Summary Compensation Table” beginning on page 42 under the column titled “Non-Equity Incentive Plan Compensation.”
(2)	Represents threshold, target, and maximum awards for performance shares granted in 2021; for threshold, assumes that minimum performance required for payout is achieved for the COVID-19 testing revenue metric. The performance period for the performance shares granted during 2021 ends December 31, 2023. Dividends are not payable on performance shares. For further discussion of the performance metrics see “Compensation Discussion and Analysis” beginning on page 23.
(3)	Represents the number of RSUs granted in 2021. The RSUs vest 33 1/3% on February 17, 2022, 33 1/3% on February 17, 2023, and 33 1/3% on February 17, 2024.
(4)	Represents the number of options granted in 2021.
(5)	The exercise price is the average of the high and low sales price on the date of grant.
(6)	Represents the grant date fair market value of each award as determined pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation—Stock Compensation.”

Additional Information Regarding 2021 Summary Compensation and Grants of Plan-Based Awards Tables

Please see “Compensation Discussion and Analysis,” beginning on page 23, for additional information regarding the material terms of targets noted in the 2021 Summary Compensation Table, regarding the amount of salary and bonus in proportion to total compensation and regarding our share ownership and retention guidelines. No named executive officer participates in a Company-sponsored tax-qualified defined benefit plan or non-qualified supplemental defined benefit plan.

Key Terms of Equity Awards Granted in 2021. Performance shares, options and RSUs were awarded to the named executive officers in February 2021. Each option generally has a term of ten years, subject to earlier expiration upon termination of employment. Options and RSUs generally vest ratably over a three-year period and performance shares generally vest on the third anniversary of the date of grant. Dividend equivalents are payable on the RSUs in the same amounts, if any, as dividends are paid on the Company’s outstanding shares of common stock. We do not pay dividend equivalents on performance shares. After RSUs and performance shares have vested and settled by the delivery of shares of common stock, those shares receive dividends on the same basis as all other outstanding shares of the Company’s common stock.

2022 Proxy Statement	44

In general, any awards of options, RSUs or performance shares that have not vested as of the date of an employee’s termination of employment are cancelled. In the event of termination due to death, disability or retirement, however, awards vest in full; provided, that the retirement occurs after the one-year anniversary of the grant date. In the event of involuntary termination without “cause” or as a result of a divestiture, the employee will vest in a pro rata number of performance shares based on the number of months in the performance period that have lapsed from the grant date to the termination date. Performance shares that vest in connection with termination of employment remain nevertheless subject to the earn-out requirements based on Company performance during the performance period ending December 31, 2023 and are paid only at the end of the three-year performance period and only to the extent that the performance conditions have been satisfied. Retirement means the voluntary cessation of employment by the employee upon the attainment of age sixty (60) and the completion of not less than five (5) years of service with the Company; provided, however, that there is no basis for the Company to terminate the employment of the Employee for “cause” at the time of the employee’s voluntary cessation of employment. The definition of “cause” is provided under “2021 Potential Payments upon Termination or Change in Control” beginning on page 49).

In addition, the awards vest on an accelerated basis following a “change in control” only if, within two years after the change in control, the named executive officer’s employment is terminated by the Company without “cause” or by the named executive officer for “good reason” (the definition of “good reason” is provided under “2021 Potential Payments upon Termination or Change in Control” beginning on page 49), or if the surviving entity in the change in control does not agree to assume the awards or grant substitute awards that present similar economic opportunity. A “change in control” occurs if and when:

(i)	any person becomes the beneficial owner of securities of the Company representing 40% or more of the combined voting power of the Company’s then outstanding securities; or
(ii)	a majority of the Company’s directors are not “continuing directors;” or

(iii)  the Company consummates any of the following transactions that are required to be approved by stockholders: (a) a transaction in which the Company ceases to be an independent publicly-owned corporation, (b) the sale or other disposition of all or substantially all of the Company’s assets or (c) a plan of partial or complete liquidation of the Company.

Clawback Policy. We maintain an Incentive Compensation Recoupment Policy (commonly known as a “clawback” policy). The recoupment policy covers all of our current and former executive officers, our principal accounting officer and any other employee who receives an equity award under our Employee Plan. Under the policy, incentive compensation (including without limitation cash and equity awards (whether vested or unvested)) is subject to recoupment and recovery by the Company, including after an award has been settled or paid, if a performance measure considered by the Compensation Committee in making the award is adjusted or restated in a manner that would have had the effect of reducing the size of the award when made. In addition, if a covered employee engaged in gross negligence or intentional misconduct that contributed to the award or payment of incentive compensation that is greater than would have been paid or awarded absent the misconduct, we may seek to recover the entire award or payment, or take other remedial and recovery action, as determined by the Compensation Committee. Thus, for example, if supervisory personnel were to engage in gross negligence or intentional misconduct, the policy would apply.

Employment Agreement. Mr. Rusckowski entered into an employment letter agreement with the Company on April 9, 2012 in connection with his appointment as CEO and President. As amended, at this time, the employment agreement provides that its term is automatically extended for successive additional one-year periods unless at least six months prior to the end of any applicable one-year extended term, either party shall have notified the other in writing that the agreement will expire on the last day thereof. The employment agreement provides for:

•	an annual base salary, subject to annual review by the Board (or a committee thereof);
•	participation in the SMIP, with a target amount of 130% of his annual base salary;
•	eligibility for annual long-term incentive awards;
•	participation in the employee benefit programs generally available to senior executives of the Company, including health insurance, life and disability insurance, the Employee Stock Purchase Plan, a 401(k) plan and a flexible spending plan;
•	application of the Company’s share ownership and retention guidelines to Mr. Rusckowski;

45	2022 Proxy Statement

•	reimbursement for the cost of a personal driver for business purposes (including transportation between Mr. Rusckowski’s personal residence and the Company’s offices);
•	Mr. Rusckowski’s participation in the Severance Plan as a Schedule A participant. In addition, pursuant to his employment agreement, Mr. Rusckowski is entitled to treat as a “qualifying termination” under the Severance Plan a termination by him for “good reason” prior to a “change in control,” and his severance in this case will include a pro rata bonus, based on actual performance, for his termination year. See “2021 Potential Payments upon Termination or Change in Control” beginning on page 49; and
•	Mr. Rusckowski’s nomination for election to the Board.

Mr. Rusckowski’s employment agreement also provides that his performance-based and incentive-based compensation is subject to clawback by the Company pursuant to any Company corporate governance guidelines or policies, each as may be in effect from time to time. In addition, Mr. Rusckowski has entered into the Company’s standard restrictive covenant agreement, which includes a covenant not to compete with the Company and not to solicit the Company’s employees or customers for a period of one year following the termination of his employment.

Outstanding Equity Awards at 2021 Fiscal Year-End

This table provides information regarding stock option and unvested stock awards held at December 31, 2021.

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
Rusckowski	2/19/2018 2/18/2019 2/18/2020 2/17/2021	171,061 142,469 48,453	71,325 96,908 120,901	103.57 86.63 112.17 121.81	2/19/2028 2/18/2029 2/18/2030 2/17/2031	78,957 14,859 21,551	13,660,351 2,570,756 3,728,539		7,297,562 7,125,417
								42,180(3)(3)
								41,185(4)(4)

Guinan	2/21/2017	57,606		95.80	2/21/2027
	2/19/2018	50,764		103.57	2/19/2028
	2/18/2019	42,172	21,087	86.63	2/18/2029	23,378	4,044,628
	2/18/2020	13,373	26,747	112.17	2/18/2030	4,102	709,687	7,761(3)	1,342,731
	2/17/2021		31,774	121.81	2/17/2031	5,665	980,102	7,218(4)	1,248,786
Davis	2/21/2017	55,093		95.80	2/21/2027
	2/19/2018	48,555		103.57	2/19/2028
	2/18/2019	40,300	20,150	86.63	2/18/2029	22,338	3,864,697
	2/18/2020	13,373	26,747	112.17	2/18/2030	4,102	709,687	7,761(3)	1,342,731
	2/17/2021		31,774	121.81	2/17/2031	5,665	980,102	7,218(4)	1,248,786
Eglinton Manner	2/21/2017	37,565		95.80	2/21/2027
	2/19/2018	38,623		103.57	2/19/2028
	2/18/2019	32,800	16,400	86.63	2/18/2029	18,183	3,145,841
	2/18/2020	11,629	23,258	112.17	2/18/2030	3,567	617,127	6,749(3)	1,167,644
	2/17/2021		27,633	121.81	2/17/2031	4,926	852,247	6,276(4)	1,085,811
Doherty	2/19/2018	33,103		103.57	2/19/2028
	2/18/2019	27,176	13,589	86.63	2/18/2029	15,066	2,606,569
	2/18/2020	8,721	17,444	112.17	2/18/2030	2,675	462,802	5,062(3)	875,777
	2/17/2021		22,105	121.81	2/17/2031	3,941	681,832	5,021(4)	868,683

(1)	Each option generally vests in three equal installments on the first three anniversaries of the grant date, subject to earlier expiration following termination of employment. The consequences for awards issued in 2020 and 2021 of events such as termination of employment are described under “Key Terms of Equity Awards Granted in 2021” beginning on page 44.
(2)	Represents RSUs awarded in 2021, 2020 and 2019. RSUs granted in 2019 generally vest 25% on each of the first anniversary and second anniversary of the grant date and 50% on the third anniversary of the grant date and RSUs granted in 2020 and 2021 generally vest in three equal installments on the first three anniversaries of the grant date. The consequences for awards issued in 2020 and 2021 of events such as termination of employment are described under “Key Terms of Equity Awards Granted in 2021” beginning on page 44.

2022 Proxy Statement	46

The grant date February 18, 2019 also includes performance shares awarded in 2019 and earned based on the performance period that began January 1, 2019 and ended on December 31, 2021. The number of shares issuable pursuant to the awards was determined in February 2022 and was subject to service-based vesting through February 18, 2022. The performance shares earned by each named executive officer were as follows: Mr. Rusckowski—70,184 shares; Mr. Guinan—20,780 shares; Mr. Davis—19,856 shares; Ms. Eglinton Manner—16,162 shares; and Ms. Doherty —13,392 shares.

(3)	Represents target performance shares awarded in 2020. The performance period began on January 1, 2020 and ends on December 31, 2022. If the performance goals are met, awards are made in stock in the first quarter following the end of the performance period.
(4)	Represents target performance shares awarded in 2021. The performance period began on January 1, 2021 and ends on December 31, 2023. If the performance goals are met, awards are made in stock in the first quarter following the end of the performance period. Performance goals and calculation of performance awards are described in “Compensation Discussion and Analysis” beginning on page 23.
(5)	Represents fair market value of shares using the closing price on December 31, 2021 of $173.01.
2021 Option Exercises and Stock Vested Table

This table provides information regarding stock option exercises during 2021, including the number of shares of common stock acquired upon exercise and the aggregate amount realized on each exercise. The table also provides information regarding RSUs that vested and were paid during 2021 and performance share awards that were earned based on the performance period ending on December 31, 2020 and were determined and paid during 2021, including the number of shares awarded and the value realized as of February 28, 2021 (the vesting date).

	Option Awards		Stock Awards
	Number of	Value	Number of		Value
	Shares	Realized	Shares		Realized
	Acquired	on Exercise	Acquired		on Vesting
Name	on Exercise	($)	on Vesting		($)
Rusckowski	187,845	8,331,954	19,299	(1)	2,338,373	(1)
			58,368	(2)	6,736,835	(2)
			77,667	(3)	9,075,208	(3)
Guinan	N/A	N/A	5,570	(1)	674,894	(1)
			17,322	(2)	1,999,305	(2)
			22,892	(3)	2,674,199	(3)
Davis	N/A	N/A	5,416	(1)	656,233	(1)
			16,570	(2)	1,912,509	(2)
			21,986	(3)	2,568,742	(3)
Eglinton Manner	N/A	N/A	4,483	(1)	543,183	(1)
			13,181	(2)	1,521,351	(2)
			17,664	(3)	2,064,534	(3)
Doherty	37,565	2,292,040	3,623	(1)	438,984	(1)
			11,299	(2)	1,304,131	(2)
			14,922	(3)	1,743,115	(3)

(1)	RSUs that vested and were paid during 2021.
(2)	Performance share awards that were earned based on the performance period ending on December 31, 2020 and were determined and paid during 2021.
(3)	Total of (1) and (2).

47	2022 Proxy Statement

2021 Nonqualified Deferred Compensation Table

This table provides information regarding participation by the named executive officers in the SDCP, the Company’s plan that provides for the deferral of compensation on a basis that is not tax-qualified. All named executive officers are eligible to participate in the SDCP. Under the SDCP, participants may defer up to 50% of their regular salary in excess of the Internal Revenue Service limit on compensation eligible for the 401(k) Plan. In addition, participants may defer up to 95% of their annual incentive compensation in excess of the Internal Revenue Service limit on compensation eligible for the 401(k) Plan. The Company provides a 100% matching credit on amounts deferred up to a maximum of 5% of eligible cash compensation, and may, in its discretion, credit additional amounts to a participant’s account. The SDCP is a non-qualified plan under the Internal Revenue Code and does not provide for guaranteed returns on plan contributions. A participant’s deferrals, together with Company matching credits, are adjusted for earnings or losses measured by the rate of return on the notional investments available under the plan to which participants allocate their accounts. Distributions are made after termination of employment or on a date, selected by the participant, prior to the termination of employment.

Name	Executive Contributions in 2021 ($)(1)	Registrant Contributions in 2021 ($)(2)	Aggregate Earnings in 2021(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/21 ($)(4)
Rusckowski	2,844,115	197,423	1,461,886	-	18,490,608
Guinan	62,948	62,948	79,195	-	915,027
Davis	286,156	57,522	(34,715)	-	2,737,216
Eglinton Manner	50,875	50,875	56,053	(89,319)	354,180
Doherty	92,885	23,221	594,666	-	3,679,876

(1)	Amounts deferred at the election of the named executive officer. These amounts are included in the “2021 Summary Compensation Table” beginning on page 42 in 2021 salary and 2021 non-equity incentive plan compensation (payable in 2021).
(2)	Company matching credits. These amounts may differ from those shown in the column “All Other Compensation” in the “2021 Summary Compensation Table” beginning on page 42 due to timing differences.
(3)	Earnings (losses) on SDCP accounts. These earnings (losses) are not required to be reported as compensation in the “2021 Summary Compensation Table.”
(4)	All amounts contributed by a named executive officer and by the Company in prior years have been reported in the summary compensation table in our previously filed proxy statements in the year earned, to the extent that the executive was named in such proxy statement and the amounts were so required to be reported in such tables.

2022 Proxy Statement	48

2021 Potential Payments Upon Termination or Change in Control

During 2021, the Severance Plan covered all named executive officers. The Severance Plan provides severance benefits in connection with a “qualifying termination,” which is defined to mean a termination of employment: (1) prior to a “change in control” by the Company other than for “cause” and (2) after a “change in control” by the Company other than for “cause” or by the executive officer for “good reason.”

Unless the “qualifying termination” occurs in connection with a “change in control,” the severance benefit for Schedule A participants in the Severance Plan generally is a lump sum equal to two times the executive officer’s annual base salary at the annual rate in effect on the date of termination of employment plus two times the annual award of variable compensation at the most recent target level. For Schedule B participants, the severance benefit multiplier is one time, rather than two times, annual base salary plus the annual target award of variable compensation. Mr. Rusckowski is a Schedule A participant, and each of Mr. Guinan, Mr. Davis, Ms. Eglinton Manner and Ms. Doherty is a Schedule B participant in the Severance Plan.

The executive officer and eligible dependents would also be entitled to coverage under the Company’s group medical and life insurance benefit programs on the same terms the Company provides to similarly situated executives for up to 18 months (in the case of Schedule A participants) or up to 12 months (in the case of Schedule B participants) following a qualifying termination. In addition, the executive officer is entitled to receive outplacement assistance for one year and a lump sum payment equal to the amount of any matching contributions or credits made by the Company to the Company’s 401(k) Plan and the SDCP on behalf of the executive officer during the year preceding termination.

Executive officers are not entitled to cash severance benefits on a “change in control.” However, the cash payments due on an involuntary termination by the Company without “cause” or by the named executive officer for “good reason” are increased if the termination occurs in connection with a “change in control.” If the “qualifying termination” occurs during the 24-month period following a “change in control,” or under certain conditions during the 6-month period prior to a “change in control” in anticipation thereof, the severance benefit for Schedule A participants in the Severance Plan will be a lump sum equal to three times the executive officer’s annual base salary and three times the annual award of variable compensation at the most recent target level. For Schedule B participants, the multiplier is two times, rather than three times, the relevant amount. In addition, the executive officer would receive a prorated lump sum payment based on the target incentive award for the year of termination. There is no enhancement to the medical and life insurance coverage and 401(K) plan and SDCP benefits described above for terminations not in connection with a “change in control.” For the treatment of stock options, RSUs and performance share grants upon an executive officer’s termination of employment with rights to receive severance or on a change in control, see “Key Terms of Equity Awards Granted in 2021” beginning on page 44.

The Severance Plan uses the following defined terms:

•	“Cause” means the executive officer’s (1) willful and continued failure to perform duties, (2) willfully engaging in illegal conduct or gross misconduct, (3) engaging in conduct or misconduct that materially harms the reputation or financial position of the Company, (4) obstruction or failure to cooperate with any investigations, (5) commission of a felony or (6) being found liable in any SEC or other civil or criminal securities law action.
•	“Good reason” generally includes (1) any material adverse changes in the duties, responsibilities or status of the executive officer, (2) a material reduction in base salary or annual performance incentive target or equity incentive compensation target opportunities, (3) a relocation more than 50 miles from the executive officer’s original location that increases the executive officer’s commute by more than 50 miles, (4) the Company’s failure to continue any significant compensation and benefit plans or (5) the Company’s failure to obtain the assumption of the Company’s obligations from any successor.

“Change in control” is defined for purposes of the Severance Plan in a manner that is substantially identical to the definition used for purposes of our equity awards (see “Key Terms of Equity Awards Granted in 2021” beginning on page 44).

Under the Severance Plan, the named executive officers are not entitled to any severance benefits on a voluntary termination unless the voluntary termination is in connection with a “change in control” and is for “good reason.” However, in addition to his benefits under the Severance Plan, Mr. Rusckowski is entitled, pursuant to his employment agreement, to treat as a “qualifying termination” under the Severance Plan a termination by him for “good reason” prior to a “change in control,” and his severance upon a “qualifying termination” will include a pro rata bonus, based on actual performance, for his termination year.

49	2022 Proxy Statement

This table provides information regarding the potential payments that would become payable on an involuntary termination not for “cause” and not in connection with a “change in control.” The table assumes a December 31, 2021 termination date and the closing price of the Company’s common stock as of December 31, 2021, which was $173.01.

		Accelerated
		Vesting of
	Cash	Performance
	Compensation	Shares	Total
Name	($)(1)	($)(2)	($)(3)
Rusckowski (4)	6,250,000	18,581,620	25,121,620
Guinan	1,235,000	4,762,619	6,127,619
Davis	1,197,000	4,602,758	5,929,758
Eglinton Manner	1,080,000	3,811,583	5,011,583
Doherty	1,006,250	3,093,592	4,189,842

(1)	Represents two times or one time (depending on whether the executive is a Schedule A or Schedule B participant in the Severance Plan) the sum of base salary plus the target annual incentive, payable at the same time annual incentives are ordinarily paid to similarly situated executives.
(2)	Represents the value of performance shares that would have vested if the executive had terminated employment on December 31, 2021 (determined based on the number of months in the performance period and assuming target level of performance).
(3)	Includes, for each named executive officer, the value of the following benefits: (i) the cost of group medical and life insurance coverage to the participant to the same extent as the Company pays for such coverage for similarly situated executives; (ii) the estimated cost of outplacement services for one year; and (iii) an amount, payable in a lump sum, equal to any matching contributions or credits made by the Company on behalf of the participant to the 401(k) Plan and the SDCP during the year preceding the date of termination. The value was: Mr. Rusckowski, $290,000; Mr. Guinan, $130,000; Mr. Davis, $130,000; Mrs. Eglinton Manner, $120,000; and Mrs. Doherty, $90,000.
(4)	Amounts shown also would be payable to Mr. Rusckowski pursuant to his employment agreement if he terminates employment for “good reason” prior to a “change in control.” Excludes annual incentive compensation payable in respect of 2021 but unpaid as of December 31, 2021 (the amount of the annual incentive compensation for 2021 is set forth in the “2021 Summary Compensation Table” beginning on page 42).

This table provides information regarding the potential payments that would become payable on a termination for “good reason” or an involuntary termination not for “cause” in connection with a “change in control.” The table assumes a December 31, 2021 termination date and the closing price of the Company’s common stock as of December 31, 2021, which was $173.01.

2022 Proxy Statement	50

		Accelerated	Accelerated
		Vesting of	Vesting of	Accelerated
	Cash	Stock	Performance	Vesting of
	Compensation	Options	Shares	RSUs	Total
Name	($)(1)	($)(2)	($)(3)	($)(4)	($)(5, 6)
Rusckowski	9,375,000	18,239,898	37,082,444	7,817,111	72,804,453
Guinan	2,470,000	5,075,770	8,087,871	2,139,269	17,902,910
Davis	2,394,000	4,994,832	7,928,010	2,119,199	17,556,041
Eglinton Manner	2,160,000	4,246,596	6,702,926	1,819,027	15,048,549
Doherty	2,012,500	3,366,997	5,331,130	1,434,253	12,234,880

(1)	Represents three times or two times (depending on whether the executive is a Schedule A or Schedule B participant in the Severance Plan) the sum of base salary and target annual incentive. Excludes annual incentive compensation payable in respect of 2021 but unpaid as of December 31, 2021 (the amount of the annual incentive compensation for 2021 is set forth in the “2021 Summary Compensation Table” beginning on page 42).
(2)	Represents the value of accelerated “in the money” stock options.
(3)	Represents the value of accelerated performance shares. Performance shares for the performance period ended December 31, 2021 are based on shares actually earned. Performance shares for performance periods ending after December 31, 2021 represent the greater of (i) the number of shares that would be earned based on Company performance through December 31, 2021 and (ii) the target number of performance shares.
(4)	Represents the value of accelerated RSUs.
(5)	Includes, for each named executive officer, the value of the following benefits: (i) the cost of group medical and life insurance coverage to the participant to the same extent as the Company pays for such coverage for similarly situated executives; (ii) the estimated cost of outplacement services for one year; and (iii) an amount, payable in a lump sum, equal to any matching contributions or credits made by the Company on behalf of the participant to the 401(k) Plan and the SDCP during the year preceding the date of termination. The value was: Mr. Rusckowski, $290,000; Mr. Guinan, $130,000; Mr. Davis, $130,000; Mrs. Eglinton Manner, $120,000; and Mrs. Doherty, $90,000.
(6)	Amounts payable under the Severance Plan upon termination of employment following a change in control are subject to reduction (“cutback”) to eliminate any loss of deduction for the Company, and any imposition of excise tax on the executive, pursuant to Sections 280G and 4999 of the Internal Revenue Code, respectively. The cutback would reduce severance and other benefits to the maximum amount that could be paid without exceeding the Section 280G threshold and will apply if the net after-tax amount received by the executive exceeds the net after-tax amount the executive would receive if the full benefits were paid and the excise tax imposed. Amounts shown in the table do not reflect the impact of the potential cutback.

If the employment of a named executive officer had terminated by reason of death, disability or retirement on December 31, 2021, the executive would have been entitled to accelerated vesting of stock options and RSUs in the same amounts (or in the case of retirement, a lesser amount than) shown in the foregoing table. In addition, assuming that performance shares earned are the greater of (i) the number of shares that would be earned based on Company performance through December 31, 2021 and (ii) the target number of performance shares, the executive would have been entitled to accelerated vesting of performance shares in the same amount (or in the case of retirement, a lesser amount) shown in the table. In the event of his retirement, each of Mr. Rusckowski and Mr. Guinan would currently be eligible to receive retirement treatment (so long as there is no for “cause” basis for his termination at such time).

The named executive officers are not entitled to any benefits upon death or disability beyond what is available to other exempt employees. In the case of any termination (other than for termination for cause), named executive officers are entitled to exercise vested stock options and to receive vested and earned RSUs and performance shares. For the consequences of termination of employment on vesting of equity awards, see “Key Terms of Equity Awards Granted in 2021” beginning on page 44. In addition, on any termination, each named executive officer is entitled to receive benefits available generally to exempt employees, such as distributions under the 401(k) Plan and SDCP. For the account balances of each named executive officer under the SDCP, see “2021 Nonqualified Deferred Compensation Table” on oage 48.

51	2022 Proxy Statement

Pay Ratio

Under SEC rules, we are required to disclose the annual total compensation of the individual identified as the median paid employee of all our employees (other than our CEO), as well as the ratio of this amount to the annual total compensation paid to our CEO. This ratio is an estimate calculated in accordance with SEC rules, which allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions based on their compensation practices. Therefore, the ratio reported by other companies may not be comparable to the ratio we report.

For 2021, the annual total compensation of the individual identified as the median paid employee of all our employees (other than our CEO) was $67,206, and the annual total compensation of our CEO was $14,574,109, including, in each case, the cost of Company-paid broad-based benefits, including 401(k) and health, disability and life insurance. Therefore, our median identified employee to CEO pay ratio was estimated to be approximately 1 to 217.

For 2021, we used the same median employee that we identified in 2020, since there has been no change in our employee population or employee compensation arrangements that we believe would significantly impact our pay ratio disclosure. In identifying the 2020 median employee, we used December 31, 2020 as our determination date and focused on our employee population as of that date. We considered the compensation of approximately 45,852 individuals; this excluded approximately 700 employees who worked at Mid America Clinical Laboratories, LLC, which we acquired in 2020. Applying the 5% “De Minimis Exemption” permitted under SEC rules, we excluded workers, representing approximately 2% of our 2020 workforce, located in the following countries (with the number of excluded employees set forth in parentheses following the country): India (355); Mexico (468); Finland (153); Canada (87); Brazil (38); Ireland (15); and China (2). To identify our median employee, we used 2020 wages reported to the Internal Revenue Service, annualized for employees who were employed on December 31, 2020 but did not work for us for all of 2020.

Equity Compensation Plan Information

This table provides information as of December 31, 2021 about our common stock that may be issued upon the exercise of options, warrants and rights under the Company’s equity compensation plans.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights ($) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a)) (c)
Equity compensation plans approved by security holders
Employee Long-Term Incentive Plan (1)	6,953,281(4)	96.53	7,805,368	(6)(7)
Long-Term Incentive Plan for Non-Employee Directors (2)	85,575(5)	68.31	140,679
Employee Stock Purchase Plan	—	N/A	3,365,006	(8)
Equity compensation plans not approved by security holders (3)	—	N/A	—
Total	7,038,856	96.44	11,311,053

(1)	Awards under this plan may consist of stock options, performance shares to be settled by the delivery of shares of common stock (or the value thereof), stock appreciation rights, restricted shares and RSUs to be settled by the delivery of shares of common stock (or the value thereof).
(2)	Awards under this plan may consist of stock options or stock awards (which may consist of shares or the right to receive shares, or the value thereof, in the future).

2022 Proxy Statement	52

(3)	The table does not include 14,538 shares of common stock that were issued to the trust for the SDCP prior to May 2004 that may be distributed to participants under the SDCP. While the SDCP does not provide a stock fund as a current notional investment option, the plan includes a stock investment fund option that was frozen effective April 1, 2004. In addition, prior to January 1, 2003, Company matching credits under the SDCP were credited to participant accounts in the form of shares of common stock. Participants are no longer allowed to notionally invest in additional shares of common stock under the SDCP.
(4)	Includes 5,635,587 options, 469,758 RSUs and 847,936 performance shares (assumes that performance shares for the performance period ended December 31, 2021 are based on shares actually earned and that performance shares for periods ending subsequent to December 31, 2021 are earned at the maximum rather than the target amount). If performance shares for periods ending subsequent to December 31, 2021 were earned at target rather than the maximum amount, the number of performance shares would be 575,593.
(5)	Includes 17,322 stock options and 68,253 RSUs.
(6)	Assumes that performance shares for the performance period ended December 31, 2021 are based on shares actually earned and that performance shares for performance periods ending subsequent to December 31, 2021 are earned at the maximum rather than the target amount.
(7)	Awards of stock options and stock appreciation rights reduce the number of shares available for grant by one share for every share subject to the award. Awards of restricted shares, RSUs and performance shares reduce the number of shares available for grant by 2.65 shares for every one share or unit granted. Thus, if future awards under the Employee Long-Term Incentive Plan consisted exclusively of RSUs and performance shares, awards covering a maximum of 2,945,422 shares could be granted.
(8)	After giving effect to shares issued in January 2022 for the December 2021 payroll under the Employee Stock Purchase Plan.

53	2022 Proxy Statement

Audit

Proposal No. 3—Ratification of Appointment of Independent Registered Public Accounting Firm

✔	The Board of Directors recommends that you vote FOR ratification of the appointment of PwC as our independent registered public accounting firm for 2022.

We recommend that stockholders ratify the selection of PricewaterhouseCoopers LLP (“PwC”) as the independent registered public accounting firm retained to audit the Company’s consolidated financial statements and internal control over financial reporting for 2022. Although ratification is not required, the Audit and Finance Committee (the “Committee”) is submitting this proposal to stockholders as a matter of good corporate practice. If the appointment of PwC is not ratified, the Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Committee may select a different independent registered public accounting firm at any time during the year if it determines that a change would be in the best interest of the Company and its stockholders.

The Committee is directly responsible for the appointment, compensation (including approval of the audit fee), retention and oversight of the independent registered public accounting firm retained to audit the Company’s consolidated financial statements and internal control over financial reporting. In order to assure continuing auditor independence, the Committee periodically considers whether there should be regular rotation of the independent registered public accounting firm. Further, in conjunction with the mandated rotation of the independent registered public accounting firm’s lead engagement partner, the Committee and its chair are directly involved in the selection of the lead engagement partner. The Committee has selected PwC as our independent registered public accounting firm for 2022. PwC, or one of its predecessor firms, has served as the Company’s independent registered public accounting firm continuously since 1995.

The Committee annually reviews the independence and performance of PwC in deciding whether to retain PwC or engage another firm as our independent registered public accounting firm. In the course of these reviews, the Committee considers, among other things:

•	the historical and recent performance of PwC on the Company’s audit, including the results of an extensive internal survey of the service and quality of PwC;
•	the capability and expertise of PwC in handling the breadth and complexity of our operations;
•	external data on audit quality and performance, including recent Public Company Accounting Oversight Board (“PCAOB”) reports on PwC and its peer firms;
•	the appropriateness of the fees of PwC for audit and other services;
•	the independence of PwC; and
•	the advantages and disadvantages of retaining or replacing PwC as our independent auditor, including the benefits of having a long-tenured auditor and controls and processes that help ensure the independence of PwC.
Retention of PwC
Tenure Benefits

✔	Higher audit quality. With over 25 years of experience with the Company, including numerous statutory audits in multiple jurisdictions, PwC has gained institutional knowledge of and deep expertise regarding our complex operations and business, accounting policies and practices, and internal control over financial reporting.

2022 Proxy Statement	54

✔	Efficient fee structure. The aggregate fees of PwC are competitive with peer companies because of its familiarity with our business.
✔	No onboarding or educating new auditor. Bringing on a new auditor requires a significant time commitment that could distract from management’s focus on financial reporting, internal controls and other issues.
Independence Controls

✔	Thorough Audit and Finance Committee oversight. The Committee’s oversight includes private meetings with PwC (multiple times per year), a comprehensive annual evaluation by the Committee in determining whether to engage PwC, and a Committee-directed process for selecting the lead engagement partner.
✔	Limits on non-audit services. The Company requires Committee preapproval of non-audit services and requires that PwC is engaged only when it is best suited for the job. When considering whether to preapprove non-audit services, the Committee considers the total non-audit fees to be paid to PwC relative to total audit fees.
✔	Strong internal PwC independence process. PwC conducts periodic internal quality reviews of its audit work and rotates the lead engagement partner every five years. At the conclusion of the 2018 audit, the lead engagement partner was rotated.
✔	Strong regulatory framework. Because it is an independent registered public accounting firm, PwC is subject to PCAOB inspections, “Big 4” peer reviews, and PCAOB and SEC oversight.

Based on this evaluation, the Committee believes that PwC is independent and that the retention of PwC to serve as the Company’s independent registered public accounting firm for 2022 is in the best interest of the Company and its stockholders. PwC representatives are expected to attend the Annual Meeting, will have the opportunity to make a statement if they wish and are expected to be available to respond to appropriate stockholder questions.

Pre-Approval of Audit and Permissible Non-Audit Services

The Committee has established policies and procedures to pre-approve all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm. Prior to engagement of the independent registered public accounting firm for the annual audit, management submits to the Committee for approval a schedule of audit, audit-related, tax and all other services for the year. The Committee pre-approves services by category, with specific dollar value limits for each category. During the year, if it becomes desirable to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval, such services will be presented to the Committee for approval. The Committee also has delegated to its chair the authority to pre-approve services, subject to certain dollar limitations. Pre-approvals by the Committee chair are communicated to the Committee at its next scheduled meeting.

Fees and Services of PwC

Aggregate fees for professional services rendered for the Company by PwC for the years ended December 31, 2021 and 2020 were:

	2021 ($)	2020 ($)
Audit Fees	3,447,587	3,889,300
Audit Related Fees	—	—
Tax Fees	315,227	88,742
All Other Fees	4,739	4,500
Total Fees	3,767,553	3,982,542

Audit Fees were for services including professional services rendered for the audits of the Company’s consolidated financial statements and COVID-19 testing for uninsured program under the CARES Act; statutory audits and subsidiary audits; assistance with review of documents filed with the SEC; and professional services rendered for the audit of the Company’s internal control over financial reporting.

55	2022 Proxy Statement

Audit Related Fees. None were incurred in 2021 or 2020.

Tax Fees were for services related to tax planning and tax advice, including assistance with and representation before U.S. and certain non-U.S. authorities; and services related to tax compliance, including preparation of tax returns and claims for refunds, primarily for non-U.S. tax matters. Tax Fees related to tax planning and tax advice were $315,227 and $88,742 in 2021 and 2020, respectively. None of these fees related to tax planning for any of the Company’s directors or executive officers.

All Other Fees were for software licenses related to access to on-line technical accounting and reporting resource materials.

2022 Proxy Statement	56

Audit and Finance Committee Report

The primary purposes of the Audit and Finance Committee are: (1) to assist in the Board’s oversight of (a) the quality and integrity of the Company’s financial statements and related disclosures, (b) the independent registered public accounting firm’s qualifications and independence and (c) the performance of the Company’s internal audit function and independent registered public accounting firm; and (2) to provide advice to the Board on financing activities and other financial matters.

Management is responsible for establishing and maintaining adequate internal financial controls for the Company’s financial statements and public reporting process. Our independent registered public accounting firm, PwC, is responsible for expressing opinions on the conformity of the Company’s audited financial statements with generally accepted accounting principles and on the Company’s internal control over financial reporting.

In the performance of its oversight role, the Committee reviews the Company’s internal financial controls, financial statements and public reporting process, and regularly meets with both management and PwC to discuss these matters. The Committee also regularly meets privately with PwC and internal auditors, both of which have unrestricted access to the Committee, to discuss these matters. In addition, the Committee reviews, acts on and makes recommendations regarding the Company’s financing plans and other significant financial policies and actions.

The Committee reviewed and discussed with management and PwC the audited financial statements for the year ended December 31, 2021 and the evaluation by PwC of the Company’s internal control over financial reporting. The Committee also discussed with PwC the matters required to be discussed by applicable PCAOB standards. In addition, the Committee received from and discussed with PwC the written disclosures and the letter required by PCAOB rules regarding the communication of PwC with the Committee concerning independence, and discussed with PwC that firm’s independence. In addition, the Committee concluded that the provision by PwC of audit and non-audit services to the Company is compatible with PwC’s independence.

Based on these reviews and discussions, the Committee recommended to the Board the inclusion of Quest Diagnostics’ audited financial statements for the fiscal year ended December 31, 2021 in the Company’s Annual Report on Form 10-K.

Audit and Finance Committee

Tracey C. Doi
Wright L. Lassiter III
Timothy L. Main
Gary M. Pfeiffer, Chair
Gail R. Wilensky

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL. PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR THIS PROPOSAL UNLESS OTHERWISE INSTRUCTED.

57	2022 Proxy Statement

Additional Action Items

Proposal No. 4—Amendment to our Restated Certificate of Incorporation to Allow Stockholders to Act by Non-Unanimous Consent

✔	The Board of Directors recommends that you vote FOR this proposed amendment.

The Board is submitting for stockholder approval a proposal to adopt an amendment to Paragraph 8 of our Restated Certificate of Incorporation to allow stockholders who comply with the requirements set forth in our Restated Certificate of Incorporation to take certain actions by written consent in lieu of a meeting of stockholders with not less than the minimum number of votes that would be necessary to take such action if the matter was presented at a meeting of stockholders at which all shares entitled to vote thereon were present and voted (the “Written Consent Amendment”). Currently, our Restated Certificate of Incorporation permits stockholder action by consent in lieu of a meeting of stockholders only if such consent is unanimous. The Board recommends that stockholders vote in favor of adoption of the Written Consent Amendment.

The text of the proposed amendments to the Restated Certificate of Incorporation representing the Written Consent Amendment is contained in Annex B. Stockholders should review Annex B, together with the Company’s existing Restated Certificate of Incorporation, which is included as an exhibit to the Company’s Annual Report on Form 10-K filed with the SEC.

At our 2021 annual meeting, we received a stockholder proposal requesting that the Board take the necessary steps to permit stockholders to act by consent in lieu of a meeting of stockholders with the minimum number of votes that would be necessary to take such action if the matter was presented at a meeting of stockholders at which all shares entitled to vote thereon were present and voted. The holders of 50.6% of the voting power of the outstanding shares of the Company’s common stock voted in favor of the stockholder proposal.

We value the perspectives of our stockholders, have a strong record of stockholder engagement, and are responsive to stockholder concerns. In light of the results of the vote on the stockholder proposal at the 2021 annual stockholders meeting, the Board considered the advantages and disadvantages of providing stockholders with the ability to act by non-unanimous written consent in lieu of a meeting of stockholders. Following this review, and after considering the recommendation of the Board’s Governance Committee, the Board determined that the Written Consent Amendment is advisable and to recommend that stockholders vote in favor of the adoption of the Written Consent Amendment.

The Board is proposing the Written Consent Amendment to permit stockholders who comply with certain procedural and other requirements to act by consent in lieu of a meeting of stockholders with not less than the minimum number of votes that would be necessary to take such action if the matter was presented at a meeting of stockholders at which all shares entitled to vote thereon were present and voted. The Written Consent Amendment includes procedural and other safeguards that the Board believes are in the best interests of the Company and its stockholders to protect the Company and its stockholders against potential risks associated with permitting stockholders to act by non-unanimous written consent, including requirements intended to promote transparency and a deliberative process, as highlighted below.

•	To ensure adequate underlying support before committing Company resources to the consent solicitation process, the proposed Written Consent Amendment requires that holders of at least 15% of outstanding shares of the Company’s stock request that the Board set a record date to determine the stockholders entitled to act by written consent. The Board believes the 15% threshold strikes the right balance between enhancing the ability of stockholders to initiate stockholder action and limiting the risk of subjecting stockholders and the Company to numerous requests for actions by consent that may only be relevant to particular constituencies and of imposing significant costs of both time and money on the Company.

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•	To provide transparency, stockholders requesting action by written consent must provide the Company with certain information and representations including, but not limited to, the applicable information and representations currently required of any Company stockholder seeking to bring business before a meeting of stockholders pursuant to the advance notice provisions contained in the Company’s by-laws.

•	To provide the Board with a reasonable timeframe to properly evaluate and respond to a stockholder request, the proposed Written Consent Amendment requires that the Board must act, with respect to a valid request, to set a record date for determining stockholders entitled to act by written consent by the later of (i) 20 days after receipt of a valid request to set a record date and (ii) 5 days after delivery by the stockholder(s) of any information requested by the Company to determine the validity of the request for a record date or to determine whether the action to which the request relates may be effected by consent. The record date must be no more than ten days after the Board action to set a record date.

•	To ensure that stockholders have sufficient time to consider the proposal, as well as to provide the Board the opportunity to present its views regarding the proposed action, delivery of executed written consents cannot begin until 60 days after the delivery of a valid request to set a record date or such later date as may be determined in good faith by the Board in the event the Board concludes additional time is required for stockholders to make an informed decision in connection with such consent.

•	To ensure that the written consent is in compliance with applicable law and is not duplicative, the written consent process would not be available in certain circumstances, including:

o	for matters that are not a proper subject for stockholder action under applicable law or that involve a violation of applicable law,

o	if the record date request was delivered to the Company during the period that is close in time to the expected date for the next annual meeting or otherwise is made in a manner that did not comply with the Restated Certificate of Incorporation, the by-laws or involved a violation of Regulation 14A under the Exchange Act or other applicable law, or

o	if an annual or special meeting of stockholders was (a) held within 12 months before the Company received the request for a record date for action by consent, (b) held within 90 days before the Company received the request for a record date for action by consent or (c) was called by the Board, and, in each case, the business considered or to be considered at such meeting, as the case may be, is or was identical or substantially similar to the action proposed to be addressed in the action by consent.

•	To promote management’s focus on the Company’s business, the Written Consent Amendment requires that a written consent will not be effective unless it is delivered to the Company within 60 days after the first date on which a written consent is delivered to the Company, but in no event later than 120 days after the record date.

This description of the proposed Written Consent Amendment is a summary and is qualified by and subject to the full text of such amendments, which are attached to this proxy statement as Annex B. Additions of text are indicated by underlining and deletions of text are indicated by strike-outs.

The affirmative vote of the holders of a majority of the shares of our outstanding common stock is required to adopt the Written Consent Amendment. If adopted by the stockholders, the Written Consent Amendment amending our Restated Certificate of Incorporation will become effective upon filing of a Certificate of Amendment setting forth the Written Consent Amendment with the Delaware Secretary of State (or such later time or date as may be set forth therein), which filing would be completed promptly after the Annual Meeting. If the Written Consent Amendment is approved by the stockholders, the Board will also adopt certain amendments to the Company’s by-laws to reflect the changes to the Restated Certificate of Incorporation effected by the Written Consent Amendment, which amendments will be effective upon the effectiveness of the Written Consent Amendment.

If the Written Consent Amendment is not approved and adopted by the stockholders, stockholders will not be permitted to act by non-unanimous written consent in lieu of a meeting of stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL. PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR THIS PROPOSAL UNLESS OTHERWISE INSTRUCTED.

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Proposal No. 5—Amending our Restated Certificate of Incorporation to Permit Stockholders Holding 15% or More of our Common Stock to Cause the Company to Call Special Meetings of Stockholders

✔	The Board of Directors recommends that you vote FOR this proposed amendment.

The Board is submitting for stockholder approval a proposal to amend Paragraph 7 of our Restated Certificate of Incorporation to lower the share ownership threshold for stockholders to request that the Company call a special meeting to 15% from 20%, to provide for a record date to determine stockholders entitled to request a special meeting and to make related amendments (the “Special Meeting Amendment”). The Board recommends that stockholders vote in favor of the Special Meeting Amendment.

The text of the proposed amendments to the Restated Certificate of Incorporation constituting the Special Meeting Amendment is contained in Annex C. Stockholders should review Annex C, together with the Company’s existing Restated Certificate of Incorporation, which is included as an exhibit to the Company’s Annual Report on Form 10-K filed with the SEC. Any special meeting request would continue to be subject to the procedural, informational and other requirements and limitations currently set forth in the Restated Certificate of Incorporation and by-laws of the Company.

Our Board is committed to high standards of corporate governance, including transparency and accountability. As part of its regular and ongoing review of the Company’s corporate governance practices and in light of feedback from stockholders, the Board carefully considered the appropriate threshold for stockholders to be able to request a special meeting, and the process for requesting a special meeting. In its deliberations regarding this proposal, the Board balanced the benefits of permitting stockholders to call special meetings against the significant costs involved and disruption that can result in holding a special meeting of stockholders. The Board believes that allowing stockholders to request that the Company call a special meeting subject to an ownership threshold that is too low would be contrary to the interests of the Company and its stockholders as a whole, since a small minority of stockholders focused on special interests could request that the Company call a special meeting in order to address matters not of concern to other stockholders and thereby cause the Company to incur substantial expense and divert the attention of management and the Board. Providing for a record date to determine stockholders to request a special meeting enhances and clarifies the process regarding special meetings.

Following the Board’s review, and after considering the recommendation of the Board’s Governance Committee, the Board determined that the Special Meeting Amendment is advisable and to recommend that stockholders vote in favor of adopting the Special Meeting Amendment.

This description of the proposed Special Meeting Amendment is a summary and is qualified by and subject to the full text of such amendments, which are attached to this proxy statement as Annex C. Additions of text are indicated by underlining and deletions of text are indicated by strike-outs.

The affirmative vote of the holders of a majority of the shares of our outstanding common stock is required to adopt the Special Meeting Amendment. If adopted by the stockholders, the Special Meeting Amendment amending our Restated Certificate of Incorporation will become effective upon filing of a Certificate of Amendment setting forth the Special Meeting Amendment with the Delaware Secretary of State (or such later time as may be set forth therein), which filing would be completed promptly after the Annual Meeting. If the Special Meeting Amendment is approved by the stockholders, the Board will also adopt amendments to the Company’s by-laws to provide for certain procedural and disclosure requirements in connection with the Special Meeting Amendment, to be effective upon the effectiveness of the Special Meeting Amendment.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL. PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR THIS PROPOSAL UNLESS OTHERWISE INSTRUCTED.

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Proposal No. 6—Stockholder Proposal Regarding the Right to Call Special Meetings of Stockholders

John Chevedden, 2215 Nelson Ave., No. 205, Redondo Beach, Calif. 90278, owner of 50 shares of the Company’s common stock, has notified us that he intends to present the following proposal and related supporting statement at the Annual Meeting.

Proposal 6 – Shareholder Right to Call a Special Shareholder Meeting

Shareholders ask our board to take the steps necessary to amend the appropriate company governing documents to give the owners of a combined 10% of our outstanding common stock the power to call a special shareholder meeting.

One of the main purposes of this proposal is to give shareholders the right to formally participate in calling for a special shareholder meeting regardless of their length of stock ownership to the fullest extent possible.

It currently takes a theoretical 20% of shares to call for a special shareholder meeting. This can be deceiving because 100% of shares owned less than 365 days continuously are excluded. Thus the shareholders who meet the 20% stock ownership requirement could determine that they own 33% of Quest Diagnostics stock when length of stock ownership is factored out. A potential 33% stock ownership requirement to call a special shareholder meeting is nothing for Quest management to brag about.

It is also important to vote for this proposal because we gave 51% support to a 2021 proposal for a shareholder right to act by written consent.

In response to the 2021 proposal with 51% support Quest management may be tempted, like a number of other managements, to give shareholders a useless right to act by written consent.

Some companies have required that, to initiate written consent, 20% of shares must petition management for the ministerial baby step of obtaining a record date. The 2021 proposal, that received 51% support, did not call for a percentage of shares to be required to petition for a record date for written consent.

Once a record date is obtained then shareholders are on a tight schedule to obtain the consent of 51% of shares outstanding which is equal to 55% of the shares that vote at the annual meeting.

This turns into a classic Catch-22 dilemma for shareholders. In order to get a record date, 20% of shares must surrender their contact information to management. Thus it is easier than shooting fish in a barrel for management to go to the corporate war chest and hire professional proxy solicitors to pester the 20% of shares to change their mind and revoke their support for written consent.

Thus while the base of 20% of shares are easily venerable to management attack via deep pockets company money, shareholders must more than double their number to 51% of shares in a limited time period with money out of their own pockets.

We need a reasonable right to call for a special shareholder meeting to also make sure that management gives us a useful right to act by written consent.

Please vote yes:

Shareholder Right to Call a Special Shareholder Meeting - Proposal 6

OUR BOARD RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL.

The Board of Directors recommends a vote “AGAINST” this proposal and in favor of Proposal No. 5 put forth by the Company for the following reasons.

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The Company’s historical and current corporate governance practices reflect our continuing commitment to robust, balanced corporate governance. We maintain a strong record of responsiveness and accountability to stockholder concerns through implementation of strong stockholder rights and extensive stockholder engagement. The Board believes that providing stockholders with the right to cause the Company to call a special meeting is an important corporate governance practice that enhances stockholder rights. Accordingly, in 2014, the Company amended our Certificate of Incorporation to permit stockholders owning at least 25% in the aggregate of the Company’s outstanding common stock (subject to certain requirements) to cause the Company to call a special meeting of stockholders and, in 2018, the Company again amended our Restated Certificate of Incorporation to lower the ownership threshold from 25% to 20%.

In evaluating this proposal, the Board considered input from the Company’s stockholders regarding their views on the share ownership threshold for shareholders to request that the Company call a special meeting. After careful consideration of this proposal, including whether the actual or perceived benefits of setting the threshold for stockholders to call a special meeting at a lower threshold outweigh the potentially negative consequences to both the Company and its stockholders associated with a lower threshold, the Board has concluded that permitting stockholders owning 10% in the aggregate of the Company’s outstanding common stock to cause the Company to call a special meeting would be detrimental to the Company and its stockholders.

The Board, as described in Proposal No. 5, is asking stockholders to approve amendments to the Company’s Restated Certificate of Incorporation to lower the share ownership threshold for shareholders to request that the Company call a special meeting to 15% from 20%. Following the Board’s deliberations, the Board determined that a 15% threshold strikes an acceptable balance between permitting stockholders to call special meetings and protecting the Company’s resources.

The calling of a special meeting of stockholders is an extraordinary event for any public company designed to address matters of such significance that cannot wait until the next annual meeting. Accordingly, the Board believes that a special meeting of stockholders should only be convened to discuss extraordinary events when fiduciary, strategic or similar considerations dictate the matter be addressed prior to the next annual meeting. The Board believes that the 10% ownership threshold to call a special meeting of stockholders is unduly low and could result in a relatively small minority of stockholders using the procedure to call a special meeting for their own special interests, which may be of little or no consequence to, and which may not be in the best interests of, 90% of the Company’s stockholders. In fact, one of our stockholders currently holds more than 10% of our outstanding common stock; if the ownership threshold were lowered to 10% then this single stockholder – which has no fiduciary duty to the Company or its stockholders - would have the ability, in its sole discretion, to cause the Company to call a special meeting for any reason whatsoever, whether or not it was in the Company’s best interest or the best interest of any other stockholders.

Special meetings require substantial effort and expense, including, among other things, preparing and mailing proxy materials. Special meetings also cause significant disruptions to our normal business operations by requiring significant attention from the Board, our management team and other employees, diverting their focus from overseeing and operating our business. As a result, providing the right to call a special meeting by stockholders with a such a small minority of stockholders would only come at the expense of all the other stockholders. The Board believes that our resources should only be used for the purposes of a special meeting of stockholders to address significant matters that are of interest to a broader portion of the stockholder base, and that a 15% threshold is more consistent with the threshold adopted by a strong majority of other companies that provide a right to call a special meeting. The Board believes that a 15% threshold establishes an acceptable balance between meaningful accountability and mitigation of risk that may be presented by a lower threshold, including significant costs, Board, management team and other employee distraction and waste of corporate resources.

In recommending a vote against this stockholder proposal, the Board believes it is also important to consider the other governance practices and stockholder protections that the Company has adopted, including annual director elections, majority voting in uncontested director elections, proxy access, no supermajority voting requirements and an annual say-on-pay vote, as well as the proposed adoption of the right of stockholders to act by written consent that is not unanimous, as set forth in Proposal No. 4.

In addition, stockholders have a number of ways to communicate with the Board and the management team. The Board values and regularly solicits stockholder input. As described under “Stockholder Access and Outreach” on page 9, stockholders can contact directly our Lead Independent Director, any individual Director or the Board as a whole, and we maintain open and regular lines of direct communication with our stockholders. The Board is responsive to stockholder feedback, as exhibited by the proposed adoption of the right of stockholders to act by written consent that is not unanimous, as set forth in Proposal No. 4, and the proposal to lower the share ownership threshold for shareholders to request that the Company call a special meeting to 15% from 20%, as set forth in Proposal No. 5.

2022 Proxy Statement	62

For all the above reasons, the Board recommends that stockholders vote AGAINST Proposal No. 6.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL. PROXIES SOLICITED BY THE BOARD WILL BE VOTED AGAINST THIS PROPOSAL UNLESS OTHERWISE INSTRUCTED.

63	2022 Proxy Statement

Frequently Asked Questions

1. What is the date, time and place of the Annual Meeting?

We will hold the Annual Meeting on May 18, 2022 at 10:30 a.m. Eastern Time, exclusively by webcast at www.cesonlineservices.com/dgx22_vm.  No physical meeting will be held. We encourage you to access the meeting prior to the start time, leaving ample time for check-in. Access to the online meeting will begin at 10 a.m. Eastern Time. You will be able to attend the meeting, vote electronically, and submit questions during the meeting at www.cesonlineservices.com/dgx22_vm.

2. How do I virtually attend the Annual Meeting?

The Annual Meeting will take place online at www.cesonlineservices.com/dgx22_vm.

If you are a stockholder of record (meaning, if you hold your shares in your name through the Company’s transfer agent), you may register to attend by visiting www.cesonlineservices.com/dgx22_vm no later than 24 hours before the Annual Meeting. Follow the directions to register for the Annual Meeting. Have available your proxy card or Important Notice Regarding the Availability of Proxy Materials; they contain the 11-digit control number needed to complete your registration.

If you are a beneficial stockholder (meaning, if you hold your shares through a broker, bank or other nominee), you may register to attend by visiting www.cesonlineservices.com/dgx22_vm no later than 24 hours before the Annual Meeting. Follow the directions to register for the Annual Meeting. Have available your voting instructions form or Important Notice Regarding the Availability of Proxy Materials or other communication; they contain your control number needed to complete your registration.

Stockholders that register to attend the Annual Meeting will receive an e-mail prior to the meeting with a link and instructions for attending the Annual Meeting.

3. How do I vote my shares?

If you are a stockholder of record, you may cause your shares to be voted by submitting your proxy by mail, telephone, or the Internet. The directions for internet, mail and telephone proxy submission are on your proxy card. If you choose to submit your proxy on the Internet before the Annual Meeting, go to www.cesvote.com. If you choose to submit your proxy by mail, simply mark, sign and date your proxy card and return it in the enclosed postage pre-paid envelope. You can also submit your proxy by calling 1-888-693-8683. If you return a signed proxy card without indicating your vote, your shares will be voted according to the Board’s recommendations. To vote during the Annual Meeting, register to attend the Annual meeting (see Question 2 – “How do I virtually attend the Annual Meeting?”) and click on the ‘Stockholder Ballot’ link that will be available during the Annual Meeting under the ‘Meeting Links’ section of the virtual meeting website.

If you are a beneficial stockholder, please follow the voting instructions forwarded to you by your bank, broker or other holder of record. To vote during the Annual Meeting, register to attend the Annual Meeting (see Question 2 – “How do I virtually attend the Annual Meeting?”) and click on the ‘Stockholder Ballot’ link that will be available during the Annual Meeting under the ‘Meeting Links’ section of the virtual meeting website. Please note that if you are a beneficial owner and wish to vote at the Annual Meeting, you must obtain a legal proxy, in pdf or image file format, from the bank, brokerage firm or other nominee holding your shares giving you the right to vote your shares, and present it with your online ballot during the Annual Meeting.

To reduce our administrative and postage costs, we ask that you submit a proxy through the Internet or by telephone, both of which are available 24 hours a day.

4. Will I be able to ask a question during the Annual Meeting?

Yes, all stockholders attending the Annual Meeting will be able to submit a question during the meeting. You must be logged in to the virtual meeting at www.cesonlineservices.com/dgx22_vm, type your question into the “Ask a Question” box and click ‘submit’. If your question is properly submitted during the meeting, your question may be answered in the meeting or we may hold your question and respond to it after the meeting. Questions on similar topics may be combined and answered together.

2022 Proxy Statement	64

5. What if I encounter technical difficulties or have trouble accessing the Annual Meeting?

If you have difficulty accessing the Annual Meeting, please follow the instructions contained in the reminder email you will receive the evening before the Annual Meeting. We will have technicians available to assist you.

6. What if the Company encounters technical difficulties during the Annual Meeting?

If we experience technical difficulties during the Annual Meeting (e.g., a temporary or prolonged power outage), our Chairman will determine whether the Annual Meeting can be promptly reconvened (if the technical difficulty is temporary) or whether the Annual Meeting will need to be reconvened at a later time or another day (if the technical difficulty is more prolonged). In any situation, we will promptly notify stockholders of the decision via www.cesonlineservices.com/dgx22_vm.

7. Who can vote at the Annual Meeting?

Holders of our common stock as of the close of business on March 21, 2022, the record date, will be entitled to vote at the Annual Meeting and at any adjournment or postponement of the Annual Meeting.

8. How many votes can be cast by all stockholders?

On the record date, there were 117,785,823 shares of our common stock outstanding, each of which is entitled to one vote for each matter to be voted on at the Annual Meeting.

9. How many votes must be present to hold the Annual Meeting?

We need the holders of shares representing a majority of the votes that may be cast at the Annual Meeting, present in person or represented by proxy, to hold the Annual Meeting. We urge you to submit your proxy even if you plan to attend the Annual Meeting.

10. How many votes will be required to elect directors?

Each director will be elected by a majority of votes cast with respect to such director. A “majority of votes cast” means that the number of votes cast “for” a director nominee exceeds the number of votes cast “against” that director nominee. Under Delaware law, if the director is not elected at the Annual Meeting, the director will continue to serve on the Board as a “holdover” director. As required by the Company’s by-laws, each director nominee has submitted an irrevocable letter of resignation as director that becomes effective if he or she is not elected by the stockholders and the Board accepts the resignation. If a director is not elected, the Governance Committee will consider the director’s resignation and recommend to the Board whether to accept or reject the resignation or take other action. The Board will decide whether to accept or reject the resignation or take other action and publicly disclose its decision and, if it rejects the resignation, the rationale behind the decision, within 120 days after the election results are certified.

11. How many votes will be required to adopt the other proposals?

The ratification of the appointment of PwC and approval of the stockholder proposal require the affirmative vote of a majority of the shares of common stock represented at the Annual Meeting and entitled to vote thereon. The approval of the advisory resolution to approve executive compensation requires the affirmative vote of a majority of votes cast with respect to such proposal. A “majority of votes cast” means that the number of votes cast “for” a proposal exceeds the number of votes cast “against” that proposal. The approval of each proposed amendment of the Restated Certificate of Incorporation requires the affirmative vote of the holders of a majority of the outstanding common stock of the Company.

12. Can I change or revoke my proxy?

Yes. You may revoke your proxy before your shares are voted by:

•	submitting a later dated proxy, including by telephone or the Internet, that is received no later than the conclusion of voting at the Annual Meeting;

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•	delivering a written revocation notice to William J. O’Shaughnessy, Jr., Corporate Secretary, Quest Diagnostics Incorporated, 500 Plaza Drive, Secaucus, New Jersey 07094 that is received no later than the conclusion of voting at the Annual Meeting; or
•	voting at the Annual Meeting.

13. What if I vote to abstain?

Shares voting “abstain” on the ratification of the appointment of PwC, the proposed amendments to the Restated Certificate of Incorporation and approval of the stockholder proposal will be counted as present for purposes of that proposal and will have the effect of a vote against the proposal. Shares voting “abstain” for any nominee for director and the advisory vote to approve executive compensation will be excluded entirely from the vote and will have no effect on the election of that nominee or matter, as the case may be.

14. What happens if I do not vote?

If you are a record holder and do not vote your shares or submit a proxy with respect to your shares, your shares will not be voted.

If you hold your shares in street name (including in the Employee Stock Purchase Plan), you must instruct the record owner how to cast your vote if you want your shares to count for the election of directors, the advisory resolution to approve executive compensation, the proposed amendments to the Restated Certificate of Incorporation or approval of the stockholder proposal. If you do not provide instructions regarding how to vote on these matters, no vote will be cast on your behalf. Brokers, however, have discretion to vote uninstructed shares on the ratification of the appointment of PwC.

If you are a participant in the 401(k) Plan and you do not submit voting instructions in respect of shares held on your behalf in such plan, then, except as otherwise required by law, the plan trustee will vote your shares in the same proportion as the voting instructions that it receives from other participants.

15. What if there is voting on other matters?

We do not know of any other matters that may be presented for action at the meeting other than those described in this proxy statement. If any matter not described in the proxy statement properly is brought before the meeting, the proxy holders will have the discretion how to vote your shares.

16. What happens if the Annual Meeting is postponed or adjourned?

Your proxy will still be valid and may be voted at the postponed or adjourned annual meeting. You will still be able to change or revoke your proxy until it is voted.

17. Who is soliciting my vote and will pay the expenses incurred in connection with the solicitation?

The Board is soliciting your vote. The Company pays the cost of preparing proxy materials and soliciting your vote. Our directors, officers and employees, who will receive no additional compensation for soliciting, may solicit proxies on our behalf by telephone, mail, electronic or facsimile transmission, or by other means of communication. We also have hired D.F. King & Co., Inc. to solicit proxies and for these services we will pay an estimated fee of $13,500, plus expenses.

18. Can I receive Annual Meeting material via electronic delivery?

We are furnishing this proxy statement and form of proxy and voting instructions in connection with our solicitation of proxies on behalf of the Board for the Annual Meeting. This proxy statement and the Annual Report are available on our website at www.QuestDiagnostics.com. You can save the Company postage and printing expense by consenting to access these documents over the Internet. If you consent, you will receive notice next year when these documents are available with instructions on how to view them and submit voting instructions. Your consent to electronic delivery of materials will remain in effect until you revoke it. If you choose electronic delivery, you may incur costs, such as cable and Internet access charges, for which you will be responsible.

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19. Whom should I call with other questions or to obtain a paper copy of this document or the Annual Report on Form 10-K?

If you have additional questions about this proxy statement or the Annual Meeting or would like additional copies of this document or our 2021 Annual Report on Form 10-K at no charge, please contact Investor Relations, Quest Diagnostics Incorporated, 500 Plaza Drive, Secaucus, New Jersey 07094; email address: Investor@QuestDiagnostics.com; telephone 973-520-2900. The Company’s main telephone number is 973-520-2700. We will promptly deliver to you the documents that you request.

20. How do I submit a proposal for the 2023 annual meeting of stockholders?

Stockholders intending to present a proposal at the 2023 annual meeting and have it included in the Company’s proxy statement for that meeting must submit the proposal in writing to William J. O’Shaughnessy, Jr., Corporate Secretary, 500 Plaza Drive, Secaucus, New Jersey 07094. We must receive your proposal by the close of business on December 16, 2022.

Stockholders intending to present a proposal at the 2023 annual meeting, but not to include the proposal in the Company’s proxy statement, or to nominate a person for director (other than proxy access nominations, which are discussed below), must comply with the requirements set forth in our by-laws. The by-laws require, among other things, that our Corporate Secretary receive written notice from the record stockholder of intent to present such proposal or nomination no more than 120 days and no less than 90 days prior to the anniversary of the preceding year’s annual meeting of stockholders. Therefore, the Company must receive notice of such a proposal or nomination for the 2023 annual meeting of stockholders no earlier than January 18, 2023 and no later than February 17, 2023. The notice must contain the information required by the by-laws, a copy of which is available on our website at www.QuestDiagnostics.com or upon request from our Corporate Secretary.

Our by-laws provide a proxy access right to permit a stockholder, or a group of up to 20 stockholders, owning at least 3% of our outstanding common stock continuously for at least three years, to nominate and include in our proxy materials director nominees constituting up to 20% of the Board of Directors or two directors, whichever is greater, provided that the stockholder(s) and the nominee(s) satisfy the requirements in our by-laws. Under our by-laws, compliant notice of proxy access director nominations for the 2023 annual meeting of stockholders must be submitted to the Corporate Secretary no earlier than November 16, 2022 and no later than December 16, 2022. The notice must contain the information required by the by-laws, a copy of which is available on our website at www.QuestDiagnostics.com or upon request from our Corporate Secretary.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be held on May 18, 2022: Our proxy statement and Annual Report on Form 10-K for the year ended December 31, 2021 are available on our website at www.QuestDiagnostics.com.

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Annex A

Reconciliation of Non-GAAP and GAAP Information

As used in this proxy statement, the term “reported” refers to measures under the accounting principles generally accepted in the United States (“GAAP”). The term “adjusted” refers to non-GAAP operating performance measures that exclude special items such as restructuring and integration charges, certain financial impacts resulting from the COVID-19 pandemic, amortization expense, excess tax benefits (“ETB”) associated with stock-based compensation, a gain on remeasurement of an equity interest, costs associated with donations, contributions and other financial support through Quest for Health Equity, the company’s initiative with the Quest Diagnostics Foundation to reduce health disparities in underserved communities, a gain on sale of an ownership interest in a joint venture, gains associated with changes in the carrying value of our strategic investments, and other items.

The non-GAAP adjusted measures included in “Compensation Discussion and Analysis” beginning on page 23 are presented because management believes those measures are useful adjuncts to GAAP results. Non-GAAP adjusted measures should not be considered as an alternative to the corresponding measures determined under GAAP. Management may use these non-GAAP measures to evaluate our performance period over period and relative to competitors, to analyze the underlying trends in our business, to establish operational budgets and forecasts and for incentive compensation purposes. We believe that these non-GAAP measures are useful to investors and analysts to evaluate our performance period over period and relative to competitors, as well as to analyze the underlying trends in our business and to assess our performance. The tables below include reconciliations of non-GAAP adjusted measures to GAAP measures.

	Twelve Months Ended December 31,		Increase
	2021	2020	(Decrease)
	(dollars in millions except per, share data)
Adjusted operating income:
Operating income	$ 2,381	$ 1,971
Restructuring and integration charges (a)	61	58
COVID-19 impact (b)	4	76
Other (c)	16	2
Amortization expense	103	103
Adjusted operating income	$ 2,565	$ 2,210

Adjusted operating income as a percentage of net revenues:
Operating income as a percentage of net revenues	22.1%	20.9%	120 basis points
Restructuring and integration charges (a)	0.6	0.6
COVID-19 impact (b)	-	0.8
Other (c)	0.1	-
Amortization expense	1.0	1.1
Adjusted operating income as a percentage of net revenues	23.8%	23.4%	40 basis points

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Adjusted net income attributable to Quest Diagnostics:
Net income attributable to Quest Diagnostics	$ 1,995	$ 1,431
Restructuring and integration charges (a)(f)	45	44
COVID-19 impact (b)(f))	3	53
Gain on sale of ownership in joint venture (d)(f)	(259)	-
Amortization expense(f)	78	86
Other (c)(f)	(16)	(1)
ETB	(19)	(23)
Gain on remeasurement of equity interest(e)(f)	-	(63)
Adjusted income from continuing operations attributable to Quest Diagnostics	$ 1,827	$ 1,527

Adjusted diluted EPS:
Diluted earnings per common share	$ 15.55	$ 10.47	48.5%
Restructuring and integration charges (a)(f)	0.36	0.32
COVID-19 impact (b)(f)	0.03	0.39
Gain on sale of ownership in joint venture (d)(f)	(2.02)	-
Other (c)(f)	(0.16)	-
Amortization expense(f)	0.62	0.63
ETB	(0.14)	(0.17)
Gain on remeasurement of equity interest(e)(f)	-	(0.46)
Adjusted diluted EPS	$ 14.24	$ 11.18	27.4%

(a)	For the twelve months ended December 31, 2021 and 2020, represents costs primarily associated with systems conversions and integration incurred in connection with further restructuring and integrating our business. The following table summarizes the pre-tax impact of restructuring and integration charges on the company’s consolidated statements of operations:
	Twelve Months Ended December 31,
	2021	2020
	(dollars in millions)
Cost of services	$ 30	$ 27
Selling, general and administrative	31	31
Operating income	$ 61	$ 58

(b)	For the twelve months ended December 31, 2021 and 2020, the pre-tax impact represents the impact of certain items resulting from the COVID-19 pandemic. For the twelve months ended December 31, 2021, includes incremental costs incurred to protect the health and safety of our employees and customers. For the twelve months ended December 31, 2020, principally includes expense associated with payments to eligible employees to help offset expenses they incurred as a result of COVID-19, incremental costs incurred primarily to protect the health and safety of our employees and customers, and certain asset impairment charges. The following table summarizes the pre-tax impact of these other items on the company’s consolidated statement of operations:

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	Twelve Months Ended December 31,
	2021	2020
	(dollars in millions)
Cost of services	$ 4	$ 57
Selling, general and administrative	-	10
Other operating expense (income), net	-	9
Operating income	$ 4	$ 76

Equity in earnings of equity method investees, net of taxes	-	$ (4)

Net income attributable to noncontrolling interest	-	$ 4

(c)	For the twelve months ended December 31, 2021, the pre-tax impact primarily represents changes in the carrying value of our strategic investments and a gain recognized by an equity method investee to adjust certain of its investments to fair value, partially offset by costs associated with donations, contributions and other financial support through Quest for Health Equity, and a non-cash impairment charge to the carrying value of an equity method investment. For the twelve months ended December 31, 2020, primarily represents a gain recognized by an equity method investee to adjust certain of its investments to fair value, a loss on retirement of debt, and, to a lesser extent, costs associated with Quest for Health Equity.

The following table summarizes the pre-tax impact of these other items on the company’s consolidated statement of operations:

Twelve Months Ended December 31,
	2021	2020
(dollars in millions)
Selling, general and administrative	$ 16	$ 2

Equity in earnings of equity method investees, net of taxes	$ -	$ (14)

Other income, net	$ (39)	$ 10

(d)	For the twelve months ended December 31, 2021, the pre-tax impact represents a gain of $314 million recorded in other income, net following the sale of our 40% ownership interest in Q2 Solutions®, our clinical trials central laboratory services joint venture, to IQVIA Holdings, Inc., our joint venture partner, for $760 million in an all-cash transaction.
(e)	For the twelve months ended December 31, 2020, the pre-tax impact represents a gain of $70 million recognized in other income, net based on the difference between the fair value and the carrying value of an equity interest. On August 1, 2020, we completed our acquisition of the remaining 56% interest in Mid America Clinical Laboratories, LLC (“MACL”) from our joint venture partners. As a result of the transaction, we remeasured our previously held minority interest in MACL to fair value and recognized a gain.
(f)	For restructuring and integration charges, COVID-19 impacts, other items and amortization expense, income tax impacts, where recorded, were primarily calculated using combined statutory income tax rates of 25.5% for both 2021 and 2020. For the gain on sale of ownership in joint venture in 2021, income tax expense on the transaction resulted in an effective income rate of 17.6%. For the gain on remeasurement of equity interest in 2020, income tax expense on the transaction resulted in an effective income tax rate of 11.8%.

2022 Proxy Statement	A-3

Annex B

Proposed Amendments to Paragraph 8 of Restated
Certificate of Incorporation

Set forth below are the proposed amendments to Paragraph 8 of the Restated Certificate of Incorporation of Quest Diagnostics Incorporation to reflect the amendments described in Proposal No. 4.

8. Action by ~~Unanimous~~ Written Consent. ~~From and after the Distribution Date, any action which may be taken~~ (a) Any action that is required or permitted to be taken by stockholders at any annual or special meeting of stockholders may be taken without a meeting ~~without prior notice~~ and without a vote~~, if consent in writing,~~  if a Consent or Consents setting forth the action so taken~~,~~  shall be signed~~, in person or by proxy,~~  by the holders of ~~all~~ outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon ~~and no action by non-unanimous written consent shall be permitted.~~ were present and voted and shall be delivered to the Corporation in the manner required by Section 228 of the General Corporation Law of the State of Delaware and this Certificate of Incorporation (each such consent, a “Consent”); provided, however, that no such action of stockholders in lieu of a meeting may be taken or authorized except in accordance with this Certificate of Incorporation, the Bylaws, and applicable law.

(b)       In order for stockholders to authorize or take corporate action by consent in lieu of a meeting, a stockholder of record seeking to have stockholders authorize or take such action (a “Written Consent Requesting Stockholder”) shall deliver to the Secretary of the Corporation at its principal executive offices a written request containing the information required by this Paragraph 8 and the Bylaws (such request, a “Written Consent Request”). Stockholders shall not be entitled to authorize or take corporate action in lieu of a meeting unless the Corporation shall have first received Written Consent Requests from a stockholder or group of stockholders of record of the Corporation who own, as of the close of business on the date the first Written Consent Request is delivered to the Corporation (the “Written Consent Request Record Date”), at least fifteen percent (15%) in the aggregate of Common Stock issued, outstanding and entitled to vote and who have owned that position in a net long position continuously for at least one year (the “Requisite Percent”) in accordance with this Paragraph 8 and all other conditions and requirements under this Paragraph 8 and the Bylaws shall have been fully satisfied or complied with. For purposes of this Paragraph 8, “net long position” shall be determined with respect to each Written Consent Requesting Stockholder (and each beneficial owner, if any, who is directing such stockholder to act on such owner’s behalf in accordance with the definition thereof set forth in Rule 14e-4 under the Exchange Act; provided that (x) for purposes of such definition, in determining such Written Consent Requesting Stockholder’s (or beneficial owner’s) “short position,” the reference in Rule 14e-4 to “the date that a tender offer is first publicly announced or otherwise made known by the bidder to holders of the security to be acquired” shall be deemed to be the Written Consent Request Record Date, and the reference to the “highest tender offer price or stated amount of the consideration offered for the subject security” shall be deemed to refer to the closing sales price of the Common Stock on the New York Stock Exchange (or such other securities exchange designated by the Board of Directors if the Common Stock is not listed for trading on the New York Stock Exchange) on such Written Consent Request Record Date (or, if such date is not a trading day, the next succeeding trading day) and (y) the net long position of such Written Consent Requesting Stockholder (or such beneficial owner) shall be reduced by the number of shares as to which the Board of Directors determines that such Written Consent Requesting Stockholder (or such beneficial owner) does not, or will not, have the right to vote or direct the vote as of the Written Consent Request Record Date or the Written Consent Record Date (as defined below), or as to which the Board of Directors determines that such Written Consent Requesting Stockholder (or such beneficial owner) has entered into any derivative or other agreement, arrangement or understanding that hedges or transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of such shares. Following the date on which

2022 Proxy Statement	B-1

the Corporation shall have received Written Consent Request(s) representing the Requisite Percent in accordance herewith (the “Written Consent Request Effective Time”), the Board of Directors shall, by the later of (i) twenty (20) days after the Written Consent Request Effective Time and (ii) five (5) days after delivery to the Corporation by any Written Consent Requesting Stockholder of any information requested by the Corporation to determine the validity of such Written Consent Request(s) (the later of the dates in the immediately preceding clauses (i) and (ii), the “Determination Outside Date”), determine the validity of such Written Consent Request(s) (including whether such Written Consent Requests were delivered in accordance with this Certificate of Incorporation and whether the proposed action is a proper matter for stockholder action under this Certificate of Incorporation) and, if appropriate, adopt a resolution fixing the record date for determining stockholders entitled to consent to the action(s) set forth in such Written Consent Request(s) (the “Written Consent Record Date”) (unless the Board of Directors shall have previously fixed such a Written Consent Record Date). The Written Consent Record Date shall be no more than ten (10) days after the date upon which the resolution fixing such record date is adopted by the Board of Directors and shall not precede the date upon which such resolution is adopted. If the Board of Directors determines that Written Consent Requests from Written Consent Requesting Stockholders representing the Requisite Percent have been validly delivered in accordance with this Certificate of Incorporation and relate to an action that may be effected by consent in lieu of a meeting pursuant to this Certificate of Incorporation, or if no such determination shall have been made by the Determination Outside Date, and in either event no Written Consent Record Date has been fixed by the Board of Directors, the Written Consent Record Date shall be the first date following the Determination Outside Date on which a signed Consent relating to the action taken or proposed to be taken by consent of stockholders in lieu of a meeting pursuant to the Written Consent Request is delivered to the Corporation in accordance with paragraph (g) of this Paragraph 8 and applicable law.

(c)       Each Written Consent Requesting Stockholder shall include with his, her or its Written Consent Request written evidence reasonably satisfactory to the Corporation of his, her or its ownership of shares of Common Stock as of the Written Consent Request Record Date and continuous net long position as required by paragraph (b) of this Paragraph 8 (provided, however, that if any Written Consent Requesting Stockholder is not the beneficial owner of the shares as to which any Written Consent Request is made, then such Written Consent Request must also include documentary evidence reasonably satisfactory to the Corporation as to such ownership by the beneficial owner on whose behalf such request is made). Each Written Consent Requesting Stockholder (or the beneficial owner, if any, on whose behalf a Written Consent Request is made) must include with his, her or its Written Consent Request an agreement by such Written Consent Requesting Stockholder (or the beneficial owner, if any, on whose behalf a Written Consent Request is made) to solicit Consents in accordance with paragraph (e) of this Paragraph 8; provided that an agreement by one such Written Consent Requesting Stockholder (or beneficial owner) shall be deemed to constitute such agreement on the part of all such Written Consent Requesting Stockholders. Each Written Consent Request must describe the action proposed to be taken by consent of stockholders in lieu of a meeting and contain all such information and representations, to the extent applicable, with respect to each Written Consent Requesting Stockholder (and each beneficial owner, if any, on whose behalf a Written Consent Request is made) and the proposed action of stockholders by consent in lieu of a meeting as would be required by the Bylaws to present any item of business (other than the election of directors) before a meeting of stockholders, as applicable, including, without limitation, a detailed summary of the proposed action to be taken (including the text of any resolutions to be adopted by written consent of stockholders and, if any resolution proposes to amend the Bylaws, the exact language of any such proposed amendment). The Corporation may require each Written Consent Requesting Stockholder to furnish such other information as may be requested by the Corporation to determine the validity of any Written Consent Request and whether any proposed action set forth in the Written Consent Request may be effected by consent of stockholders in lieu of a meeting under paragraph (d) of this Paragraph 8. In connection with an action or actions proposed to be taken by consent of stockholders in lieu of a meeting in accordance with this Paragraph 8 and applicable law, each Written Consent Requesting Stockholder shall further update and supplement the information previously provided to the Corporation in connection therewith so that it is true and correct (i) as of the Written Consent Record Date and (ii) as of each tenth day thereafter until the earlier of the date each action is duly adopted and the Consent Termination Date (as defined below), with such updated or supplemental information being delivered to the Secretary of the Corporation at its principal executive office in the manner required in this Paragraph 8 within five (5) business days after the date as of which the information is required to be updated or supplemented.

B-2	2022 Proxy Statement

Any Written Consent Requesting Stockholder may revoke his, her or its Written Consent Request at any time by written revocation delivered to the Secretary of the Corporation at the Corporation’s principal executive offices. Any disposition by a Written Consent Requesting Stockholder of any shares of capital stock of the Corporation entitled to consent to the action to which a Written Consent Request relates (or, in the case of a Written Consent Requesting Stockholder that has submitted a Written Consent Request on behalf of the beneficial owner of shares, a disposition by such beneficial owner of beneficial ownership of such shares) after the date of the Written Consent Request shall be deemed a revocation of his, her or its Written Consent Request with respect to such shares. If, at any time after the Written Consent Request Effective Time and before the Written Consent Certification Date (as defined below), the Written Consent Request(s) represent in the aggregate less than the Requisite Percent due to any revocation of a Written Consent Request or any deemed revocation of shares of Common Stock with respect to any such request, no Written Consent Record Date shall be fixed (and any Written Consent Record Date theretofore fixed shall be cancelled), and no action by consent of stockholders in lieu of a meeting as provided in such Written Consent Request(s) shall be taken pursuant thereto. In determining whether Written Consent Request(s) have been delivered by Written Consent Requesting Stockholders representing in the aggregate the Requisite Percent in accordance with this Paragraph 8, multiple Written Consent Requests delivered to the Secretary will be considered together only if each such Written Consent Request (x) identifies substantially the same purpose or purposes of the action proposed to be taken by consent of stockholders and substantially the same matters proposed to be taken by written consent of stockholders, as determined by the Board of Directors (which, if such purpose is the removal of one or more directors, will mean that each Written Consent Request includes an identical list of directors proposed to be removed by the action by consent of stockholders in lieu of a meeting that is the subject of the request), and (y) has been dated and delivered to the Secretary as provided herein on the Written Consent Request Record Date or within thirty (30) days thereafter.

(d)       Stockholders shall not be entitled to act by consent in lieu of a meeting if (i) the action relates to an item of business that is not a proper subject for stockholder action under applicable law, (ii) the Written Consent Request Effective Time occurs during the period commencing one hundred twenty (120) days prior to the first anniversary of the annual meeting of stockholders for the immediately preceding annual meeting and ending on the thirtieth (30th) calendar day after the first anniversary of the date of the immediately preceding annual meeting, (iii) an identical or substantially similar item (as determined by the Board of Directors, a “Similar Item”) was presented at any meeting of stockholders of the Corporation held not more than twelve (12) months before the Written Consent Request Record Date in respect of any Written Consent Request (provided that, for purposes of this clause (iii), an election of directors at any such meeting shall not be deemed to be a Similar Item with respect to any proposal to remove one or more directors), (iv) the action relates to a removal of directors occurring at any time within ninety (90) days after any meeting of stockholders for the election of directors, (v) a Similar Item is included in the Corporation’s notice as an item of business to be brought before a meeting of stockholders that has been called by the Written Consent Request Record Date in respect of a Written Consent Request but has not yet been held or that is called for a date within ninety (90) days after the Written Consent Request Effective Time, (vi) the Board of Directors calls an annual or special meeting of stockholders for purposes of presenting a Similar Item or solicits action by written consent of stockholders of a Similar Item pursuant to paragraph (i) of this Paragraph 8 or (vii) the Written Consent Request(s) otherwise giving rise to a Written Consent Request Effective Time were made in a manner that either did not comply with this Certificate of Incorporation, the Bylaws or involved a violation of Regulation 14A under the Exchange Act or other applicable law.

(e)       Stockholders of the Corporation may take action by consent in lieu of a meeting only if consents are solicited by (i) the Board of Directors or (ii) the Written Consent Requesting Stockholder or group (or the beneficial owner(s), if any, on whose behalf any such Written Consent Requesting Stockholder is acting) seeking to take action by written consent of stockholders in accordance with this Paragraph 8, Regulation 14A of the Exchange Act (without reliance upon any exemption in Regulation 14A, including the exemption contained in clause (iv) of Rule 14a-1(l)(2) or Rule 14a-2(b) thereunder) (or any subsequent provisions replacing such act or regulations) and any other applicable law, from all holders of shares of capital stock of the Corporation entitled to give consent the proposed action.

2022 Proxy Statement	B-3

(f)       No Consent shall be effective to take the corporate action referred to therein unless such Consent is dated and delivered to the Corporation in accordance with this Paragraph 8 and applicable law and, within sixty (60) days after the first date on which a Consent is validly delivered in the manner required by paragraph (g) of this Paragraph 8 and applicable law (and in any event not later than one hundred and twenty (120) days after the Written Consent Record Date), Consents signed by a sufficient number of stockholders to take such action are so delivered to the Corporation. A Consent shall not be valid if it purports to provide (or if the person signing such Consent provides, through instructions to an agent or otherwise) that it will be effective at a future time or at a time determined upon the happening of an event.

(g)        No Consents may be delivered to the Corporation until (i) sixty (60) days after the Written Consent Request Effective Time, or (ii) such later date as may be determined in good faith by the Board of Directors, which determination shall be conclusive and binding, in the event it concludes, consistent with its fiduciary duties, that additional time is required for stockholders to make an informed decision in connection with such Consent. Consents must be delivered to the Secretary at the principal executive offices of the Corporation. In the event of the receipt by the Corporation of one or more Consents, the Secretary of the Corporation, or such other officer of the Corporation as the Board of Directors may designate, shall provide for the safe-keeping of such Consents and any related revocations and shall promptly conduct such ministerial review of the sufficiency of all Consents and any related revocations and of the validity of the action to be taken by consent of stockholders in lieu of a meeting as the Secretary of the Corporation or such other officer deems necessary or appropriate to determine whether the stockholders of a number of shares of capital stock having the requisite voting power to authorize or take the action specified in Consents have given consent. The Board of Directors may appoint an independent person to serve as inspector (“Inspector”) to conduct the ministerial review referenced in the immediately preceding sentence, and such Inspector shall provide a report with respect to such review to the Corporation promptly upon the completion thereof. Subject to paragraph (h) of this Paragraph 8, if, after completion of the review required by this paragraph (g), the Secretary of the Corporation or such other officer as the Board of Directors shall have designated shall determine that the action purported to have been taken is duly authorized by the Consents, the Secretary or such other officer shall certify that fact on the records of the Corporation kept for the purpose of recording the proceedings of meetings of stockholders and the Consents shall be filed in such records. No action by consent of stockholders in lieu of a meeting shall be effective until such date as the Secretary or such other officer certifies to the Corporation that the Consents delivered to the Corporation in accordance with this paragraph (g) represent at least the minimum number of votes that would be necessary to take the corporate action at a meeting at which all shares entitled to vote thereon were present and voted, in accordance with the General Corporation Law, the Certificate of Incorporation and the Bylaws (the “Written Consent Certification Date”).

(h)       If the Board of Directors shall determine, which determination shall be conclusive and binding, that any Written Consent Request or any proposed action by consent of stockholders in lieu of a meeting was not properly made or effected in accordance with this Certificate of Incorporation, the Bylaws or applicable law, including, without limitation, due to the fact that one or more Written Consent Requests or Consents were not delivered in compliance with the provisions of this Certificate of Incorporation, the Bylaws or applicable law regulating action by consent of stockholders in lieu of a meeting, then the Board of Directors shall not be required to fix a Written Consent Record Date and any such purported action by consent of stockholders in lieu of a meeting shall be null and void to the fullest extent permitted by applicable law. Nothing contained in this Paragraph 8 shall in any way be construed to suggest or imply that the Board of Directors of the Corporation or any stockholder shall not be entitled to contest the validity of any Consent or related revocations, whether before or after such certification by the Secretary of the Corporation, such other officer of the Corporation as the Board of Directors may designate or the Inspectors, as the case may be, or to take any other action (including, without limitation, the commencement or prosecution of any action, suit or proceeding, or the defense of any litigation, with respect thereto, and the seeking of a declaratory judgment, injunctive relief or other remedy at law or in equity).

(i)        Notwithstanding anything to the contrary set forth above, (x) none of the foregoing provisions of this Paragraph 8 or any related provisions of the Bylaws shall apply to any solicitation of stockholder action by written consent by or at the direction of the Board of Directors and (y) the Board of Directors shall be entitled to solicit action by consent of stockholders in lieu of a meeting in accordance with applicable law.

B-4	2022 Proxy Statement

Annex C

Proposed Amendments to Paragraph 7 of Restated
Certificate of Incorporation

Set forth below are the proposed amendments to Paragraph 7 of the Restated Certificate of Incorporation of Quest Diagnostics Incorporation to reflect the amendments described in Proposal No. 5.

7.        Special Stockholder Meetings. Except as otherwise required by law, special meetings of the stockholders shall be called only by (a) the Board of Directors or (b) the Secretary, but only ~~if~~ upon the written request of a stockholder or group of stockholders ~~owning at least twenty~~ of record of the Corporation who own, as of the Stockholder Meeting Request Record Date (as defined below), at least fifteen percent (~~20~~15%) in the aggregate of the Common Stock issued, outstanding and entitled to vote, ~~and~~ who have ~~held~~ owned that amount in a net long position continuously for at least one year, ~~so request in writing in accordance with, and subject to, all applicable provisions of the Bylaws~~ and who have complied in full with all of the requirements set forth in this Paragraph 7 and the Amended and Restated By-Laws of the Corporation (as amended and/or restated from time to time, the “Bylaws”) (such request, a “Stockholder Meeting Request”). The record date for determining stockholders entitled to make a Stockholder Meeting Request shall be requested pursuant to a notice given in writing by a stockholder of record by delivery to the Secretary at the Corporation’s principal executive offices (which notice shall comply in all respects with this Paragraph 7 and the Bylaws) and fixed by the Board of Directors as set forth in the Bylaws (the “Stockholder Meeting Request Record Date”). Any disposition by a requesting party (as defined below) after the date of the Stockholder Meeting Request or after a request to fix a Stockholder Meeting Request Record Date, as the case may be, of any shares of Common Stock (or, in the case of a stockholder making a Stockholder Meeting Request or a request to fix a Stockholder Meeting Request Record Date on behalf of the beneficial owner of shares, any disposition by such beneficial owner of beneficial ownership of such shares) shall be deemed a revocation of the Stockholder Meeting Request and any request to fix a Stockholder Meeting Request Record Date, as the case may be, with respect to such shares.

For the purposes of this Paragraph 7, “net long position” shall be determined with respect to each stockholder ~~requesting a special meeting~~ making a Stockholder Meeting Request and each beneficial owner , if any, who is directing ~~a~~ such stockholder to act on such owner’s behalf (each stockholder and owner, a “requesting party”) in accordance with the definition thereof set forth in Rule 14e-4 under the Securities Exchange Act of 1934, as amended from time to time (the “Exchange Act”), provided that (x) for purposes of such definition, in determining such requesting party’s “short position,” the reference in Rule 14e-4 to “the date that a tender offer is first publicly announced or otherwise made known by the bidder to holders of the security to be acquired” shall be ~~the record date fixed in accordance with the Bylaws to determine the stockholders entitled to deliver a written request for a special meeting~~ deemed to be the Stockholder Meeting Request Record Date, and the reference to the “highest tender offer price or stated amount of the consideration offered for the subject security” shall be deemed to refer to the closing sales price of the Common Stock on the New York Stock Exchange (or such other securities exchange designated by the Board of Directors if the Common Stock is not listed for trading on the New York Stock Exchange) on such ~~record date~~ Stockholder Meeting Request Record Date (or, if such date is not a trading day, the next succeeding trading day) and (y) the net long position of such requesting party shall be reduced by the number of shares as to which the Board of Directors determines that such requesting party does not, or will not, have the right to vote or direct the vote as of the Stockholder Meeting Request Record Date or as of the record date for determining stockholders entitled to vote at the special meeting to be called pursuant to the Stockholder Meeting Request, or as to which the Board of Directors determines that such requesting party has entered into any derivative or other agreement, arrangement or understanding that hedges or transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of such shares.

C-1	2022 Proxy Statement

Whenever this Paragraph 7 or Paragraph 8 of this Certificate of Incorporation or any provision of the Bylaws requires one or more persons (including a record or beneficial owner of capital stock of the Corporation) to give or deliver any notice, request, consent (including any Consent (as defined below)), revocation, or any other documents or materials (the “Documents”) to the Corporation or any of its officers, directors, employees or agents, unless the Corporation consents or requests otherwise, such Documents shall be in writing and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested, and not by electronic transmission or any other means. The Corporation shall not be required to accept delivery of any Document given by a stockholder or beneficial owner of capital stock of the Corporation pursuant to Paragraph 7 or Paragraph 8 or any provision of the Bylaws that is not (x) in written form and (y) delivered in accordance with the immediately preceding sentence. For the avoidance of doubt, with respect to any Document given by any such stockholder or beneficial owner to the Corporation pursuant to this Paragraph 7 or Paragraph 8 of this Certificate of Incorporation or any provision of the Bylaws, the Corporation expressly opts out of Section 116 of the General Corporation Law of the State of Delaware to the fullest extent permitted by law.

2022 Proxy Statement	C-2

Annex D

Performance Share Units and Annual Incentive Compensation Plan (SMIP) Payouts

Set forth below are the payouts for the Company’s performance share units and annual incentive compensation plan (SMIP) for each year from 2005 to 2020.

Performance Share Units

Performance Period	Year Paid	Performance Share Payout as Compared to Target %
2005-07	2008	23
2006-08	2009	37
2007-09	2010	127
2008-10	2011	141
2009-11	2012	117
2010-12	2013	33
2011-13	2014	0
2012-14	2015	2
2013-15	2016	19
2014-16	2017	93
2015-17	2018	111
2016-18	2019	85
2017-19	2020	80
2018-20	2021	195

Senior Management Incentive Plan

Year	Incentive Payment as Compared to Target %
2005	82
2006	148
2007	103
2008	112
2009	129
2010	64
2011	88
2012	72
2013	10
2014	95
2015	89
2016	94
2017	97
2018	48
2019	83
2020	171

D-1	2022 Proxy Statement

MI11039

Corporate Election Services P. O. Box 1150 Pittsburgh, PA 15230 PLEASE SUBMIT YOUR PROXY BY PHONE OR BY INTERNET, OR RETURN THIS CARD AFTER SIGNING AND DATING IT. Submit your proxy by Telephone Toll-free via touch-tone phone: 1-888-693-8683 Have your proxy card and follow instructions. Submit your proxy by Internet Go to www.cesvote.com Have your proxy card and follow instructions. Submit your proxy by Mail Return your proxy in the postage-paid envelope provided. IMPORTANT Your proxy must be received by 11:59 p.m. EDT on May 17, 2022, to be counted in the final tabulation, except for participants in the Quest Diagnostics employee benefit plan. If you are a participant in the Quest Diagnostics employee benefit plan, your voting instructions must be received by 6:00 a.m. EDT on Friday, May 13, 2022, to be counted in the final tabulation. If submitting a proxy by mail, please sign and date the card below and fold and detach card at perforation before mailing. The Quest Diagnostics Board of Directors recommends a vote FOR the nominees listed below. 1. Election of nine Directors FOR AGAINST ABSTAIN (1) Tracey C. Doi (2) Vicky B. Gregg (3) Wright L. Lassiter III (4) Timothy L. Main (5) Denise M. Morrison (6) Gary M. Pfeiffer (7) Timothy M. Ring (8) Stephen H. Rusckowski (9) Gail R. Wilensky The Quest Diagnostics Board of Directors recommends a vote FOR Proposals 2, 3, 4 and 5. 2. An advisory resolution to approve the executive officer compensation disclosed in the Company's 2022 proxy statement FOR AGAINST ABSTAIN 3. Ratification of the appointment of our independent registered public accounting firm for 2022 FOR AGAINST ABSTAIN 4. To adopt an amendment to the Company's Certificate of Incorporation to allow stockholders to act by non-unanimous written consent FOR AGAINST ABSTAIN 5. To adopt an amendment to the Company's Certificate of Incorporation to permit stockholders holding 15% or more of the Company's common stock to request that the Company call a special meeting of stockholders FOR AGAINST ABSTAIN The Quest Diagnostics Board of Directors recommends a vote AGAINST Proposal 6. 6. Stockholder proposal regarding the right to call a special meeting of stockholders FOR AGAINST ABSTAIN Signature(s): Date: , 2022 IMPORTANT - Please sign exactly as imprinted (do not print). When signing on behalf of a corporation, partnership, estate or trust, indicate title or capacity of person signing. If shares are held jointly, each holder must sign.

Notice of 2022 Annual Meeting of Stockholders QUEST DIAGNOSTICS INCORPORATED May 18, 2022, 10:30 a.m. local time After careful consideration, in light of the COVID-19 pandemic and in the best interests of the public health and the health and safety of our stockholders, Board of Directors and employees, our 2022 annual meeting of stockholders will be held solely by remote communication via the internet at www.cesonlineservices.com/dgx22_vm. You will not be able to attend the annual meeting in person. Any stockholder wishing to participate in the annual meeting, including to ask questions, vote and examine our stocklist at the virtual annual meeting must register for the meeting by no later than 24 hours before the meeting. To register, go to www.cesonlineservices.com/dgx22_vm, have your proxy card, notice, or other communication containing your control number, and follow directions to register for the virtual meeting. After you register, you will receive an e-mail prior to the meeting with a link and instructions for attending the virtual meeting and examining the stocklist during the virtual meeting. At the meeting we will act on the following proposals: the election of nine directors; an advisory resolution to approve the executive officer compensation disclosed in the Company's 2022 proxy statement; ratification of the appointment of our independent registered public accounting firm for 2022; adopt an amendment to the Company's Certificate of Incorporation to allow stockholders to act by non-unanimous written consent; adopt an amendment to the Company's Certificate of Incorporation to permit stockholders holding 15% or more of the Company's common stock to request that the Company call a special meeting of stockholders; stockholder proposal regarding the right to call a special meeting of stockholders; and such other business as may properly come before the meeting or any adjournment or postponement thereof. ELECTRONIC ACCESS TO FUTURE DOCUMENTS NOW AVAILABLE If you are a record holder of shares, you have the option to access future stockholder communications (e.g., annual reports, proxy statements and related proxy materials) over the Internet instead of receiving those documents in print. There is no cost to you for this service other than any charges you may incur from your Internet provider, telephone or cable company. Once you give your consent, it will remain in effect until you inform us otherwise. To give your consent to access materials electronically, follow the prompts when you submit your proxy by telephone or over the Internet, or contact Computershare, our transfer agent and registrar, using the contact details below. STOCKHOLDER INFORMATION If you are a stockholder of record and have questions regarding your Quest Diagnostics Incorporated stock, you may contact our transfer agent and registrar as follows: Computershare P.O. Box 505000 Louisville, KY 40233-5000 Toll free telephone 800-622-6757 Email address: web.queries@computershare.com If submitting a proxy by mail, please sign and date the card below and fold and detach card at perforation before mailing. QUEST DIAGNOSTICS INCORPORATED THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Michael E. Prevoznik and William J. O'Shaughnessy, Jr., and each of them, proxies with full power of substitution, to represent and to vote on behalf of the undersigned all the shares of common stock of Quest Diagnostics Incorporated that the undersigned is entitled in any capacity to vote if personally present at the 2022 Annual Meeting of Stockholders to be held on Wednesday, May 18, 2022, and at any adjournments or postponements thereof, in accordance with the instructions set forth on the reverse side of this proxy card and with the same effect as though the undersigned were present in person and voting such shares. Each of the proxies is authorized in his discretion to vote for the election of any substitute nominee proposed by the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, upon all matters incident to the conduct of the meeting, and upon such other business as may come before the meeting or any adjournment or postponement thereof. THIS PROXY WILL BE VOTED AS DIRECTED. IF THIS PROXY IS SIGNED, BUT NO DIRECTION IS MADE, IT WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS OF QUEST DIAGNOSTICS INCORPORATED WITH RESPECT TO EACH PROPOSAL.